    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1996


                                                      REGISTRATION NO. 333-12091

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                     INTER(BULLET)ACT SYSTEMS, INCORPORATED

             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                          7389                     56-1817510
   (State or other jurisdiction       (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)     Classification Code Number)     Identification No.)

                               14 WESTPORT AVENUE
                           NORWALK, CONNECTICUT 06851
                                 (203) 750-0300

         (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

                               ARETAS E. STEARNS
                                   PRESIDENT
                     INTER(BULLET)ACT SYSTEMS, INCORPORATED
                               14 WESTPORT AVENUE
                           NORWALK, CONNECTICUT 06851
                                 (203) 750-0300

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:
                                 DORIS R. BRAY

                 SCHELL BRAY AYCOCK ABEL & LIVINGSTON P.L.L.C.

                             POST OFFICE BOX 21847
                        GREENSBORO, NORTH CAROLINA 27403
                                 (910) 370-8800

     Approximate date of commencement of proposed distribution of the securities to the public: As soon as practicable after the Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION (DATED OCTOBER 30, 1996)

PROSPECTUS
INTER(BULLET)ACT SYSTEMS, INCORPORATED
                                                    (INTER(BULLET)ACT logo)
OFFER TO EXCHANGE ITS 14% SENIOR DISCOUNT NOTES DUE 2003,
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF
                                        1933, AS AMENDED, FOR ANY AND ALL OF ITS

OUTSTANDING 14% SENIOR DISCOUNT NOTES DUE 2003

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                                    ,1996, UNLESS EXTENDED.

Inter(Bullet)Act Systems, Incorporated (the "Company" or "Inter(Bullet)Act ") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange its 14% Senior Discount Notes due 2003 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal principal amount of its outstanding 14% Senior Discount Notes due 2003 (the "Old Notes"), of which $142,000,000 aggregate principal amount is outstanding as of the date hereof. The New Notes and the Old Notes are collectively referred to herein as the "Notes."

The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the date the Exchange Offer expires (the "Expiration Date"), which will be
               , 1996 (30 days following the commencement of the Exchange Offer), unless the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer."

The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the same Indenture (as defined), which governs both the Old Notes and the New Notes. The form and terms of the New Notes are generally the same as the form and terms of the Old Notes, except that the New Notes do not contain terms with respect to the interest rate step-up provisions and the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "Description of the New Notes."


The New Notes will mature on August 1, 2003. No cash interest will be payable on the New Notes prior to February 1, 2000. The New Notes will accrue cash interest at a rate of 14% per annum, commencing on August 1, 1999, payable semi-annually on February 1 and August 1 of each year commencing on February 1, 2000. At any time and from time to time prior to August 1, 1999, the Company may redeem in the aggregate up to $30 million of the principal amount at maturity of the New and/or Old Notes with the proceeds of one or more Public Equity Offerings (as defined herein), at a redemption price (expressed as a percentage of Accreted Value (as defined herein)) of 114%; PROVIDED, HOWEVER, that at least $112 million aggregate principal amount at maturity of New Notes must remain outstanding after each such redemption. In addition, the Notes will be redeemable in whole or in part, at any time after August 1, 2000, at the option of the Company, at the redemption price set forth herein plus accrued and unpaid interest, if any, to the date of redemption and, upon a Change of Control (as defined), the Company will be required to make an offer to purchase the Old and New Notes at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase.


The New Notes will rank senior in right of payment to all subordinated indebtedness of the Company and PARI PASSU in right of payment with all unsecured senior indebtedness of the Company. At June 30, 1996, on a pro forma as adjusted basis after giving effect to the sale of the Old Notes, the Company
would have had $   million of total indebtedness, including $   of indebtedness
subordinated in right of payment to the Notes. See "Description of the New
Notes."

Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered or sold, or otherwise transferred by holders thereof (other than any holder that is an "affiliate" of the Company as defined under Rule 405 of the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, a distribution of such New Notes and have no arrangement with any person to participate in the distribution of such New Notes. However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. By tendering the Old Notes in exchange for the New Notes, each holder, will represent to the Company that: (i) it is not an affiliate of the Company (as defined under Rule 405 of the Securities Act); (ii) any New Notes to be received by it were acquired in its ordinary business; and
(iii) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Prior to this Exchange Offer, there has been no public market for the Old Notes or New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. See "Risk Factors -- Lack of Public Market."

Salomon Brothers Inc, BT Securities Corporation, and Toronto Dominion Securities (the "Initial Purchasers") have agreed that one or more of them will act as market-makers for the New Notes. However, the Initial Purchasers are not obligated to so act and they may discontinue any such market-making at any time without notice. The Company will not receive any proceeds from this Exchange Offer. The Company has agreed to pay the expenses of the Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                      , 1996.

                             AVAILABLE INFORMATION


The Company has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the new Notes offered hereby, reference is made to the Registration Statement. This Prospectus contains summaries of the material terms and provisions of certain documents and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Copies of the Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C., 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington D.C. 20540, at prescribed rates, and also can be obtained electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval system at the Commission's web site (http:\\www.sec.gov).

                                    SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED HISTORICAL FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) INCLUDED ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES BEFORE TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER. AS USED IN THIS PROSPECTUS, UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "INTER(BULLET)ACT" OR THE "COMPANY" SHALL MEAN INTER(BULLET)ACT SYSTEMS, INCORPORATED, A NORTH CAROLINA CORPORATION, AND ITS SUBSIDIARY.

                                  THE COMPANY

     The Company develops, owns and operates proprietary electronic marketing systems that are designed to give consumer products manufacturers (the "Manufacturers") and retailers the ability to influence the purchasing behavior of consumers moments before shopping begins and to track and analyze individual consumer purchasing behavior on an ongoing basis. The Company's current commercial product offering utilizes interactive "touch-screen" terminals inside the entrance of retail supermarkets that issue individually targeted, and immediately usable, coupons and other promotional incentives based on each consumer's cumulative purchasing history. This automated process saves consumers time and money while providing Manufacturers and retailers substantially more control, efficiency and cost effectiveness than traditional mass advertising and promotion media. The Company receives recurring revenue from transaction fees paid by Manufacturers for each electronic redemption of their coupons and other incentives. Since its formation in 1993, the Company has focused its system development and commercialization efforts primarily in the retail supermarket industry.

     The Company competes in the in-store marketing segment of the $30 billion consumer product promotion and couponing business via its proprietary, interactive multi-media system called the Inter(Bullet)Act Promotion Network (the "IPN"). It is estimated that more than 70% of all brand purchasing decisions for supermarket products are made in-store, according to a 1995 study conducted by the Point-of-Purchase Advertising Institute. Upon entering a supermarket, consumers insert their frequent shopper cards in the Company's ATM-like terminals, known to customers as COUPON XPRESS(REGISTER MARK) or COUPON CENTRAL(TM). The IPN terminals, which are interconnected to a store's point-of-sale system, then present a series of screens displaying full-color icons of targeted product promotions -- usually price discounts or multiple purchase bonuses -- that have been selected for each consumer by the Company's proprietary Target Engine Software ("TES") based on each consumer's purchases recorded in that store during the most recent period of up to 12 months. The TES categorizes consumers based on their degree of loyalty to a specific brand within a product category and provides the Manufacturer with the ability to target its promotions accordingly. After the shopper touches the desired icons, the terminal can deliver either individual coupons or a "shopping list" for all selected promotions, identified by aisle so that the products can be easily located when shopping. The entire process takes most shoppers less than 60 seconds. At checkout, the Company's automated clearing process, when used in conjunction with the store's point-of-sale system, virtually eliminates the problem of mistaken and fraudulent redemptions associated with the handling of traditional paper coupons, which is estimated by industry sources to cost Manufacturers more than $500 million per year.


     The Company believes its IPN offers Manufacturers two unique competitive advantages compared to alternative in-store marketing techniques: (1) the ability to offer promotions targeted to each individual consumer AT THE BEGINNING of the shopping experience and (2) the highest redemption rate, currently averaging approximately 32% in retail chains where the IPN has been fully implemented, of distributed product promotions (free standing newspaper insert coupons ("FSIs") average under 2%). As a result of these key advantages, and because the Company charges Manufacturers a fee only for redeemed promotions rather than for the distribution of promotions, the Company is positioning itself to Manufacturers as the lowest cost, most efficient provider in the in-store marketing industry. See "Business -- Benefits of IPN -- Manufacturers and Other Brand Marketers."



     Currently, the Company has contractual commitments and letters of intent with retail supermarket chains to deploy the IPN in more than 3,000 stores. The retail chains under contract with the Company to participate in the IPN include:
A&P-Metro, ACME, Food Emporium, Food Lion, Foodtown, Gerland's, Grand Union, Jewel, Marsh, Price Chopper, Riser Foods, SuperFresh, and Waldbaum's. The chains that have entered into letters of intent with the Company include Kings and Spartan Stores. The Company is in active discussions with retail grocery chains representing a large number of potential additional stores and plans to continue
a nationwide expansion strategy over the next several years. As of October   ,
1996, Inter(Bullet)Act had     IPN terminals in commercial operation in
grocery stores located in seven states.



     As of October   , 1996, 20 Manufacturers representing 62 different packaged goods brand offerings were participating in the IPN. Participating Manufacturers currently include, among others, General Mills, Kraft Foods,

Lever Brothers, James River, Nestle, Reynolds and Gillette. The Company believes that its current level of retailer commitments and the pace of IPN installations provide the critical mass necessary to continue securing new commitments from additional Manufacturers as well as to gain more substantial commitments from Manufacturers that are already participating in the IPN.


     The Company's strategy is to achieve increasing recurring revenue through the nationwide commercialization of its proprietary IPN. Accordingly, the Company plans to accelerate the installation of the IPN in the more than 2,800 retail grocery stores under contract or letter of intent, further expand retailer commitments, procure new commitments from Manufacturers and more substantial commitments from Manufacturers already supporting the IPN and increase consumer acceptance.

     While the Company's primary objective is the nationwide commercialization of the IPN in retail grocery stores in the United States, it believes that its proprietary technology may have several other commercial applications such as the electronic delivery of information and targeted promotions in retail pharmacies. See "Business -- Other Opportunities."

     Inter(Bullet)Act has received, and expects to continue receiving, substantial business development support from its three largest shareholders:
Vanguard Cellular Systems, Inc. ("Vanguard") (NASDAQ: VCELA), one of the largest independent operators of cellular telephone systems in the United States; the Richardson Family, founders and former operators of the consumer products company Richardson-Vicks, Inc.; and Toronto Dominion Investments, Inc., a wholly owned indirect subsidiary of Toronto Dominion Bank, which is one of the largest media finance institutions in the world.

     The principal executive offices of the Company are located at 14 Westport Avenue, Norwalk, Connecticut 06851 and its telephone number is (203) 750-0300.

                              RECENT DEVELOPMENTS


     CAPITAL RAISING. On August 2, 1996, the Company completed a private offering of 142,000 units (the "Units") consisting of $142,000,000 principal amount of Old Notes and warrants (the "Warrants") to purchase initially an aggregate of 1,041,428 shares of the Company's Common Stock, for which it received net proceeds of approximately $90.9 million (after deduction of discounts and estimated offering expenses) (the "Private Placement"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     SALES AND MARKETING. Four new clients, General Mills, Pillsbury, Georgia Pacific and Pine Mountain, began their first IPN participation in October. In addition, Kraft Foods is in discussions with the Company to follow-up its recently concluded promotion of five brands on the IPN with a nine-brand promotion in November.



     The Company is also continuing to expand its retailer base. In recent weeks, the Company obtained a contract from Riser Foods (previously a letter of intent) and a letter of intent from Spartan Foods.



     OPERATIONS. Consistent with its strategy of outsourcing certain tasks, on September 9, 1996, the Company sold its manufacturing operations to Coleman Resources Corporation ("Coleman Resources") for a cash purchase price of $2.6 million. In connection therewith, Coleman Resources hired the Company's employees involved in such operations and entered into a supply agreement whereby Coleman Resources is to fulfill the Company's anticipated requirements for terminals for the next three years with fixed pricing for the first 5,000 terminals.


     MANAGEMENT. In January 1996, Aretas E. Stearns, then a senior executive of Vanguard with over 20 years experience in retail management, began to serve as the Company's President and Chief Operating Officer. In June 1996, Stephen R. Leeolou, a co-founder, executive officer and director of Vanguard and Chairman of the Board of Directors of the Company, was also elected Chief Executive Officer of the Company. In addition, at that time, the Company and Vanguard entered into a management services agreement whereby Vanguard will provide advice and assistance over the next two years with respect to the development of certain aspects of the Company's operations in exchange for the issuance of 10,000 shares of the Company's Common Stock per year. See "Certain Transactions". In September 1996, Richard A. Vinchesi, then a Vice President of Salomon Brothers Inc in its Media Corporate Finance group, began to serve as the Company's Vice President and Chief Financial Officer.

                               THE EXCHANGE OFFER

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Registration Agreement................  The Old Notes were sold by the Company on August 2, 1996, to the Initial Purchasers,
                                        which placed the Old Notes with institutional investors. In connection therewith, the
                                        Company executed and delivered for the benefit of the holders of the Old Notes the
                                        Registration Agreement (as defined) providing, among other things, for the Exchange
                                        Offer.
The Exchange Offer....................  New Notes are being offered in exchange for an equal principal amount of Old Notes. As of the date hereof, $142,000,000 aggregate principal amount of Old Notes are outstanding. Since the New Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes, no gain or loss will be recognized by the
                                        Company upon the consummation of the Exchange Offer. See "The Exchange
                                        Offer -- Accounting Treatment." Holders of the Old Notes do not have appraisal or dissenter's rights in connection with the Exchange Offer under the North Carolina
                                        Business Corporation Act, the governing law of the state of incorporation of the
                                        Company. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that holders of Old
                                        Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New
                                        Notes and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act; provided such New Notes are acquired in the ordinary course of the holder's business and such holders are not engaged in, and do not intend to engage in, a distribution of such New Notes and have an arrangement or understanding with any person to participate in a distribution of such New Notes. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the
                                        Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of
                                        Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of New Notes to trade the New Notes without any restrictions or limitations under the securities laws of the several states of the
                                        United States. If a holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors -- Consequences of Failure to
                                        Exchange" and "Description of the New Notes -- Exchange Offer -- , Registration
                                        Rights."
Expiration Date.......................  5:00 P.M., New York City time, on                               , 1996 (30 days
                                        following the commencement of the Exchange Offer), unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Conditions to the Exchange Offer......  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions." Except for the requirements of applicable Federal and state securities laws, there are no Federal or state regulatory requirements to be complied with or obtained by the Company in connection with the
                                        Exchange Offer. NO VOTE OF THE COMPANY'S SECURITYHOLDERS IS REQUIRED TO EFFECT THE
                                        EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.
Procedures for Tendering Old Notes....  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation to the Exchange Agent (as defined) at the address set forth herein and therein. See "The Exchange Offer -- Procedures for Tendering."
Withdrawal Rights.....................  Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth below under "Exchange Agent" prior to 5:00 P.M., New York City time, on the Expiration Date.
Acceptance of Old Notes and all         Subject to certain conditions, the Company will accept for exchange any Old Notes
  Delivery of New Notes...............  which are properly tendered in the Exchange Offer prior to 5:00 P.M., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms
                                        of the Exchange Offer."
Certain Tax Considerations............  The exchange of New Notes for Old Notes should not be a sale or exchange or otherwise a taxable event for Federal income tax purposes. See "Certain Federal Income Tax
                                        Considerations."
Exchange Agent........................  Fleet National Bank is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.
Use of Proceeds.......................  There will be no proceeds to the Company from the Exchange Offer. The net proceeds of the Private Placement were approximately $90.9 million. The Company will continue to use such proceeds (i) predominantly to fund capital expenditures, working capital requirements and operating losses incurred in connection with the large-scale commercialization of the IPN (primarily in retail supermarket chains) and (ii) for general corporate purposes. See "Use of Proceeds."

                         SUMMARY OF TERMS OF NEW NOTES

     The Exchange Offer relates to the exchange of up to $142,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes, and will be entitled to the benefits of the same Indenture. The form and terms of the New Notes are generally the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "Description of the New Notes."

COMPARISON WITH OLD NOTES


Freely Transferable...................  Generally, the New Notes will be freely transferable under the Securities Act by holders who are not affiliates of the Company. The New Notes otherwise will be substantially identical in all material respects (including interest rate and maturity) to the Old Notes, except that the New Notes do not contain terms with respect to the interest rate step-up provisions. See "The Exchange Offer -- Terms of the Exchange Offer."

Registration Rights...................  The holders of Old Notes currently are entitled to certain registration rights pursuant to a registration rights agreement (the "Registration Agreement") dated as of
                                        July 30, 1996, between the Company and the Initial Purchasers. However, upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old
                                        Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their
                                        Old Notes, unless such old Notes are subsequently registered under the Securities Act
                                        (which, subject to certain limited exceptions, the Company will have no obligation to
                                        do), except pursuant to an exemption from, or in a transaction not subject to, the
                                        Securities Act and applicable state securities laws. See "Risk Factors Consequences of
                                        Failure to Exchange."

                                 THE NEW NOTES

TERMS OF THE NEW NOTES


Maturity Date.........................  August 1, 2003.
Yield and Interest....................  14% per annum (computed on a semi-annual bond equivalent basis). Cash interest will not accrue on the New Notes prior to August 1, 1999. Thereafter, interest on the Notes will accrue in cash and be payable semi-annually on each February 1 and August 1, commencing February 1, 2000.
Original Issue Discount...............  The Old Notes were issued with original issue discount requiring holders of the New
                                        Notes to include amounts as gross income for Federal income tax purposes prior to the receipt of the cash to which the income is attributable. See "Certain Federal Income
                                        Tax Considerations -- Tax Consequences to U.S. Persons -- Original Issue Discount."
Optional Redemption...................  The New Notes are redeemable at the option of the Company, in whole or in part, on or after August 1, 2000, at 107% of their principal amount at maturity, declining to par on or after August 1, 2002, plus accrued and unpaid interest, if any, to the date of redemption. In addition at any time and from time to time prior to August 1, 1999, the
                                        Company may redeem in the aggregate up to $30 million of the principal amount at maturity of the Old and New Notes with the proceeds of one or more Public Equity
                                        Offerings (as defined herein), at a redemption price (expressed as a percentage of
                                        Accreted Value (as defined herein)) of 114%; PROVIDED, HOWEVER, that at least $112 million aggregate principal amount at maturity of Notes must remain outstanding after each such redemption. See "Description of Notes -- Optional Redemption."
Sinking Fund..........................  None.
Change of Control.....................  Upon a Change of Control (as defined herein), the Company will be required to make an offer to purchase the Old and New Notes at a purchase price equal to 101% of the
                                        Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will have the financial resources necessary to purchase the Notes upon a Change of Control. See "Description of
                                        Notes -- Change of Control Offer."
Ranking...............................  The New Notes are senior unsecured obligations of the Company, ranking PARI PASSU with all other existing and future senior indebtedness of the Company, and ranking senior in right of payment to all existing and future subordinated indebtedness of the
                                        Company. As of June 29, 1996, on an as adjusted basis after giving effect to the
                                        Private Placement, the Company's total indebtedness (including the Notes) would have been $70.5 million, including $322,747 of subordinated indebtedness owed to shareholders of the Company. In addition, all indebtedness and other liabilities of present or

                                        future subsidiaries of the Company will be effectively senior in right of payment to the New Notes. Although the Indenture for the New Notes contains limitations on the amount of additional indebtedness which the Company and its subsidiaries may incur, the amounts of such indebtedness could be substantial and, in any case, all such indebtedness will be effectively senior in right of payment to the New Notes.
                                        Moreover, claims of creditors of the Company's subsidiaries, including trade creditors, and holders of preferred stock of the Company's subsidiaries, if any, will generally have a priority as to the assets of such subsidiaries over claims of the
                                        Company.
Certain Covenants.....................  The Indenture for the New Notes contains limitations on, among other things, (a) the ability of the Company and its Restricted Subsidiaries (as defined herein) to incur additional indebtedness, (b) the payment of dividends and other distributions with respect to the capital stock of the Company and the purchase, redemption or retirement of capital stock of the Company, (c) the incurrence of certain liens, (d) the ability of the Company to restrict distributions by Restricted Subsidiaries, (e) the use of proceeds from certain asset sales, (f) the ability of the Company and any Restricted
                                        Subsidiary to engage in any business other than a Related Business (as defined herein), (g) transactions with affiliates and (h) certain consolidations, mergers and transfers of assets. All these limitations are subject to a number of important qualifications some of which provide the Company significant flexibility to incur additional indebtedness and engage in the other actions limited by the covenants. See
                                        "Description of New Notes -- Certain Covenants."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited Consolidated Financial Statements included elsewhere in this Offering Memorandum.

                                       FOR THE PERIOD
                                            FROM
                                     FEBRUARY 25, 1993                                                    FOR THE PERIOD FROM
                                          (DATE OF             YEAR ENDED         NINE MONTHS ENDED        FEBRUARY 25, 1993
                                       INCEPTION) TO         SEPTEMBER 30,       JULY 1,    JUNE 29,     (DATE OF INCEPTION) TO
                                     SEPTEMBER 30, 1993     1994       1995       1995        1996           JUNE 29, 1996
INCOME STATEMENT DATA:
Net sales.........................        $     11         $     3    $   110    $    73     $   104            $    228
Gross profit (deficit)............               7            (260)      (732)      (524)     (1,183)             (2,168)
Loss from operations..............          (1,295)         (2,267)    (4,427)    (3,015)     (5,638)            (13,627)
Net loss..........................          (1,295)         (2,344)    (4,526)    (3,072)     (5,584)            (13,749)
Net loss per share................        $  (0.46)        $ (0.83)   $ (1.27)   $ (1.04)    $ (1.02)                N/A
Weighted average common shares
  outstanding.....................           2,793           2,830      3,556      2,942       5,493                 N/A
Deficiency of earnings available
  to cover fixed charges (a)......        $  1,295         $ 2,354    $ 4,615    $ 3,135     $ 5,749            $ 14,013

                                                                                                         JUNE 29, 1996
                                                                                                   ACTUAL     AS ADJUSTED (B)
BALANCE SHEET DATA:
Working capital.................................................................................   $ 5,288       $  96,138
Total assets....................................................................................    16,783         111,439
Total debt......................................................................................       323          70,516(c)
Common stock purchase warrants..................................................................     --             24,463(c)
Stockholders' equity............................................................................    13,902          13,902

(a) For purposes of computing the deficiency of earnings available to cover fixed charges, earnings include loss from operations, which excludes interest expense and other income, net. Fixed charges consist of interest expense.

(b) As adjusted amounts reflect the issuance of the Old Notes and the Warrants in the Private Placement, less discounts and estimated expenses thereof.

(c) Reflects the effect of the valuation of Warrants issued in the Private Placement with respect to 7.334 shares issuable per warrant. Does not reflect additional shares which would be issuable if the Company has not completed a Qualifying Initial Public Offering (as defined) by September 30, 1997.

                                  RISK FACTORS

     HOLDERS OF OLD NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW (OTHER THAN "CONSEQUENCES OF FAILURE TO EXCHANGE") ARE GENERALLY APPLICABLE TO THE NEW NOTES AS WELL AS THE OLD NOTES.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holder's business and such holders are not engaged in, and do not intend to engage in, a distribution of such New Notes and have an arrangement or understanding with any person to participate in a distribution of such New Notes. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

LIMITED OPERATING HISTORY; SIGNIFICANT LOSSES; ACCUMULATED DEFICIT; FUTURE
LOSSES

     The Company was incorporated in February 1993 and has concentrated its efforts on the development, testing and initial deployment of the IPN, on capital formation and on the recruitment of management and other key employees. Accordingly, the Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. To date, the Company has generated minimal operating revenue, has incurred significant losses and has experienced substantial negative cash flow from operations. The Company had operating losses of $2.3 million for the year ended September 30, 1994, $4.5 million for the year ended September 30, 1995 and $5.6 million for the nine months ended June 29, 1996. The Company expects to incur substantial additional costs to install additional IPN terminals and to sponsor selected promotions to demonstrate the utility of the IPN to consumers, retailers and Manufacturers. See "Business -- Business Strategy -- Brand Strategy -- Selective Brand Promotions By the Company." The Company expects to incur net losses in fiscal 1996 and fiscal 1997 and may operate at a loss for the foreseeable future, and there can be no assurance that the Company will ever be able to achieve profitability or, if achieved, sustain such profitability.

     The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of their development. To address these risks, the Company must, among other things, manage effectively any growth that may occur, successfully commercialize its product by securing new and renewal commitments from Manufacturers, respond to competitive developments and attract and retain management and other key personnel.

ABILITY TO OBTAIN BRAND CONTRACTS; LENGTHY SALES CYCLE; UNCERTAINTY OF MARKET ACCEPTANCE

     All or substantially all of the Company's revenue is expected to be derived for the foreseeable future from fees paid by Manufacturers that place product promotions on the IPN. However, Manufacturers currently participating in the IPN are doing so at relatively low promotional dollar commitments to trial the IPN's effectiveness. Accordingly, the Company's future success will depend substantially on its ability to establish, maintain and expand relationships with Manufacturers to promote their products using the IPN. Moreover, it is critical that the Company obtain additional commitments from Manufacturers of major brands in the most popular consumer product categories and develop long-term relationships with these Manufacturers in order to ensure that an appropriate mix of products is displayed on the IPN.

     The Company has experienced a lengthy sales cycle in marketing the IPN to Manufacturers. In most cases, the time between initial contact with the Manufacturer and the execution of the final contract, if any, exceeds five months. However, the Company is commencing its large-scale installation of the IPN prior to obtaining commitments from major and other Manufacturers sufficient to support its future operations. The Company could fail to obtain such commitments or could experience substantial delays in obtaining such commitments, or the Company could fail to maintain relationships through renewal contracts. There can be no assurance that the Company will obtain additional commitments on a timely basis from any Manufacturers and maintain long-term relationships with these Manufacturers to participate in the IPN. Even if the Company obtains initial commitments from additional major and other Manufacturers, these contracts typically have had short-term durations and there can be no assurance that such Manufacturers will make the IPN a component of their long-term promotional strategies. If any of the foregoing events occur, the Company may be required to delay implementation of its large-scale commercialization of the IPN and it may incur substantially greater losses for a longer period than expected and experience a material adverse effect on its results of operations and financial condition. In addition, as a new market participant, it may only receive one opportunity to convince any single Manufacturer to become and remain a customer of the Company. As a result, even short-term difficulties in implementing its strategies could have a material adverse effect on its results of operations and financial condition.

     In order to enhance its prospects of enrolling major and other Manufacturers in the IPN, the Company has elected in the past, and expects to elect in the future, to sponsor from time to time, at its own cost, selected product promotions in its stores to continue to demonstrate the effectiveness of the IPN in prompting product sales and targeting promotions to individual consumers. Since these promotional expenditures are classified as selling, general and administrative expenses and are incurred to attract Manufacturers and enhance future revenue, the Company's current losses will be increased in the period of the expenditures and, if the expected future revenue does not materialize, any liquidity difficulties being experienced by the Company could be exacerbated.

     Because the utility and the ultimate attractiveness of the IPN to Manufacturers is substantially dependent on the number of shoppers using the system, the size of the Company's installed store base significantly affects its revenue generation potential. The Company's profitability and the success of its growth plans will be significantly affected by its ability to contract with additional retailers for the installation of the IPN and to install the system in such stores in a rapid and orderly manner. While the Company has contractual commitments and letters of intent from 13 supermarket chains as of September 10, 1996, there can be no assurance that retailers who currently or in the future have IPN terminals installed will retain the IPN in their stores or that the Company will be able to continue to increase the number of stores in which the IPN is installed.

     The Company also is dependent on the level of general acceptance and usage by consumers. Consumer acceptance and usage are dependent on many factors, such as actual and perceived ease of use, access to terminals during peak shopping periods, reliability of the Company's IPN and perceived attractiveness of the product offerings of the IPN. There can be no assurance that an adequate number of consumers will use the IPN at a level sufficient to support the IPN on an ongoing basis.

     Inasmuch as demand by Manufacturers, retailers and consumers is substantially interrelated, any significant continuous lack or lessening of demand by any one of these constituencies could have an adverse effect on overall market acceptance. See "Business -- Business Strategy" and "Business -- Sales and Marketing."

MANAGEMENT OF GROWTH; EARLY STAGE PRODUCTS AND SERVICES; ACCELERATED
INSTALLATION

     The Company's rapid growth has placed, and is expected to continue to place, significant pressure on the Company's managerial, operational and financial resources. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company also will be required to develop and manage multiple relationships with various customers, business partners and other third parties. The Company's systems, procedures or controls may not be adequate to support the Company's operations and Company management may not be able to achieve the rapid expansion necessary to exploit potential market opportunities for the Company's products and services. Any significant problems in the Company's commercialization of the IPN could create a negative image in the consumer product promotion and couponing business that may be impossible to overcome. The Company's future operating results will also depend on its ability to expand its sales and marketing and research and development organizations, to implement and manage new distribution channels to penetrate markets and to expand its support organization. If the Company is unable to manage growth effectively, the Company's business, operating results and financial condition will be materially adversely affected.


     Although it has been tested in commercial and noncommercial environments, the IPN is in the early stages of implementation and is subject to the risks inherent in the commercialization of new products. There can be no assurance that these or other risks associated with new product commercialization will not occur. As the Company installs terminals on a greater scale, there will be certain technical implementation problems, some of which may be material. The Company has limited experience in installing and operating substantial numbers of IPN terminals. The occurrence of difficulties in installing and operating a large number of terminals could have a material adverse effect on the Company's prospects, operating results and financial condition.


RISKS RELATING TO SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS

     Upon the consummation of the Offering, the Company will be highly leveraged, with indebtedness that is substantial in relation to its stockholders' equity. As of June 29, 1996, on an as adjusted basis after giving effect to the Private Placement as if the Private Placement had occurred on such date, the Company would have had an estimated aggregate of $70.5 million of indebtedness and stockholders' equity of $13.9 million. See "Capitalization." Earnings before income taxes and fixed charges were insufficient to cover fixed charges by $4.6 million and $5.7 million for the year ended September 30, 1995 and for the nine months ended June 29, 1996, respectively. See "Selected Consolidated Financial Data."

     The Company's high degree of leverage could have important consequences to the holders of the Notes and Warrants, including but not limited to the following: (i) the Company's ability to obtain additional financing for capital expenditures, working capital, general corporate purposes or other purposes (including potential acquisitions) may be impaired in the future; and (ii) the Company's flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and the Company may be more vulnerable to a downturn in general economic conditions of its business, or be unable to carry out capital spending that is important to its growth strategy.

     The Company's ability to make scheduled payments or to refinance its obligations with respect to the Notes and its other indebtedness will ultimately depend on its financial and operating performance, which in turn, is subject to prevailing economic and competitive conditions and to certain financial, business and other factors that may be beyond its control, including operating difficulties, increased operating costs, product prices, the response of competitors, regulatory developments and delays in implementing its strategy. The Company's ability to meet its debt service and other obligations will depend on the extent to which the Company can implement successfully its business strategy of achieving large-scale commercialization of the IPN. There can be no assurance that the Company will be able to implement fully its strategy or that the anticipated results of its strategy will be realized. See
"Business -- Business Strategy."

     If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital, or restructure its debt. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of interest on and principal of its indebtedness in the future, or that any such alternative measures would be available at reasonable costs or would permit the Company to meet its scheduled debt service obligations. In the absence of adequate operating results and/or capital resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds which the Company could realize therefrom.


EFFECTIVE SUBORDINATION TO OBLIGATIONS OF SUBSIDIARIES



     The Notes will be effectively subordinated to all indebtedness and other liabilities and commitments of the present and future subsidiaries of the Company, including trade payables and other indebtedness and preferred stock obligations, if any. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of such subsidiary will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to any security interests in the assets of such subsidiary and subordinate to any claims of such subsidiary senior to that held by the Company. The Company's sole subsidiary is inactive and, as of June 29, 1996, had no balance sheet liabilities. Under the Indenture for the Notes, the Company's present and future subsidiaries are permitted to incur substantial additional liabilities.


NEED FOR ADDITIONAL FINANCING


     The Company may require additional capital in 1998 to fund its planned expansion. The Company also may need to raise additional capital prior to that time in order to fund more rapid expansion or to address liquidity needs caused by shortfalls in revenue. If additional funds are raised through debt financing, such financing will increase the financial leverage of the Company and earnings would be reduced by the associated interest expense. The Indenture permits the Company to incur additional indebtedness, subject to certain limitations. There can be no assurance that additional financing will be available when needed on terms favorable to the Company or at all. If adequate funds are not available on acceptable terms, the Company may be unable to continue its planned IPN installations, expand both the number and dollar amount of Manufacturer commitments, or respond to competitive pressures, any of which could have a material adverse effect on the Company's results of operations and financial condition.


LACK OF PRODUCT DIVERSIFICATION; DEPENDENCE ON CONSUMER PRODUCTS ADVERTISING AND PROMOTIONAL BUSINESS

     The Company's business is currently concentrated in the commercialization of the IPN for use in supermarkets and is expected to be so concentrated for the foreseeable future, thereby making the Company susceptible to a downturn in that industry. For the year ended September 30, 1995 and the nine months ended June 29, 1996, the Company derived all its revenue from its IPN operations, and substantially all the Company's revenue for the foreseeable future is expected to be derived from the operation of the IPN in supermarkets. Any decrease in Manufacturers' promotional expenditures could result in a smaller overall market for the Company's services. In addition, Manufacturers may decide to decrease promotional expenditures in favor of increased advertising, lower prices or other marketing strategies, including "every day low price" and efficient consumer response initiatives. For example, the Company is aware of one major Manufacturer that has been testing, in selected markets, a strategy of eliminating the use of FSIs. These factors as well as others affecting the advertising and promotional strategy of consumer products manufacturers could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON THIRD PARTIES

     The expected growth of the market for the IPN, in conjunction with the Company's limited resources, make the success of the Company and its business dependent on, among other things, its ability to work successfully with third parties. There can be no assurance that the Company will be successful in identifying such third parties, that it will be able to maintain suitable agreements with such third parties or that it will be able to implement successfully any future agreements should they become necessary. Failure by the Company to accomplish any of the above could have a material adverse effect on the Company's business, operating results and financial condition.

     For example, the Company has sold its manufacturing operations to Coleman Resources and the Company's success will depend particularly on the ability of Coleman Resources to fulfill the Company's needs on a timely basis. The ability of the Company to realize recurring revenue from promotion redemptions will be dependent on the success of the Company's plan to accelerate installation of IPN terminals in retail stores with whom the Company has secured contractual commitments. Failure of Coleman Resources to generate and sustain production demand for the finished IPN terminals would have a material adverse effect on the Company's business, operating results and financial condition.

     Although the Company views strategic and other alliances with third parties as an important factor in the development and commercialization of its products and services, there can be no assurance that such third parties will view their alliances with the Company as significant for their own businesses or that they will not reassess their commitment to the Company at any time in the future.

COMPETITION

     The consumer product advertising and promotional business is intensely competitive. Many media outlets compete for the advertising and promotional dollars Manufacturers spend to help sell their products. The Company's services compete against these media outlets, such as television, radio, newspapers and, most directly, coupons. A number of new, electronic marketing products and services also have been introduced, including electronic shelf markers, computer-screen equipped shopping carts, battery-powered coupon dispensers, electronic marketing networks and frequent shopper programs. A number of potential competitors have failed because of a lack of acceptance, lack of capital, technical problems or a combination of these factors. While the Company believes it provides a cost-effective targeted marketing service, there are many factors a Manufacturer will take into account in allocating advertising or promotional expenditures, and there can be no assurance that the Company's services will compete effectively against alternative marketing outlets. Most of the Company's competitors in the consumer product promotional and advertising business are larger, possess significantly greater financial resources and have longer operating histories than the Company. See "Business -- Competition."

PATENTS, PROPRIETARY INFORMATION AND TRADEMARKS

     The Company holds licenses to United States patents which cover various aspects of its systems and methods of distributing promotions, and the Company also has an additional patent application pending. The Company believes that its early entrance into interactive electronic marketing provides an advantage over later market entrants. However, it is possible that patent rights held by the Company may be held invalid or that disputes with third parties over the scope of licensed patents or other proprietary rights may occur. In addition, certain aspects of the Company's services may not be adequately protected from infringement or copying. Further, there can be no assurance that the Company's licensed patents or its trademarks would be upheld if challenged or that competitors might not develop similar or superior processes or services outside the protection of any patents licensed to the Company. See "Business -- Patents, Proprietary Information and Trademarks."

NEW MANAGEMENT; DEPENDENCE ON KEY EMPLOYEES

     The Company's Chief Operating Officer has served in such capacity since January 1996, its Chief Financial Officer has served in such capacity since September 1996, its Senior Vice President of Sales and Marketing has served since 1995 and substantially all the Company's sales force has been hired in the current year. The Company's Chief Executive Officer was elected to such position on June 12, 1996 and is also a co-founder and executive officer of Vanguard. An inability of new management and other recently hired employees of the Company to adjust quickly to, and to perform as expected in, their respective roles within the Company or an inability of the Company to attract and retain employees with such skills could have a material adverse effect on the Company's business, operating results and financial condition. See "Management."

     The Company is also highly dependent on certain key technical employees and on its ability to recruit, retain and motivate high quality technical personnel. Competition for such personnel is intense, and the inability to attract and retain additional qualified employees or the loss of current key technical employees could materially and adversely affect the Company's business, operating results and financial condition. See "Management."


RELATIONSHIP WITH DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS; POTENTIAL CONFLICTS OF INTEREST



     The directors, officers and principal shareholders of the Company have potential conflicts of interest in certain transactions with the Company and between the Company and certain parties controlled by or otherwise related to directors, officers or principal shareholders. These transactions include asset purchases, private purchases of stock, loans to the Company, licensing of proprietary rights, option grants, consulting agreements and other transactions. See "Certain Transactions." In addition, directors and officers of Vanguard who are also directors or officers of the Company have certain fiduciary obligations to each organization. Vanguard and directors and officers of Vanguard who are also directors and officers of the Company are in positions involving the possibility of conflicts of interest with respect to certain transactions concerning the Company. Although the terms of certain of these arrangements were established in consultation with the Company, they were not the result of arm's-length negotiations. Accordingly, although the Company believes that the terms of these arrangements were reasonable under the circumstances, there can be no assurance that these arrangements are as favorable to the Company as those that could have been obtained from unaffiliated third parties. With respect to future transactions, the Company currently has not adopted or formulated any procedures to resolve conflicts of interest other than customary board practices such as relying on the judgment of disinterested directors, when appropriate. However, the Indenture includes a covenant that provides, among other things, that transactions with Affiliates (as defined) be set forth in writing, be in the best interests of the Company and be no less favorable to the Company than those that could be obtained in a comparable arm's length transaction.


ABSENCE OF PUBLIC TRADING MARKET

     The New Notes will constitute a new issue of securities for which there is no established trading market and may not be widely distributed. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and may discontinue market making at any time without notice. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market, and there can be no assurance as to the development of any market or liquidity of any market that may develop for the New Notes. If a market does develop, the price of the New Notes may fluctuate and liquidity may be limited. If a market for the New Notes does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all.

ORIGINAL ISSUE DISCOUNT

     The Old Notes were issued at a substantial discount from their principal amount at maturity. Consequently, holders of the New Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the New Notes of the acquisition, ownership and disposition of the New Notes.

     If a bankruptcy case is commenced by or against the Company under federal bankruptcy law after the issuance of the New Notes, the claim of a holder of New Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price of the Old Notes exchanged for New Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of federal bankruptcy law. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

  GENERAL

     In connection with the sale of the Old Notes pursuant to a Purchase Agreement dated as of July 30, 1996, between the Company and the Initial Purchasers, the Initial Purchasers and their assignees became entitled to the benefits of the Registration Agreement.

     Under the Registration Agreement, the Company is obligated to (i) file the Registration Statement of which this Prospectus is a part for the Exchange Offer within 45 days after August 2, 1996, the date the Old Notes were issued (the "Issue Date"), and (ii) use its best efforts to cause the Registration Statement to become effective within 120 days after the Issue Date. The Exchange Offer being made hereby, if commenced and consummated within such applicable time periods, will satisfy those requirements under the Registration Agreement. See "Description of the New Notes -- Exchange Offer, Registration Rights."

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue New Notes in exchange for an equal principal amount of outstanding Old Notes accepted in the Exchange Offer.

     As of the date of this Prospectus, $142,000,000 aggregate principal amount of Old Notes was outstanding. This Prospectus, together with the Letter of
Transmittal, is being sent to all registered holders as of             , 1996.
The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under " -- Conditions."

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes from the Company and delivering New Notes to such holders.

     In the event the Exchange Offer is consummated, subject to certain limited exceptions, the Company will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the U.S. securities laws. See "Risk Factors -- Consequences of Failure to Exchange."

  EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean             , 1996 (30 days following
the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. Notwithstanding any extension of the Exchange Offer, if the Exchange Offer is not consummated within 150 days of the Issue Date, a Registration Default will occur and additional cash interest will accrue on the Notes at the rate of 0.50% per annum. See "Description of New Notes -- Exchange Offer; Registration Rights." See " -- Acceptance of Old Notes for Exchange; Delivery of New Notes."

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under " -- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Notes, if the Exchange Offer would otherwise expire during such five to 10 business day period.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     NO VOTE OF THE COMPANY'S SECURITY HOLDERS IS REQUIRED UNDER APPLICABLE LAW TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

     Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer under the North Carolina Business Corporation Act, the state in which the Company is incorporated.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or
(iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. To be tendered effectively, the Old Notes, Letter of Transmittal and all other required documents must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the U.S. (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.


     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion subject to the terms and conditions of the Exchange Offer, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted by the Company, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


     In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture, to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under " -- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Agreement and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that: (i) it is not an affiliate of the Company (as defined under Rule 405 of the Securities Act);
(ii) any New Notes to be received by it were acquired in the ordinary course of its business; and (iii) at the time of commencement of the Exchange Offer, it was not engaged in, and did not intend to engage in, a distribution of such New Notes and had no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. If a holder of Old Notes is an affiliate of the Company, and is engaged in or intends to engage in a distribution of the New Notes or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder could not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and Prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker or dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities, or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See " -- Conditions" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent. For each Old Note accepted for exchange, the holder of such Old Notes will receive a New Note having a principal amount equal to that of the surrendered Old Note.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely

Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under " -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes, and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes) and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under " -- Procedures for Tendering" above at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if because of any change in law, or applicable interpretations thereof by the Commission, the Company determines that it is not permitted to effect the Exchange Offer, and the Company has no obligation to, and will not knowingly, accept tenders of Old Notes from affiliates of the Company (within the meaning of Rule 405 under the Securities
Act) or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the New Notes to be received by such holder or holders of Old Notes in the Exchange Offer, upon receipt, will not be tradeable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states.

EXCHANGE AGENT

     Fleet National Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

           BY MAIL:                     BY HAND/OVERNIGHT DELIVERY:
     Fleet National Bank                    Fleet National Bank
       777 Main Street                        777 Main Street
 Hartford, Connecticut 06115            Hartford, Connecticut 06115
          CTMO 0238                              CTMO 0238

                            FACSIMILE TRANSMISSION:
                                 (860) 986-7920

                             CONFIRM BY TELEPHONE:
                                Michael Hopkins
                                 (860) 986-4236

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company, including fees and expenses of the Exchange Agent and Trustee (as hereinafter defined) and accounting, legal, printing and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes in accordance with generally accepted accounting principles.

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the issuance of the New Notes pursuant to the Exchange Offer. The Company will continue using the net proceeds from the Private Placement of the Old Notes as described in the Offering Memorandum dated July 30, 1996, (i) predominately to fund capital expenditures, working capital requirements and operating losses incurred in connection with the large-scale commercialization of the IPN (primarily in retail supermarket chains) and (ii) for general corporate purposes. Pending such uses, the Company intends to invest such net proceeds in short-term, investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

     The following table sets forth as of June 29, 1996 (i) the actual cash position and capitalization of the Company and (ii) the cash position and capitalization of the Company as adjusted to give effect to the consummation of the Private Placement and the application of the gross proceeds therefrom. This table should be read in conjunction with the Company's Consolidated Financial Statements appearing elsewhere in this Prospectus.

                                                                                                         AT JUNE 29, 1996
                                                                                                       ACTUAL     AS ADJUSTED
                                                                                                      (DOLLARS IN THOUSANDS)
Cash and cash equivalents..........................................................................   $  7,417     $  98,267
Long-term Debt:
  14% Senior Discount Notes Due 2003...............................................................   $  --        $  70,193(a)
  Notes Payable to Stockholders....................................................................        256           256
          Total long-term debt.....................................................................        256        70,449(a)
Other long-term liabilities........................................................................         83            83
Common stock purchase warrants.....................................................................         --        24,463(a)

Stockholders' equity:
  Common stock, no par value; 20,000,000 shares authorized, 7,658,555 shares outstanding, actual
     and as adjusted...............................................................................     27,651        27,651
  Deficit accumulated during the development stage.................................................    (13,749)      (13,749)
          Total stockholders' equity...............................................................     13,902        13,902
            Total capitalization...................................................................   $ 14,241     $ 108,897

(a) Reflects the effect of the valuation of Warrants issued in the Private Placement with respect to 7.334 shares issuable per warrant. Does not reflect additional shares which would be issuable if the Company has not completed a Qualifying Initial Public Offering (as defined) by September 30, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents selected financial data for the periods indicated. The following financial data should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited Consolidated Financial Statements included elsewhere in this Offering Memorandum.

                              FOR THE PERIOD FROM                                                              FOR THE PERIOD FROM
                               FEBRUARY 25, 1993           YEAR ENDED                                           FEBRUARY 25, 1993
                             (DATE OF INCEPTION) TO      SEPTEMBER 30,             NINE MONTHS ENDED          (DATE OF INCEPTION) TO
                               SEPTEMBER 30, 1993       1994       1995      JULY 1, 1995    JUNE 29, 1996        JUNE 29, 1996
INCOME STATEMENT DATA:
Net sales.................          $     11           $     3    $   110      $     73         $   104              $    228
Gross profit
  (deficit)...............                 7              (260)      (732)         (524)         (1,183)               (2,168)
Loss from operations......            (1,295)           (2,267)    (4,427)       (3,015)         (5,638)              (13,627)
Net loss..................            (1,295)           (2,344)    (4,526)       (3,072)         (5,584)              (13,749)
Net loss per
  share...................             (0.46)            (0.83)     (1.27)        (1.04)          (1.02)                  N/A
Weighted average common
  shares outstanding......             2,793             2,830      3,556         2,942           5,493                   N/A
Deficiency of earnings
  available to cover fixed
  charges (a).............          $  1,295           $ 2,354    $ 4,615      $  3,135         $ 5,749              $ 14,013

                                                                                                                     JUNE
                                                                                                 SEPTEMBER 30,        29,
                                                                                                1994       1995      1996
BALANCE SHEET DATA:
Working capital (deficit)...................................................................   $    63    $ (753)   $ 5,288
Total assets................................................................................       644     2,178     16,783
Total debt..................................................................................     1,893     2,042        323
Stockholders' equity (deficit)..............................................................    (1,417)     (910)    13,902

(a) For purposes of computing the deficiency of earnings available to cover fixed charges, earnings include loss from operations, which excludes interest expense and other income, net. Fixed charges consist of interest expense.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

COMPANY OVERVIEW

     The Company develops, owns and operates proprietary electronic marketing systems that are designed to give consumer products manufacturers (the "Manufacturers") and retailers the ability to influence the purchasing behavior of consumers moments before shopping begins and to track and analyze individual consumer purchasing behavior on an ongoing basis. The Company's current commercial product offering utilizes interactive "touch-screen" terminals inside the entrance of retail supermarkets that issue individually targeted, and immediately usable, coupons and other promotional incentives based on each consumer's cumulative purchasing history. Since its formation in 1993, the Company has concentrated on the development and commercialization of its systems primarily in retail supermarkets. For the period from inception (February 25, 1993) through June 29, 1996 the Company was a development stage company, and its activities principally related to the development, testing and initial deployment of the IPN, capital formation and the recruitment of management and other key employees.

     To date, the Company has generated minimal operating revenue, has incurred significant losses and has experienced substantial negative cash flow from operations. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. The Company had an accumulated deficit as of June 29, 1996 of $13,748,673 with net losses of $2,343,510 and $4,525,722 for the years ended September 30, 1994 and 1995, respectively and a net loss of $5,584,389 for the nine months ended June 29, 1996. The Company expects to incur substantial additional costs to install additional IPN terminals in retail supermarket stores and to sponsor selected promotions to demonstrate the utility of the IPN to consumers, retailers and Manufacturers. The Company expects to incur net losses in fiscal 1996 and 1997 and may operate at a loss for the foreseeable future, and there can be no assurance that the Company will ever be able to achieve profitability or, if achieved, sustain such profitability.


     During 1995, the Company installed its IPN in grocery stores under one retail grocery store chain, offering consumers a minimal number of brand incentive coupons. Starting in 1995, the Company conducted a pilot in 25 retail grocery stores whereby it supported a full scale offering of brand incentives in order to gauge customer usage levels. Although the pilot tests confirmed substantial customer usage, the Company also recognized that a larger base of installed stores would be necessary to secure ongoing Manufacturer participation. To that end, the Company has more recently concentrated its efforts on marketing its IPN to supermarket chains to gain sufficient penetration in particular markets to make the IPN more attractive to Manufacturers. This expansion is being financed with the net proceeds of the
Private Placement. As of October   , 1996, the Company had contracts and letters
of intent to install and operate its IPN in approximately 3,000 stores of which were installed and operating.



     As of October   , 1996, 20 Manufacturers representing 62 brand offerings
were under contract to participate in the IPN, most of which were short-term and at relatively low expenditure levels to trial the effectiveness of the IPN.


OVERVIEW OF REVENUE AND EXPENSES

     The Company anticipates that its primary source of revenue will continue to be from transaction fees it charges participating Manufacturers. Each electronic redemption of a promotion by a consumer will generate a transaction fee, consisting of a fee for the retailer, a fee for Inter(Bullet)Act and the face value of the coupon (which the Company passes on to the retailer).

     Direct operating expenses consist primarily of (i) uncapitalized costs of installing IPN terminals in stores, (ii) store support and various marketing expenses, (iii) retailer processing fees and (iv) paper for "shopping list" or coupon printing.

     Selling, general and administrative expenses consist primarily of costs associated with (i) the Company's sales force, (ii) marketing and administrative personnel, (iii) royalties for use of patents and licenses, (iv) travel, consulting, professional fees, business communications and other expenses and
(v) research and product development costs, composed mainly of the IPN's hardware and software development costs. In addition, as part of its development strategy to attract substantial retailer and Manufacturer commitments and to encourage consumer usage of the system, the Company from time to time includes in the IPN in certain stores a number of product promotions for which the Company has no contract for transaction fees from the Manufacturer. For such products, the Company bears the full cost of each redemption and receives no transaction fee from the Manufacturer. These costs are included as marketing expenses in selling, general and administrative expenses. See "Business -- Business Strategy -- Brand Strategy -- Selective Brand Promotions by the Company."

     Depreciation and amortization expenses are principally incurred in connection with installed IPN terminals and, to a lesser extent, Company-owned computers, development and testing equipment, office equipment, furniture, fixtures and improvements.

RESULTS OF OPERATIONS

  FISCAL NINE MONTHS ENDED JUNE 29, 1996 AND JULY 1, 1995

     REVENUE. Revenue was $104,275 and $73,143 in the 1996 and 1995 periods, respectively. The increase was primarily attributable to the addition of IPN terminals installed in stores in the 1996 period. As of June 29, 1996 and July 1, 1995, 276 and 25 stores contained IPN terminals, respectively. Revenue did not increase proportionately to stores and terminals as the majority of the installations occurred in the latter months of the period in 1996 and since many of the IPN terminals in the 1996 period were being supported by the Company through nonpaid incentives.


     DIRECT OPERATING EXPENSES. Direct operating expenses were $1,287,560 and $597,295 in the 1996 and 1995 periods, respectively. The increase was primarily due to (i) increased employee headcount to support additional store installations and monitor existing stores ($322,183) and (ii) increased supplies and other expenses related to IPN usage ($373,082).



     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $4,020,926 and $2,349,080 in the 1996 and 1995 periods, respectively. The increase of $1,671,846 was due to (i) increased personnel ($607,800), professional fees ($5,000) and other expenses to support the expanded store roll-out ($290,000), (ii) increased brand promotions sponsored by the Company, primarily due to the increased store roll-out, to $485,000 in the 1996 period from $160,000 in the 1995 period, (iii) a one-time consulting charge of $375,000 in the form of a note to a related party issued upon installation of the 50th store in 1996 pursuant to an agreement with this related party and (iv) an increase in research and development expense from $439,000 to $538,000. See Note 9 to the June 29, 1996 Consolidated Financial Statements for additional discussion.


     DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $433,895 and $141,647 for the 1996 and 1995 periods, respectively. The increase was principally due to an increase in the number of IPN terminals in stores, as well as computer and office equipment additions.

     INTEREST EXPENSE. Interest expense was $111,377 and $120,405 for the 1996 and 1995 periods, respectively.

     OTHER INCOME, NET. Other income, net was $165,094 and $62,955 in 1996 and 1995, respectively. The increase of approximately $102,000 in the 1996 period was primarily due to an increase in interest income of approximately $154,000, offset by approximately $35,000 in expenses associated with exploring other opportunities for the Company's proprietary technology.

  FISCAL YEARS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994 AND FOR THE PERIOD FROM FEBRUARY 25, 1993 (DATE OF INCEPTION) TO SEPTEMBER 30, 1993

     REVENUE. Revenue was $110,239, $2,761 and $10,600 in 1995, 1994 and for the
period from February 25, 1993 (Date of Inception) to September 30, 1993, respectively. The increase during 1995 was attributable to the addition of 22 stores in which IPN terminals were installed throughout 1995. IPN stores in operation at September 30, 1995, 1994 and 1993 were 25, 3 and 0, respectively.


     DIRECT OPERATING EXPENSES. Direct operating expenses were $842,025, $262,389 and $3,349 in 1995, 1994 and for the period from February 25, 1993 (Date of Inception) to September 30, 1993, respectively. The increase was attributable to (i) an increase in employee headcount to support new store roll-out and maintain quality operations at current stores ($309,500 increase in 1995 and $177,800 increase in 1994) and (ii) increased supplies and other expenses related to IPN usage ($270,100 increase in 1995 and $81,200 increase in 1994).

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $3,504,751, $1,975,313 and $1,294,762 in 1995, 1994 and for the period from February 25, 1993 (Date of Inception) to September 30, 1993, respectively. Selling and marketing expenses increased by $506,468 and $484,248 from 1994 to 1995 and for the period from February 23, 1993 (Date of Inception) through September 30, 1993 to 1994, respectively. The increase from 1994 to 1995 was attributable to (i) marketing costs associated with selective brand promotions of $325,000 in 1995 and (ii) the hiring of additional marketing and sales force personnel to support and accelerate the marketing and roll-out of IPN terminals. The increase from the period from February 23, 1993 (Date of Inception) to September 30, 1993 to 1994 was attributable to the hiring of marketing and sales force personnel. General and administrative expenses were $2,514,035, $1,491,065 and $1,294,762 for 1995, 1994 and for the period from
February 23, 1993 (Date of Inception) to September 30, 1993, respectively. Research and development, primarily the development of hardware and software to support the IPN terminals, accounted for $625,000 in 1995, $350,000 in 1994 and $611,000 for the period from February 23, 1993 (Date of Inception) to September 30, 1993. The $611,000 was a one-time charge for purchased technology. See Note 7 to the September 30, 1995 and 1994 Consolidated Financial Statements for additional discussion. The balance of the increases were due to additional personnel and professional costs required in the progression of the Company through its development stage.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $190,748, $31,604 and $7,541 in 1995, 1994 and for the period from February 25, 1993 (Date of Inception) to September 30, 1993, respectively. The increase was principally due to an increase in the number of IPN terminals in stores, as well as computer and office equipment additions.

     INTEREST EXPENSE. Interest expense was $187,249, $87,808 and $0 in 1995, 1994 and for the period from February 25, 1993 (Date of Inception) to September 30, 1993. Interest expense increased by $99,441 in 1995 and by $87,808 in 1994 due to additional debt issued to various shareholders of the Company. See Notes 5 and 6 to the September 30, 1995 and 1994 Consolidated Financial Statements for further discussion.

     OTHER INCOME, NET. Other income, net was $88,812, $10,843 and $0 in 1995, 1994 and for the period from February 25, 1993 (Date of Inception) to September 30, 1993, respectively. The significant increase in 1995 was due to an increase of approximately $26,000 of interest income and $60,000 of non-recurring revenue derived during a test of an application of the Company's proprietary technology.

  LIQUIDITY AND CAPITAL RESOURCES

     From February 25, 1993, (Date of Inception) to June 29, 1996 the net cash used in operating activities was $9,984,713 as the Company generated minimal revenue yet incurred expenses related to the development of its IPN technology, test marketing the product and recruiting personnel. In addition, cash used in investing activities was $9,330,852, primarily related to expenditures for IPN equipment. The Company has funded its operations through equity contributed by its stockholders and through convertible debt, which on February 1, 1996 was converted into equity. From its inception through June 29, 1996, the Company's stockholders had contributed $27,651,071 of equity to the Company. Of the aforementioned amount, $1,600,000 was originally issued as debt and subsequently converted to equity. As of June 29, 1996, the Company had cash and cash equivalents of $7,416,893 and working capital of $5,287,965.


     As of October   , 1996, the Company had contracts and letters of intent to
install and operate the IPN in approximately 3,000 stores, of which   stores
were installed and operating. Installation costs associated with the stores to be installed will cost approximately $26.6 million and $49.3 million during calendar years 1996 and 1997, respectively, based on the Company's estimated average cost of installation (assuming an average of two terminals per store) of approximately $19,000 per store. The Company also plans to offer product promotions for which it will bear the full cost of each redemption without reimbursement from Manufacturers of approximately $4.5 million and $7.5 million during calendar years 1996 and 1997, respectively. In addition, the Company has settled a lawsuit and the settlement requires the Company to pay an aggregate of $400,000 by January 1997, $350,000 of which is expected to be paid in fiscal 1996.


     As of September 9, 1996, the Company sold its inventory and fixed assets used in its terminal assembly operations in South Carolina to Coleman Resources for a purchase price of approximately $2.6 million. In connection therewith, Coleman Resources hired the Company's employees involved in such operations and entered into a supply agreement whereby it will fulfill the Company's anticipated terminal requirements for the next three years with fixed pricing for the first 5,000 IPN terminals. No material gain or loss was realized in the transaction.

     The Company consummated the Private Placement on August 2, 1996 for which it received net proceeds of approximately $90.9 million. The Company will continue to use the net proceeds from the Private Placement to fund capital expenditures, working capital requirements and operating losses incurred in connection with the increased commercialization of its IPN during 1996 and 1997. The Company believes that the proceeds from the Private Placement, together with existing cash and cash equivalents will be sufficient to meet the Company's currently anticipated operating and capital expenditure requirements both for the short-term and through December 31, 1997. However, the Company may require additional capital in 1998 to fund its planned expansion, and the Company also may need to raise additional capital prior to the end of 1997 in order to address any liquidity needs caused by shortfalls in revenue. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company (as well as the percentage ownership represented by the Warrants) will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to the Common Stock. If additional funds are raised through debt financing, such financing will increase the financial leverage of the Company and earnings would be reduced by the associated interest expense. The Indenture permits the Company to incur additional indebtedness, subject to certain limitations. There can be no assurance that additional financing will be available when needed on terms favorable to the Company or at all. If adequate funds are not available on acceptable terms, the Company may be unable to continue its planned IPN installations, expand both the number and dollar amount of Manufacturer commitments, or respond to competitive pressures, any of which could have a material adverse effect on the Company's results of operations and financial condition.

                                    BUSINESS
GENERAL

     The Company develops, owns and operates proprietary electronic marketing systems that are designed to give consumer products manufacturers (the "Manufacturers") and retailers the ability to influence the purchasing behavior of consumers moments before shopping begins and to track and analyze individual consumer purchasing behavior on an ongoing basis. The Company's current commercial product offering utilizes interactive "touch-screen" terminals inside the entrance of retail supermarkets that issue individually targeted, and immediately usable, coupons and other promotional incentives based on each consumer's cumulative purchasing history. This automated process saves consumers time and money while providing Manufacturers and retailers substantially more control, efficiency and cost effectiveness than traditional mass advertising and promotion media. The Company receives recurring revenue from transaction fees paid by Manufacturers for each electronic redemption of their coupons and other incentives. Since its formation in 1993, the Company has focused its system development and commercialization efforts primarily in the retail supermarket industry.

     The Company competes in the in-store marketing segment of the $30 billion consumer product promotion and couponing business via its proprietary, interactive multi-media system called the Inter(Bullet)Act Promotion Network (the "IPN"). It is estimated that more than 70% of all brand purchasing decisions for supermarket products are made in-store, according to a 1995 study conducted by the Point-of-Purchase Advertising Institute. Upon entering a supermarket, consumers insert their frequent shopper cards in the Company's ATM-like terminals, known to customers as COUPON XPRESS(REGISTER MARK) or COUPON CENTRAL(TM). The IPN terminals, which are interconnected to a store's point-of-sale system, then present a series of screens displaying full-color icons of targeted product promotions -- usually price discounts or multiple purchase bonuses -- that have been selected for each consumer by the Company's proprietary Target Engine Software ("TES") based on each consumer's purchases recorded in that store in the most recent period of up to 12 months. The TES categorizes consumers based on their degree of loyalty to a specific brand within a product category and provides the Manufacturer with the ability to target its promotions accordingly. After the shopper touches the desired icons, the terminal can deliver either individual coupons or a "shopping list" for all selected promotions, identified by aisle so that the products can be easily located when shopping. The entire process takes most shoppers less than 60 seconds. At checkout, the Company's automated clearing process, when used in conjunction with the store's point-of-sale system, virtually eliminates the problem of mistaken and fraudulent redemptions associated with the handling of traditional paper coupons, which is estimated by industry sources to cost Manufacturers more than $500 million per year.


     The Company believes its IPN offers Manufacturers two unique competitive advantages compared to alternative in-store marketing techniques: (1) the ability to offer promotions targeted to each individual consumer AT THE BEGINNING of the shopping experience and (2) the highest redemption rate, currently averaging approximately 32% in retail chains where the IPN has been fully implemented, of distributed product promotions (free standing newspaper insert coupons ("FSIs") average under 2%). As a result of these key advantages, and because the Company charges Manufacturers a fee only for redeemed promotions, rather than for the distribution of promotions, the Company is positioning itself to Manufacturers as the lowest cost, most efficient provider in the in-store marketing industry. See " -- Benefits of IPN -- Manufacturers and Other Brand Marketers."


     The IPN capitalizes on a major trend in supermarket retailing of pursuing loyalty-building programs, such as card-based frequent shopper programs, which are intended to help counteract competition from other supermarkets, mass merchandisers, warehouse clubs and specialty retailers. The IPN, as a card-based system, is designed to benefit retailers by stimulating interest in existing card membership and marketing programs, providing a distribution fee for every offer redeemed and encouraging customer loyalty.

     The IPN is designed to be user-friendly through its ease of use (no code-numbers or key strokes), convenient location at the entrance of the store and a short session time of less than one minute on average. The IPN allows consumers, who are increasingly value-conscious and receptive to "continuity programs" (such as airline frequent flyer programs), to avoid the inconvenience of clipping, saving and tracking expiration dates of traditional paper coupons. It also provides consumers with the instant gratification of on-the-spot savings.


     Currently, the Company has contractual commitments and letters of intent with retail supermarket chains to deploy the IPN in more than 3,000 stores. The retail chains under contract with the Company to participate in the IPN include:
A&P-Metro, ACME, Food Emporium, Food Lion, Foodtown, Gerland's, Grand Union, Jewel, Marsh, Price Chopper, Riser Foods, SuperFresh and Waldbaum's. The chains that have entered into letters of intent with the Company include Kings and Spartan Stores. The Company is in active discussions with retail grocery chains representing a large number of potential additional stores and plans to continue a nationwide expansion strategy over the
next several years. As of October, 1996, Inter(Bullet)Act had     IPN terminals
in commercial operation in   grocery stores located in seven states.



     As of October, 1996, 20 Manufacturers representing 62 different packaged goods brand offerings were participating in the IPN. Participating Manufacturers currently include, among others, General Mills, Kraft Foods, Lever Brothers, James River, Nestle, Reynolds and Gillette. The Company believes that its current level of retailer commitments and the pace of IPN installations provide the critical mass necessary to continue securing new commitments from additional Manufacturers as well as to gain more substantial commitments from Manufacturers that are already participating in the IPN.



     The Company's strategy is to achieve increasing recurring revenue through the nationwide commercialization of its proprietary IPN. Accordingly, the Company plans to accelerate the installation of the IPN in the more than 3,000 retail grocery stores under contract or letter of intent, further expand retailer commitments, procure new commitments from Manufacturers and more substantial commitments from Manufacturers already supporting the IPN and increase consumer acceptance.


     While the Company's primary objective is the nationwide commercialization of the IPN in retail grocery stores in the United States, it believes that its proprietary technology may have several other commercial applications such as the electronic delivery of information and targeted promotions in retail pharmacies. See " -- Other Opportunities."

     Inter(Bullet)Act has received, and expects to continue receiving, substantial business development support from its three largest shareholders:
Vanguard Cellular Systems, Inc. ("Vanguard") (NASDAQ: VCELA), one of the largest independent operators of cellular telephone systems in the United States; the Richardson Family, founders and former operators of the consumer products company Richardson-Vicks, Inc.; and Toronto Dominion Investments, Inc., a wholly owned indirect subsidiary of Toronto Dominion Bank, which is one of the largest media finance institutions in the world.

RECENT DEVELOPMENTS


     CAPITAL RAISING. On August 2, 1996, the Company completed a private offering of 142,000 units consisting of $142,000,000 principal amount of Old Notes and warrants (the "Warrants") to purchase initially an aggregate of 1,041,428 shares of the Company's Common Stock, for which it received net proceeds of approximately $90.9 million (after deduction of discounts and estimated offering expenses) (the "Private Placement"). See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."



     SALES AND MARKETING. Four new clients, General Mills, Pillsbury, Georgia Pacific and Pine Mountain, began their first IPN participation in October. In addition, Kraft Foods is in discussions with the Company to follow-up its recently concluded promotion of five brands on the IPN with a nine-brand promotion in November.



     The Company is also continuing to expand its retailer base. In recent weeks, the Company obtained a contract from Riser Foods (previously a letter of intent) and a letter of intent from Spartan Foods.



     OPERATIONS. Consistent with its strategy of outsourcing certain tasks, on September 9, 1996 the Company sold its manufacturing operations to Coleman Resources Corporation ("Coleman Resources") and entered into a supply agreement whereby Coleman Resources is to fulfill the Company's anticipated requirements for terminals for the next three years with fixed pricing for the first 5,000 terminals.


     MANAGEMENT. In January 1996, Aretas E. Stearns, then a senior executive of Vanguard with over 20 years experience in retail management, began to serve as the Company's President and Chief Operating Officer. In June 1996, Stephen R. Leeolou, a co-founder, executive officer and director of Vanguard, and Chairman of the Board of Directors of the Company, was also elected Chief Executive Officer of the Company. In addition, at that time, the Company and Vanguard entered into a management services agreement whereby Vanguard will provide advice and assistance over the next two years with respect to the development of certain operational aspects of the Company's business in exchange for the issuance of 10,000 shares of the Company's Common Stock per year. See

"Certain Transactions." In September 1996, Richard A. Vinchesi, then a Vice President of Salomon Brothers Inc in its Media Corporate Finance group, began to serve as the Company's Vice President and Chief Financial Officer.

TRENDS IN INDUSTRIES AFFECTING THE COMPANY

     Within the $70 billion promotional industry, more than $30 billion in 1995 was channeled toward the direct to consumer business, according to PROMO magazine. The Company believes that increasing portions of these promotional and couponing expenditures can be captured by in-store promotional vehicles, such as the Company's IPN, as a result of the following trends:

  BRANDS SEEKING MORE EFFICIENT PROMOTION TECHNIQUES

     Brand promotional sponsors distributed over 325 billion coupons in the United States during 1995. However, it is estimated that less than 2% of all coupons distributed as FSIs (which constituted 89% of all coupons distributed) were redeemed. In addition, Manufacturers face increasing numbers of competing brands and private label products. The convergence of these trends has compounded the cost of maintaining brand loyalty for products and has fueled the industry's interest in efficient and targeted promotions. The Company believes that Manufacturers are actively seeking promotional alternatives that can selectively reward loyal consumers and identify potential new customers to whom incentives can be offered.


     In-store promotion is the fastest growing segment within Manufacturers' consumer promotional spending, growing 20% in 1995, versus FSIs, which decreased 1% according to PROMO magazine. In-store promotion offers Manufacturers higher redemption rates (32% on average for the Company's IPN coupons distributed at store-entry, 17% for coupons distributed in-aisle and 9% for coupons distributed at checkout) than those for FSIs. In addition to increased consumer response, targeted in-store promotions allow Manufacturers to print fewer coupons and, if desired, minimize the costs associated with redemption by consumers who would have purchased the product regardless of the coupon offering.


  RETAILER EXPANSION OF FREQUENT SHOPPER CARD PROGRAMS

     According to a PROMO magazine special report (August 1995), over 30 million consumers are now using frequent shopper cards in supermarkets. In a recent survey conducted by SUPERMARKET NEWS (April 1, 1996), 32% of retailers surveyed reported offering electronic card-based marketing programs and 17% had plans to begin offering such card programs in 1996. Supermarket retailers are pursuing loyalty-building programs using frequent shopper cards in order to counteract competition from other supermarkets, mass merchandisers, warehouse clubs and specialty retailers. These frequent shopper cards enable participating customers to take advantage of product discounts offered by the local or regional retailer in the store's shopping circular without clipping the coupon. When the store card is swiped at checkout, the electronic cash register credits the coupon discount only if the accompanying product is purchased. The combination of reduced prices to cardholders without the inconvenience involved in clipping and saving coupons encourages loyalty to the store. Retailers can then use the resulting cardholder data to selectively offer promotions to shopper segments based on their revenue and margin contribution to the store. Prior to the introduction of frequent shopper cards, retailers had no proven way of offering incentives to selected customers based on their shopping behavior or value to the store.

  INCREASING CONSUMER ACCEPTANCE OF ELECTRONIC COMMERCE

     The Company believes that consumers are increasingly accepting of electronic commerce processes based on their efficiency and convenience when compared to traditional paper-based transactions. The Company believes that the significant increase over the past five years in the use of ATMs and debit cards for banking and retail transactions, as illustrated in the following graph, is indicative of potential consumer adaptation to other applications of electronic platforms such as the Company's IPN.

         AVERAGE MONTHLY TRANSACTIONS PER ELECTRONIC CARD USER

                           (Chart appears below)

                   1990       1991       1992       1993        1994      1995

Purchases Goods/
Services           0.9         0.9        1.4        2.0         2.2       2.7

Use at ATMs        5.8         6.3        7.1        8.9         9.6      10.6





     In addition, the continued penetration of personal computers in the home and the rapid increase in the use of the Internet and on-line services are helping to fuel a demonstrable cultural shift toward automated, and away from manual, transactions and access to information.

BUSINESS STRATEGY


     Since 1993, Inter(Bullet)Act has been developing its IPN technology, initiating customer relationships with Manufacturers and developing a commercialization strategy for the IPN. During 1995, the Company conducted a pilot in 25 retail grocery stores whereby Inter(Bullet)Act financially supported a full scale promotion of brands in order to gauge customer usage levels. See
" -- Selective Brand Promotions by the Company." With positive results of the IPN's consumer acceptance and sales impact established, and the raising of additional capital in August 1996, the Company is now accelerating the commercialization of the IPN.



     The Company's strategy is to achieve increasing recurring revenue through the nationwide commercialization of its proprietary IPN. Accordingly, the Company plans to accelerate the installation of the IPN in the more than 3,000 retail grocery stores under contract or letter of intent, further expand retailer commitments, procure new commitments from Manufacturers and more substantial commitments from Manufacturers already supporting the IPN and increase consumer acceptance.


  RETAILER STRATEGY


     NATIONWIDE INSTALLATION OF IPN. As of October   , 1996, the Company had
secured contractual commitments and letters of intent from 13 grocery chains representing approximately 3,007 grocery stores. The Company intends to accelerate installation of IPN terminals in such stores in order to increase the Company's attractiveness to Manufacturers who are considering enrolling in the IPN, as well as to pre-empt potential competitors from entering stores with competing systems. The Company is not aware of any interactive systems in any widespread commercial use with the same functionality as its IPN. The Company
had installed its IPN in     stores as of October

  , 1996, and has begun installation procedures in four retailer chains
representing an aggregate of     additional stores.


     INCREASE REGIONAL MARKET PENETRATION. There are approximately 30,000 supermarkets in the United States with annual sales of greater than $2 million of which chain supermarkets, Inter(Bullet)Act's target markets, represent 18,500 stores. By penetrating an increasing percentage of these stores, the Company seeks to expand its all commodity volume ("ACV") penetration (a measure of market share in a given retail grocery market), particularly in the nation's top markets.


     Set forth below are the retailers who have entered into contracts and
letters of intent as of October   , 1996 to use the IPN and the resulting ACV
penetration the Company will have in various markets once all such stores have been equipped with IPN terminals.



          METROPOLITAN              ACV PENETRATION
        STATISTICAL AREA                  (A)          CHAIN                              TOTAL STORES
NEW YORK.........................          26%         A&P Metro                                146
                                                       Waldbaum's                                91
                                                       Grand Union South                        104
                                                       Food Emporium                             33
                                                       ACME                                      30
                                                       SuperFresh                                 2
                                                       Foodtown                                  10
                                                       Kings Super Markets (b)                   20
                                                                                                436
PHILADELPHIA.....................          37%         ACME                                     164
                                                       SuperFresh                                70
                                                       Grand Union South                          1
                                                                                                235
CHICAGO..........................          36%         Jewel Food Stores                        188
ALBANY...........................          61%         Grand Union North                        118
                                                       Price Chopper                             92
                                                                                                210
CHARLOTTE........................          30%         Food Lion                                107
RICHMOND.........................          30%         Food Lion                                 97
RALEIGH/GREENSBORO...............          32%         Food Lion                                125
INDIANAPOLIS.....................          26%         Marsh                                     90
CLEVELAND........................          30%         Riser Foods                               57
HOUSTON..........................           4%         Gerland's                                 20
OTHER............................         N/A          A&P -- Remaining Stores                  594
                                                       Food Lion -- Remaining Stores            748
                                                       Spartan Stores (b)                       100
                                                                                              3,007


            (a) The source of the ACV computation is Information Resources, Inc.

            (b) These chains have entered into letters of intent with the
                Company.

  BRAND STRATEGY


     The Company's goal is to attain and maintain contractual commitments from approximately 1% of the estimated 18,000 packaged goods product brands. As IPN terminals are installed in an increasing number of supermarket chains with greater ACV penetration, the Company believes it will attract new Manufacturers and expand contracts with existing ones. See " -- Selective Brand Promotions by the Company."


     INCREASE MANUFACTURER PENETRATION. The Company is continually working to increase both the breadth (number of brands per Manufacturer) and depth (dollars committed per brand) of its Manufacturer commitments by continuing to build ACV penetration in top markets and through its direct sales force strategy. Certain of the Manufacturers currently under contract promote only one product offering. The Company believes that such Manufacturers will support promotions for more brands on the IPN as they review the sales impact and cost effectiveness of their current IPN offerings. In addition, the Company seeks to increase substantially the amount of money committed by each Manufacturer per contract period and believes that such increases will become achievable as its installed base of IPN terminals continues to grow.

     INCREASE THE SCALE OF AVERAGE MANUFACTURER UNDER CONTRACT. The Company is actively pursuing long-term contractual commitments from large, prominent Manufacturers who control many consumer products brands. The Company believes that a number of these multi-brand Manufacturers will serve as "charter members" for its IPN and that their participation in turn will induce other Manufacturers to participate. The Company intends to pursue these accounts through its direct sales force and through consulting arrangements with professionals or organizations who have access to senior management of such companies. See "Sales and Marketing."

     CARDHOLDER PANEL. The Inter(Bullet)Act Cardholder Panel, a consumer purchasing behavior tracking tool currently under development by the Company, initially will be offered to Manufacturers as an inducement to enter into long-term contracts with the Company. Eventually, the Company intends to market ICP as a sophisticated research and monitoring tool that will be sold for a fee based on access and usage time. See "Products and Services -- Inter(Bullet)Act Cardholder Panel."

     SELECTIVE BRAND PROMOTIONS BY THE COMPANY. As part of its development strategy to attract substantial retailer and Manufacturer commitments and to encourage consumer usage of the IPN, the Company from time to time includes in the IPN in certain stores a number of product promotions for which the Company has no contract for transaction fees from the Manufacturer. For such products, the Company bears the full cost of each redemption and receives no transaction fee from the Manufacturer. However, the Company believes that this discretionary investment in the IPN will benefit the Company as it pursues brand contracts from Manufacturers as they review actual results that demonstrate the potential for the redemption rate and market share improvements that are possible through use of the IPN. The Company plans to continue such product promotions on a selective basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     As of October   , 1996, 20 Manufacturers representing 62 brand offerings
were participating in the IPN. The chart below sets forth the Manufacturers currently supporting the IPN.



                                                                             BRAND         PARTICIPATING
MANUFACTURER                                                                 OFFERINGS     SINCE
James River...............................................................          4            6/94
Lever Brothers............................................................         17            6/94
Gillette..................................................................          1            7/95
Lifesavers................................................................          1            7/95
J.R. Simplot..............................................................          2            9/95
Nestle Beverage...........................................................          1           10/95
SP Healthcare.............................................................          6           12/95
Reynolds Metals...........................................................          2            1/96
CPC International.........................................................          2            5/96
Pine Mountain.............................................................          2            5/96
Tetley....................................................................          1            5/96
CPC -- Entenmann's........................................................          1            6/96
Stroehmann................................................................          1            6/96
Tenneco...................................................................          1            6/96
Van Den Bergh Foods.......................................................          1            6/96
Disney Publications.......................................................          1            7/96
General Mills.............................................................          6            8/96
Pillsbury.................................................................          2            8/96
Georgia Pacific...........................................................          1           10/96
Kraft Foods...............................................................          9           10/96
                                                                                   62

  CONSUMER STRATEGY

     In order to pursue continuous refinement of the overall attractiveness of the IPN to consumers, the Company intends to promote awareness of the IPN and its benefits, minimize its time of use and highlight the instant savings achievable.

     PROMOTE AWARENESS. The Company promotes awareness of its IPN and its benefits in several ways. Upon installation of IPN terminals in a store, the Company often temporarily provides in-store "greeters" who highlight the IPN's benefits to shoppers. In addition, the IPN terminals' in-store location and the design of their marquees are continuously evaluated to ensure maximum impact. Supermarket retailers are also encouraged by the Company to cross-promote the use and value of the IPN through the stores' traditional advertising channels.

     MINIMIZE TIME OF USE. In order to minimize the time a shopper is required to spend at an IPN terminal, the Company limits the number of screens through which a customer scrolls during a session while still maintaining a slate of up to 40 promotions. In addition, the Company seeks to minimize shopper queuing that may occur within stores by optimizing the number of installed IPN terminals based on a store's average foot traffic. Thus, most shoppers can complete an IPN session in less than one minute.

     HIGHLIGHT INSTANT SAVINGS. The Company believes that highlighting the immediate savings potential of its IPN for consumers is an important element of initial consumer acceptance and repeat usage of the IPN. The Company accomplishes this objective in two ways. First, the initial screen displayed for a shopper illustrates the total dollar savings available based on the promotions selected by the Company's TES for the individual on a given day. Second, as the consumer touches each desired product icon, a special cash register graphic (with sound effects) displays the cumulative total savings of the selected promotions.

  INSOURCE CORE ACTIVITIES/OUTSOURCE NON-CORE ACTIVITIES

     The Company believes its primary focus should be in sales and marketing as well as in the development and operation of its proprietary software and systems. Accordingly, to the extent possible, the Company intends to outsource to vendors certain tasks that it does not consider to be among its core business strengths.


     Prior to September 1996, substantially all aspects of manufacturing of the IPN terminals, including purchasing of components, assembly and testing, were performed by employees of the Company. To allow it to concentrate on its core business strengths, the Company sold its manufacturing operations to Coleman Resources, which hired the employees of the Company involved in such operations. In connection therewith, the Company and Coleman Resources entered into a supply agreement whereby Coleman Resources is to fulfill the Company's anticipated requirements for terminals for the next three years with fixed pricing for the first 5,000 terminals. The Company intends to remain responsible for installation of the terminals.


PRODUCTS AND SERVICES

  INTER(BULLET)ACT PROMOTION NETWORK (IPN)

     Inter(Bullet)Act developed its proprietary interactive multimedia system for use in connection with bar-code scanner technology based on a process patent granted by the U.S. Patent Office. See "Patents, Proprietary Information and Trademarks." The following diagram depicts the IPN's basic technical configuration and process flow in a typical supermarket.

                          [diagram on following page]

                     Inter(Bullet)Act Promotion Network
                    In-Store Configuration and Interation


                          (Chart appears below)

      (Graphic showing configuration in store and explaining steps customer takes to use Inter(Bullet)Act System.)





     A customer can access the IPN by inserting his or her personal shopper card, as issued under the store's existing card program, into the ATM-like terminal located near the entrance to the store. The system identifies the customer and displays full color images of promoted products on the terminal's touch-sensitive screen based upon that customer's cumulative purchasing history. The customer selects desired promotions, usually price discounts (brand or retailer specific) or multiple purchase bonuses, by simply touching the desired product icon displayed on the screen. When the selection process is complete (in less than 60 seconds for most shoppers), the IPN terminal can deliver either individual coupons or a "shopping list" for all selected promotions, identified by aisle so that the products can be easily located when shopping. After shopping, the customer's coupons are electronically scanned at checkout, at which time the system can (i) verify that the promoted items were purchased,
(ii) notify the store register system to give the customer that day's promotion discounts on the spot and (iii) once the customer's card is electronically scanned, record all the customer's purchases for use in more accurately targeting wanted/needed promotions during future visits.

     The Company introduced its shopping list feature in August 1996 and intends to utilize the list in future installations of the IPN where the retailers' point-of-sale systems are sufficiently up to date to accept this feature. A shopping list offers several advantages over paper coupons generated by the IPN. The list need not be presented at checkout to receive the discounts for promoted products. Rather, the shopping list serves as a reminder to the shopper to purchase the promoted products and as an aide in locating them. The customer will automatically receive the relevant discounts only if his or her personal shopper card is scanned at checkout to verify the purchase of the promoted products. This is a more fully automated version of the Company's current electronic clearing process in which individual coupons can be redeemed regardless of whether a cashier scans a shopper's card.


     TARGET ENGINE SOFTWARE ("TES"). The Company's proprietary Target Engine Software ("TES") collects and analyzes each shopper's cumulative market basket of purchases on a rolling 12-month basis. On a daily basis, TES selects for each potential shopper up to 40 product promotions from the larger universe of promotions available on the IPN (approximately 300 on a fully loaded system) based on each consumer's purchasing profile.

     For each product category available on the IPN, the TES classifies each consumer as follows:

                                  CLASSIFICATION

                                       Brand loyal

"Targeted"                             Brand switcher
                         (Bracket)
                                       Brand competitive

"Untargeted"             (Bracket)     Entry level


                         CONSUMER DESCRIPTION

                         tends to purchase consistently the Manufacturer's brand within the product category

"Targeted"               tends to demonstrate little brand loyalty, buying several different brands over time within a category

                         tends to purchase consistently a competitor's brand

"Untargeted"             a consumer who has no record of purchasing products within the product category


     Customers will see different icons with varying targeted incentives depending on their individual purchasing profiles. For example, a customer classified as "competitive" can be offered a higher discount coupon than would a consumer classified as a "switcher", who in turn would receive a higher discount than would a consumer classified as "loyal". In this way, the TES offers Manufacturers the ability to execute different promotional strategies for the same product simultaneously. Manufacturers pay a higher fee to the Company for targeted promotion redemptions than for entry level promotion redemptions and have the flexibility to change the relative face values of redemptions for each targeted category. Until a customer has a purchase history in every product category on the IPN, he or she may also see a number of entry level promotions, which are randomly selected by the TES. Some promotions are shown to every consumer regardless of purchase history.

     The Company maintains a computer database in each IPN store and can access the purchasing data from its headquarters, as well as download each day's promotion incentive information.

     RECIPE PRODUCT. In addition to providing personally targeted product promotions, the IPN can instantly deliver free recipes prominently featuring the sponsoring brands as the key ingredients. Recipes offer two distinct benefits for Manufacturers, whether their overall marketing strategy includes couponing or not. First, participating Manufacturers may use the recipe feature as an opportunity to continue reaching shoppers with a seasonal alternative to discounting. Second, Manufacturers that do not generally offer coupons may consider using recipes as an integral part of their marketing strategy by implementing an on-going program of different recipes. The Company plans to target this program to Manufacturers that do not generally offer coupons but may elect to use the recipe strategy to test couponing in conjunction with the recipes offered to measure the incremental sales gained by adding coupons as a purchase incentive.

  PRICING STRUCTURE


     PAY FOR PERFORMANCE. Manufacturers pay a transaction fee to the Company only upon an electronically cleared redemption. The transaction fee is composed of (i) a redemption fee (for Inter(Bullet)Act), (ii) a processing fee (for the retailer) and (iii) the incentive fee (the face value of the coupon for the consumer). Inter(Bullet)Act in turn passes through both the processing fee and the incentive fee to the retailer, while keeping the redemption fee. The amount of the redemption fee earned by the Company depends on whether the consumer who redeems the promotion is an "entry-level" consumer (a shopper for whom the IPN has insufficient data on prior purchasing activity to determine appropriate targeted promotions) or a "targeted" consumer (one for whom the Manufacturer is specifically directing the promotion in order to reward loyalty or to encourage switching brands). The table below sets forth examples of the breakdown of a typical transaction fee invoiced to a Manufacturer who has offered a "50(cents) off" promotion:

                                                                                 AVERAGE           AVERAGE           TOTAL
                                                             INCENTIVE FEE    REDEMPTION FEE    PROCESSING FEE    INVOICED TO
TYPE OF PROMOTION                                             (CONSUMER)      (INTER(BULLET)ACT)   (RETAILER)     MANUFACTURER
Entry Level (Untargeted)..................................       $0.50            $ 0.20            $ 0.08           $ 0.78
Targeted..................................................        0.50              0.45              0.08             1.03

     RETAILER PROCESSING FEE. Retailers receive revenue based on the amount of average daily redemptions per store, generally $0.08 per transaction. This processing fee, when multiplied by (i) the number of redemptions per store, (ii) the number of stores utilizing the IPN per chain and (iii) the number of days those stores are open for business can, in the aggregate, produce a substantial level of high-margin revenue for the retail chain while IPN terminals occupy only minimal floor space.

     BRAND CONTRACTS. The principal elements of the Company's brand contracts with Manufacturers are brand identity, product category exclusivity, dollar commitment and the start and end date of the promotion period. The typical contract duration is for renewable four-to-twelve week periods or until the total dollar commitment is exhausted. In some cases, contract duration may be for one year. The Company offers category exclusivity to Manufacturers in the IPN, E.G., two brands of cola will not simultaneously have promotions in the IPN. If the dollar commitment is exhausted prior to the contract term, the Manufacturer can choose to terminate the promotions for the duration of the period or to increase the dollar commitment. If the contract term expires before the dollar commitment is exhausted, the contract will terminate unless the Manufacturer elects to continue the promotion until the original dollar commitment is exhausted, providing the category has not been contracted by a competing brand.

     RECIPE PRICING. The Company's recipe product generates the Company's highest margin revenue, although recipes are not projected to comprise a significant portion of Inter(Bullet)Act revenue. Inter(Bullet)Act charges the Manufacturer featured in the recipe an impression fee when the recipe is displayed to the consumer and an execution fee when a customer elects to print the recipe. No retailer processing fees are paid.

  INTER(BULLET)ACT CARDHOLDER PANEL (ICP)

     The Company is currently developing a consumer cardholder panel, the Inter(Bullet)Act Cardholder Panel ("ICP"), which will be marketed to Manufacturers. The ICP will be composed of electronically gathered and stored data of consumer transactions collected through the IPN in the Company's installed base of stores. The ICP will capture store-specific purchasing data, which will reflect individual consumer purchasing behavior. The ICP is expected to enable participating Manufacturers to monitor both brand franchise development over time and the level of incentives required to influence consumer behavior. In addition, the ICP will be designed to enable participants to measure the source of changes in sales volume and the change in category share as well as to learn the effects of other in-store promotional tools (including consumption of competitors' coupons). The panel will be designed to be statistically representative of shoppers in Inter(Bullet)Act's store network through random sampling of participants.

     The Company expects the ICP to have the following key advantages over the largest commercial household panel currently available, A.C. Neilsen (40,000 households):

      -- Passive monitoring of natural purchasing behavior (which is not possible in conventional panels).

      -- Recording of all purchase data over an 18-month period, including products purchased, payment method, price, coupons used, total dollars spent and dates of visits.

      -- Measuring and projecting consumer purchasing behavior by brand, store and retailer.


     Inter(Bullet)Act plans to launch the ICP in two phases. First, the ICP is expected to be offered as a value-added incentive for Manufacturers to participate in the IPN pursuant to long-term promotional contracts. Second, the ICP is expected to be offered as a research and monitoring tool available for a fee based on time and usage. The Company plans to provide its clients basic services via on-line terminal access and is negotiating with a unit of International Business Machines Corporation to provide more advanced analysis. The Company believes that Manufacturers generally will be willing to pay for the ICP data as it is expected to provide valuable information on consumer purchasing behavior.

BENEFITS OF IPN

     Inter(Bullet)Act's IPN provides compelling benefits to its three key constituencies -- Manufacturers and other brand marketers, retailers and consumers.

  MANUFACTURERS AND OTHER BRAND MARKETERS

     STIMULATES INCREMENTAL PRODUCT SALES. As a result of its front-end location and targeted touch-screen promotional display, management believes that the IPN directly causes an increase in the sales volume of promoted products. Sales increases are generally attributable to a promotion motivating consumers to trade up in volume (e.g., buy two and get a third item free), to try a new brand due to the value of the offered incentive or to remind consumers to buy a specified brand due to the on-screen prompt. Substantial sales increases at the product and category level were attributed to the Company's IPN in an Information Resources Inc. ("IRI") matched store study (the "IRI Study") performed for Lever Brothers, Company ("Lever"). The study showed that Lever products promoted on the IPN enjoyed dramatic product sales increases versus the same Lever products not promoted on the IPN in comparable stores. Moreover, the retailer enjoyed a substantial increase in sales for the entire categories of which the promoted Lever products were a part. The graph set forth below illustrates the results of the IRI study for two of the three products studied.

                          IPN SALES IMPACT STUDY

                         (Bar Chart appears below)


Incremental Sales Percentage          0   20    40     60    80   100    120

Bar Soap
  Brand                                      25
  Retailer                                   23

Shower Gel
  Brand                                                                105
  Retailer                               19




     ALLOWS TARGETING OF PROMOTIONS. The Company's proprietary TES offers Manufacturers the ability to execute different promotional strategies for the same product simultaneously. See "Products and Services -- Inter(Bullet)Act Promotion Network -- Target Engine Software." The Company believes that the offering of personally customized discounts to consumers in the store immediately prior to shopping results in the current average of approximately 35% redemption rate of IPN's electronically offered coupons (two to five times higher than that of other in-store vehicles and approximately 18 times higher than that of FSIs).

     PROVIDES LOW COST ALTERNATIVE. The Company believes that the IPN offers Manufacturers the lowest cost alternative coupon promotional strategy available as a result of a combination of factors. First, Manufacturers only "pay for performance" (see below); second, the IPN virtually eliminates coupon fraud (see below); and third, the Company believes it offers Manufacturers the opportunity to offer lower face-value incentives than through other in-store competitors due to the time and place utility of the IPN terminal.

     PAY FOR PERFORMANCE. One of the principal differences between the IPN and most other forms of promotions is that Manufacturers are only charged a fee upon a redemption/sale and not upon distribution or impression. Therefore, the Company is positioning itself to Manufacturers as the lowest-cost provider.

     IPN VIRTUALLY ELIMINATES COUPON FRAUD. Upon checkout, the electronic scanning of the shopper's coupons or frequent shopping card verifies that items for which promotions were selected on the IPN were actually purchased. This electronic clearing system will virtually eliminate the costly problem of mistaken and fraudulent redemptions associated with the handling of paper coupons, which is estimated by industry sources to cost Manufacturers approximately $500 million per year.

     The IPN addresses coupon fraud in two ways. First, only the individual cardholder may redeem the coupon against specific purchases in a particular store on the day the promotion is offered. Second, unlike other coupon redemption vehicles that allow a coupon to be redeemed against a different product manufactured by the same company, the IPN validates a given redemption only if the promotion and the specified item match.

     CATEGORY EXCLUSIVITY. Manufacturers who participate in the IPN enjoy exclusive representation of their product in a given product category (e.g., a cola company's promotions are the sole cola promotions shown on the IPN). Participating Manufacturers therefore effectively preclude competitors from enjoying the IPN's capabilities and potentially gain competitive advantage.

     DEVELOPS MANUFACTURER/RETAILER PARTNERSHIP. The IPN's ability to channel consumer promotional dollars to the retailer's frequent shoppers creates a mutually rewarding relationship between Manufacturer and retailer. Conventional promotions serve to stimulate product demand in a broad geographic area with coupons redeemable in all stores of all retailers. The IPN, in channeling these promotions to specific stores and specific cardholders, enhances the retailer's position with its best shoppers while satisfying the Manufacturers' volume and targeting requirements.

     CREATES DATABASE OF CUMULATIVE PURCHASING HISTORY BY CUSTOMER. Manufacturers will benefit from access to the extensive consumer behavior research that is expected to be accessible through the Company's ICP. See "Products and Services -- Inter(Bullet)Act Cardholder Panel."

  RETAILERS

     STIMULATES INCREMENTAL PRODUCT SALES. The IPN's location inside the front entrance of stores and the tendency of consumers, upon viewing product icons on the IPN screen prior to shopping, to remember products that they may have otherwise forgotten, are both expected to generate overall incremental sales for the retailer. The three product categories that were part of the IRI study of Lever products enjoyed increases between 19% and 26% during the time period of the study. Moreover, the IPN affords the retailer the opportunity to promote high-margin perishable foods and private-label products.

     STIMULATES INTEREST IN EXISTING MEMBERSHIP CARD MARKETING PROGRAMS. The IPN, as a card-based system, is intended to help achieve customer loyalty for retailers by generating interest in frequent shopper card programs and by allowing retailers to plan promotions that reward frequent and high-spending shoppers.

     INCREASES EFFICIENCY. The IPN obviates the costs and inconvenience to retailers of handling paper coupons, which typically must be stored and shipped to a clearing center to qualify for ultimate reimbursement.

     PROMOTES CONSUMER/RETAILER COMMUNICATION. The IPN allows the retailer to communicate with its customers through on-screen offers specifically designed for the card-carrying customer group. The retailer can also relate new store developments as well as "Welcome" and "Thank You" messages to shoppers to show appreciation for their patronage.

     GENERATES HIGH-MARGIN REVENUE. Retailers receive a processing fee for each electronic redemption. Cumulative processing fees can add high margin revenue to a retailer's traditionally low margin grocery business.

  CONSUMERS

     SAVES TIME AND INCREASES PURCHASING POWER. The IPN dispenses shopping lists or coupons for products and allows the consumer to enjoy the savings resulting from the electronic redemption of the promotion, the average total of which currently ranges from one to ten dollars per shopping trip. The Company expects these average savings per shopping trip to increase as it offers a wider array of product promotions resulting from anticipated increases in the number of participating Manufacturers. In addition, consumers can obtain these savings by spending only about 60 seconds at the IPN terminal compared to the time-consuming task of clipping and sorting individual paper coupons.

     PROVIDES CONVENIENCE AND INFORMATION. Unlike traditional promotional methods, the IPN has numerous characteristics that facilitate its consumer acceptance. First, each IPN terminal is located near the entrance of the grocery store. Second, each terminal presents touch-screen color icons of promoted products that offer personalized product discounts while eliminating the burden of consumers having to locate, clip, save and remember to carry paper coupons before they enter their local grocery store. Third, the system reminds shoppers of products they may otherwise have forgotten during a given shopping trip and informs them of other pertinent in-store events, such as special offerings for perishable products.

SALES AND MARKETING


     DIRECT SALES FORCE. The Company's sales efforts are conducted primarily through its own direct sales force. Since February 1996 Inter(Bullet)Act has employed a full-time brand sales force, which currently includes seven people, all of whom are experienced in packaged goods sales and product promotions and report to the Vice President of Brand Sales. The current sales force replaced an earlier sales group consisting of five external sales agents who sold a variety of unrelated products along with the IPN.


     The Company also concentrates its marketing and sales resources on participation in well-recognized and widely attended industry trade shows, direct mail campaigns to prospective industry accounts and advertising in trade publications.

     The Company's sales professionals are trained in, and directed toward, the management and renewal of existing business as well as establishing new business with Manufacturers. Management believes that significant future recurring revenue will come from the renewal and expansion of business with existing clients.

     MAJOR ACCOUNTS PROGRAM. In addition to its direct sales force, the Company is implementing an executive sales strategy targeting large, multi-brand Manufacturers by retaining the services of Lorraine Scarpa, Ph.D., former Senior Vice President of Kraft Foods, to assist in arranging sales presentations with prominent executives of major Manufacturers. For similar reasons, the Company has retained the services of The Source Company, which provides distribution and administrative services on behalf of both publishing companies and more than 50,000 retail stores nationwide. This strategy, which involves personal participation from the Company's senior management, is designed to secure longer-term commitments from these companies to participate on the IPN. Management believes that the value-added inducement of access to the ICP will assist in obtaining these accounts' business. Since inception of this sales strategy, meetings were conducted with senior management of one of the largest tobacco companies and a number of the largest multi-brand Manufacturers that control many popular consumer brands, including Borden, from which the Company has received a written indication of interest to participate in the IPN.


     RETAILER PROGRAM. Retailer network development and associated sales efforts have been based on direct mail campaigns, trade shows and one Company-employed sales representative, supported by senior management. This sales function secured contracts and letters of intent with supermarket chains representing
approximately 2,644 stores between April 1, 1996 and October   , 1996 and the
Company is in various stages of negotiation with numerous other retailers.


OTHER OPPORTUNITIES


     In addition to grocery stores, the Company believes the IPN may have several additional applications for promoting Manufacturers' products. More specifically, the Company can foresee use of its electronic marketing systems in retail pharmacy chains and possibly in convenience stores and discount department stores. The Company is negotiating with a third party to form an entity to pursue the development and commercialization of a network similar to the IPN that would deliver healthcare information and targeted promotions of healthcare products in retail pharmacies. If an agreement is reached, the Company intends to become a minority owner of this business whose primary contribution would be licensing arrangements and does not expect to commit substantial amounts of capital to the business. Significant opportunities may also exist in pursuing international expansion of the IPN grocery store application. Although these alternative applications may be viable for the Company in the future, the Company's current primary objective is to complete its large-scale installation of the IPN in retail grocery stores domestically.

COMPETITION

     The consumer products advertising and promotional business is intensely competitive. Many companies and formats compete for the advertising and promotional dollars that Manufacturers spend to help sell their products. The Company's promotional services compete against formats such as TV, radio, newspapers and various point-of-entry technologies, but most directly against coupon distribution companies. The Company competes with various traditional coupon delivery methods that are more widely utilized, including FSIs, in/on-packs, direct mail, newspapers and magazines, as well as a number of new electronic marketing products and services such as check-out coupons, electronic shelf markers, battery-powered coupon dispensers and frequent-shopper programs, among others.

     Inter(Bullet)Act competes directly for promotional dollars based on the efficiency of its network to reach a wide base of the shopping public, its ability to accurately target potential customers and to influence consumer buying behavior while enabling Manufacturers to meet their strategic objectives. Although Inter(Bullet)Act currently does not face direct competition because of the proprietary nature of its network and its services, there are numerous companies who compete in the same general market through a different format. In particular, the Company competes with other companies in the in-store marketing segment of the consumer products advertising and promotional business. One competitor, Catalina Marketing Corporation ("Catalina"), provides an electronic marketing network that delivers coupons to consumers at checkout lanes based on that day's purchases. Another competitor, ActMedia, is currently the largest of several companies that provide automatic coupon dispensers in the aisles of supermarkets. These companies have greater resources and more experience in in-store marketing than the Company, and there is no assurance that the Company will be able to compete effectively. Further, supermarket chains may directly develop their own electronic promotion capabilities through their frequent shopper card programs or otherwise. To the extent that a direct competitor has installed its point-of-sale system in a supermarket, it may be substantially more difficult to convince a Manufacturer to allocate advertising and promotional dollars away from established in-store marketing systems.

EMPLOYEES


     As of October   , 1996, the Company had a total of     full-time employees.
Of these     full-time employees, 14 were engaged in sales and marketing, 26 were engaged in software development and support, 26 were engaged in field service and retail operations, and nine were engaged in finance and administration.


     None of the Company's employees is represented by a labor union. The Company considers its relations with its employees to be good. The Company's future success will depend in significant part on the continued service of its key technical sales and senior management personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key managerial sales and technical employees. The Company anticipates that the nationwide commercialization of the IPN will require the hiring of a substantial number of new employees in connection with the planned expansion of its business.

PATENTS, PROPRIETARY INFORMATION AND TRADEMARKS

     A patent currently used in the Company's in-store consumer product promotion and couponing business, United States Letters Patent No. 4,554,446 (the "'446 Patent"), is based on the interaction of multiple elements including:
(1) a computer, (2) a device capable of printing a machine-readable code onto a document, (3) a device capable of reading a machine-readable code, and (4) a cash register.

     The IPN which utilizes the patented invention generally includes the following: a device (the IPN terminal) issues a document that carries a machine-readable code which is subsequently read by another device (a checkout scanner) which feeds the information to a computer (the IPN store server) that validates the transaction against pre-established criteria (a product purchase) and finally instructs the cash register accordingly (subtracting the proper amount of incentive).

     The Company is licensee of the '446 Patent, which expires in November 2003, through separate agreements with the holders of rights in this patent. With respect to one license agreement under which the Company is assignee, the Company is required to pay a royalty of 2% of the gross collected revenues of the Company, to the extent derived from the Company's exploitation of the patent, with such royalty decreasing to 1% of such revenues after $10 million in aggregate royalties have been paid to the licensors. This license agreement requires that certain minimum monthly payments be made to the licensors, and be exceeded within approximately two years, in order to avoid triggering a termination right on the part of the licensors. With respect to another license agreement, the Company is required to pay the licensor a royalty of .8% of the gross collected revenues of the Company to the extent derived from the Company's exploitation of the patent, until such time as the licensor has received the aggregate sum of $600,000 after which no additional royalty payments are required. This license agreement requires certain minimum monthly payments to the licensor. Additionally, the Company is required to pay royalties to a former director of the Company who was an earlier licensee of this patent and assigned his rights therein, in exchange for certain ongoing payments and other consideration, to the Company's subsidiary, which in turn has assigned such rights to the Company. See "Certain Transactions."

     The Company also has filed an application for United States Letters Patent with respect to the Company's Target Engine Software. See "Products and Services -- Inter(Bullet)Act Promotion Network." In addition, the foregoing license agreements include two patents that are not presently used in the Company's business.

     The Company has acquired the registered trademark COUPON
XPRESS(Register mark). In addition, the Company has applied to the United States Patent and Trademark Office to register the following service marks, which applications are now pending: INTER(Bullet)ACTTM and the Inter(Bullet)Act logo graphic.

PROPERTIES


     The Company is headquartered in Norwalk, Connecticut, where it leases 16,726 square feet of office space. The lease runs through December 21, 1999. The Company also leases 2,080 square feet of warehouse storage space in Farmingdale, New York under a lease that expires on November 30, 1996. The Company intends to lease other warehouse storage space as necessary and believes that suitable space will be readily available to meet its anticipated needs for the foreseeable future.



LEGAL PROCEEDINGS



     In February 1996, the Company filed suit against Catalina Marketing Corporation alleging that Catalina has infringed the '446 Patent under which the Company is licensee. The Company alleges that Catalina is infringing the patent by making, using and offering for sale devices and systems that incorporate and employ inventions covered by the '446 Patent. The Company is seeking an injunction against Catalina to stop further infringement of the patent and treble damages and the costs and expenses incurred in connection with the suit. The parties are currently proceeding with pre-trial discovery. As with any litigation, the ultimate outcome of the suit cannot be predicted. However, the Company intends to pursue the action vigorously.

                                   MANAGEMENT

     The following table sets forth certain information about each of the Company's executive officers and directors. Each director has been elected to serve until the next annual meeting of shareholders.


           NAME              AGE                               POSITION
Stephen R. Leeolou           40    Chairman of the Board of Directors, Chief Executive Officer and
                                   Treasurer
Aretas E. Stearns            53    President and Chief Operating Officer; Director
William F. Penwell           63    Vice Chairman of the Board of Directors; Secretary
Paul A. Nash                 39    Senior Vice President, Product Development and Technology;
                                   Director
Timothy J. W. Simmons        39    Senior Vice President, Sales and Marketing
Richard A. Vinchesi          30    Vice President and Chief Financial Officer
Robert M. DeMichele          51    Director
William P. Emerson, Jr.      43    Director
Haynes G. Griffin            49    Director
Richard P. Ludington         49    Director
L. Richardson Preyer, Jr.    48    Director
Brian A. Rich                35    Director
Stuart S. Richardson         49    Director
Robert A. Silverberg         61    Director


     STEPHEN R. LEEOLOU has been a director of the Company since its inception in 1993 and Chairman of the Board of Directors and Treasurer of the Company since 1995. In June 1996, Mr. Leeolou became Chief Executive Officer of the Company. Mr. Leeolou is a co-founder of Vanguard, one of the largest independent nonwireline cellular telephone companies in the country, and has served as its Executive Vice President, Chief Operating Officer, Secretary and a director since its inception in 1984. From 1983 to 1984, Mr. Leeolou was President of Caro-Cell Communications, Inc. ("Caro-Cell") and from 1974 until 1983 was a journalist in the print, radio and television media. Mr. Leeolou also serves as a director and is past Chairman of the Board of Directors of International Wireless Communications, Inc., a California-based company involved in wireless telecommunications licensing, construction and operations primarily in Asia and Latin America. Since 1994, Mr. Leeolou has been a charter Director of the North Carolina Electronics and Information Technology Association.

     ARETAS E. STEARNS has been President and Chief Operating Officer of the Company since January 1996 and since June 1996 has served as a director of the Company. Prior thereto, from 1993 to 1996, Mr. Stearns was Vice
President -- General Manager of the West Virginia Region, Director of the National Sales Division and Director of the Purchasing Division of Vanguard. From 1969 to 1992, Mr. Stearns served in various capacities, most recently as President and Chief Executive Officer of Porteous, Mitchell & Braun Co., a department store chain located in New England.

     WILLIAM F. PENWELL has been Vice Chairman of the Board of Directors of the Company since 1995 and Secretary since June 1996. Mr. Penwell served as President and Chief Executive Officer and Director of the Company from 1993 to 1996 and has served as a director of the Company since 1994. Prior to joining Inter(Bullet)Act in 1993, Mr. Penwell was Chairman of TSS Ltd., a publicly traded company engaged in the manufacture and deployment of terminals used to dispense coupons. Prior thereto, Mr. Penwell was Chairman and Chief Executive Officer of the Sperry & Hutchinson Co., Inc. (issuers of S&H green stamps) and President and Chief Executive Officer of its Counter Intelligence Division which operated a frequent shopper and database marketing business (1978 to 1992), President of Carlson Marketing's incentive and travel operations in Minneapolis, MN (1970 to 1978) and an employee of Top Value Enterprises in Dayton, OH (1958 to 1970).

     PAUL A. NASH has been a director of the Company since its inception and has been a Vice President of the Company since 1993. From 1994 to January 1996, Mr. Nash also served as the Company's Chief Operating Officer. Prior thereto, he was Chairman and Chief Executive Officer for Advanced Technical Services, Inc. (1983 to 1992), a nationwide ATM manufacturing, maintenance and support company, ATM Project Implementation Manager for Peoples Bank of Connecticut (1978 to 1980), responsible for ATM and EFT project management, and

Senior Systems Consultant at Docutel Corporation (1980 to 1983) where he served as the key international ATM systems support person.

     TIMOTHY J. W. SIMMONS has been Senior Vice President of Sales and Marketing of the Company since 1995. Prior thereto, from 1992 to 1995, Mr. Simmons was Vice President, Sales and Marketing for Advanced Promotion Technologies, an in-store electronic marketing company. From 1984 to 1992, Mr. Simmons served in various capacities, most recently as Vice President, Strategic Planning for the food retailer sector, with A.C. Nielsen, a leading research and information firm and served in various marketing and management positions with Gillette U.K. from 1977 to 1984.


     RICHARD A. VINCHESI was elected Vice President and Chief Financial Officer in September 1996. Prior thereto, from 1989 to 1990 and 1991 to 1996, Mr. Vinchesi served in various capacities in the Corporate Finance department of Salomon Brothers Inc, most recently as a Vice President in the Media group. Mr. Vinchesi earned an M.B.A. from Northwestern University in an accelerated one-year program from 1990-1991.


     ROBERT M. DEMICHELE has been a director of the Company since 1995 and has served as President, Chief Executive Officer and a director of Lexington Global Asset Managers, Inc., a diversified financial services holding company, since 1995. From 1981 to 1995, Mr. DeMichele was President, Chief Executive Officer and a director of Piedmont Management Company, Inc., formerly the parent corporation of Lexington Global Asset Managers, Inc. Prior to 1981, Mr. DeMichele was in executive management at A. G. Becker (1974 to 1981), an investment banking company, and Richardson-Vicks, Inc. (1968 to 1974), an international consumer products company now owned by Proctor & Gamble. Mr. DeMichele also serves as a director of Vanguard, Chartwell Reinsurance Co. and the Navigators Group, Inc.

     WILLIAM P. EMERSON, JR. has been a director of the Company since its inception and has served as the President and Chief Executive Officer of all divisions of Wilmington Shipping Company since 1991. During 1995, Mr. Emerson served as Chairman of the Company's Board of Directors. Wilmington Shipping Company services the international trade community through divisions which include steamship line agents, customs brokers and freight forwarders, a warehouse and a container maintenance and repair station.

     HAYNES G. GRIFFIN has been a director of the Company since its inception and from 1993 to 1995 Mr. Griffin served as Chairman of the Board of Directors of the Company. Mr. Griffin is a co-founder of Vanguard and has served as its President and Chief Executive Officer since its inception in 1983. Mr. Griffin also serves as Chairman of the Board of Directors of International Wireless Communications, Inc., a California-based company involved in wireless telecommunications licensing, construction and operations primarily in Asia and Latin America. Mr. Griffin also is a member of the Boards of Directors of Lexington Global Asset Managers, Inc. and Geotek Communication, Inc. and recently served on the United States Advisory Council on the National Information Infrastructure. He is a past Chairman of the Cellular Telecommunications Industry Association.

     RICHARD P. LUDINGTON has been a director of the Company since 1993. Since 1993, Mr. Ludington has served as Southeast Regional Director for The Conservation Fund, a nonprofit organization that creates partnerships with private and public sector corporations and organizations to help protect America's outdoor environment. Prior thereto, Mr. Ludington served as a Director in various capacities for The Nature Conservancy (1982 to 1987) and as the first Director of the State Lands Division of Florida's Department of Natural Resources (1979 to 1982).

     L. RICHARDSON PREYER, JR. has been a director of the Company since its inception. Mr. Preyer is a co-founder of Vanguard and has served as its Vice Chairman of the Board, Executive Vice President and Treasurer since its inception in 1983. Prior to the formation of Vanguard, Mr. Preyer was Vice President of Caro-Cell which was engaged in the formation of partnerships to fund and apply for cellular telephone authorizations. Mr. Preyer also serves as Administrative Trustee of Piedmont Associates and Southeastern Associates, investment partnerships.

     BRIAN A. RICH has been a director of the Company since June 1996. Mr. Rich has served as Managing Director and Group Head of Toronto Dominion Capital, the U.S. merchant bank affiliate of Toronto Dominion Bank, since July 1995. Prior thereto, since September 1990 Mr. Rich was a managing director of the Communications Finance Group of Toronto Dominion Bank in New York where he focused on transactions in the wireless communications, cable and broadcast industries. Prior to joining Toronto Dominion Bank in September 1990, Mr. Rich was a principal in a micro computer products distributor based in San Francisco, which he ultimately sold. Mr. Rich also serves as a director of Teletrac, Inc. and International Wireless Communications, Inc.

     STUART S. RICHARDSON has been a director of the Company since 1995 and has served as Chairman of Lexington Global Asset Managers, Inc., a diversified financial services holding company, since 1995. From 1985 to 1995, Mr. Richardson was an executive of Piedmont Management Company, Inc., formerly the parent corporation of Lexington Global Asset Managers, Inc., and served as its Vice Chairman from 1986 to 1995. Mr. Richardson also is the former Chairman of the Board of Richardson-Vicks, Inc. and serves as Chairman of the Board of Vanguard and a director of Chartwell Reinsurance Co.

     ROBERT A. SILVERBERG has been a director of the Company since June 1996. Mr. Silverberg has been Executive Vice President and Director of Vectra Bank since 1995. Form 1981 to 1995, Mr. Silverberg was Chairman of the Board and President of First Denver Corporation and Chairman of the Board of its subsidiary, First National Bank of Denver. Mr. Silverberg has also been President and Chairman of the Board of 181 Realty Company, a commercial real estate holding company, since 1968 and a director of Vanguard since 1984. Mr. Silverberg is also a past Chairman of the Anti-Defamation League-Western Division.

     There are no family relationships among the directors and executive officers of the Company other than between Messrs. Preyer and Richardson who are cousins.

     Directors are elected to serve for one-year terms or until their successors are duly elected and qualified. All officers serve at the pleasure of the Board of Directors.

     In connection with Vanguard's most recent investment in the Company, an amendment to the Company's bylaws has been effected to set the maximum number of directors at 12 and it is anticipated that the holders of a majority of the Company's Common Stock will enter into an agreement whereby Vanguard will be entitled to designate six of the 12 directors until such time as the Company has completed an initial public offering of its Common Stock.

DIRECTOR COMPENSATION

     Directors of the Company have received options to purchase Common Stock in lieu of any cash compensation for serving on the Board of Directors or its committees. See " -- Executive Compensation -- Stock Options."

COMMITTEES

     The Compensation and Stock Option Committee of the Board of Directors consists of Messrs. Griffin (Chairman), Richardson, Preyer and Emerson. This Committee recommends employee salaries and incentive compensation to the Board of Directors and administers the Company's stock option plans.

     The Audit Committee of the Board of Directors consists of Messrs. Silverberg (Chairman), Emerson, Ludington and Penwell. The Audit Committee makes recommendations to the Board of Directors concerning its review of the Company's internal controls and accounting system and its review of the annual audit, and regarding the selection of independent auditors.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION. The following table sets forth all compensation received for services rendered to the Company in all capacities for the fiscal year ended September 30, 1995 by William F. Penwell, who served as the Company's Chief Executive Officer during such year, and the Company's other executive officer whose total salary and bonus exceeded $100,000 in such year (together, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                               LONG-TERM
                                                                                                              COMPENSATION
                                                                                                                AWARDS-
                                                                                                                 STOCK
                                                                                       ANNUAL COMPENSATION      OPTIONS
NAME AND PRINCIPAL POSITION                                                             SALARY      BONUS       (SHARES)
William F. Penwell,
  President and Chief Executive Officer.............................................   $104,400    $12,000       16,000
Paul A. Nash
  Vice President, Technology........................................................   $140,144    $ 4,000       14,000

     Aretas E. Stearns has been President and Chief Operating Officer of the Company since January 30, 1996. Until June 1996, Mr. Stearns served in such capacity under the Company's consulting agreement with Vanguard pursuant to which Mr. Stearns remained an employee of Vanguard and the Company reimbursed Vanguard for its costs of providing Mr. Stearns. Effective June 1996, Mr. Stearns became an employee of the Company and continues to serve as President and Chief Operating Officer at the pleasure of the Board of Directors. Mr. Stearns receives an annual salary of $140,000 and a housing allowance of $14,000 per year, plus benefits available generally to all salaried employees.

     Effective June 12, 1996, Stephen R. Leeolou was elected Chief Executive Officer of the Company and serves at the pleasure of the Board of Directors. While continuing to serve as a salaried executive officer of Vanguard, Mr. Leeolou receives an annual salary of $50,000 from the Company.

     OPTION GRANTS, EXERCISES AND HOLDINGS AND FISCAL YEAR-END OPTION VALUES. The following table summarizes all option grants during the year ended September 30, 1995 to the Named Officers.

               OPTION GRANTS DURING YEAR ENDED SEPTEMBER 30, 1995

                                                                  % OF
                                                                  TOTAL                                      POTENTIAL
                                                                 OPTIONS                                REALIZABLE VALUE AT
                                                  NUMBER OF      GRANTED                                  ASSUMED ANNUAL
                                                   SHARES          TO        EXERCISE                     RATES OF STOCK
                                                 UNDERLYING     EMPLOYEES     OR BASE                   PRICE APPRECIATION
                                                   OPTIONS      IN FISCAL    PRICE PER    EXPIRATION    FOR OPTION TERM (2)
NAME                                             GRANTED (1)    YEAR 1995      SHARE         DATE         5%         10%

William F. Penwell............................      16,000          6.9%       $5.00      11/11/2004    $50,312    $127,499
Paul A. Nash..................................      14,000          6.0%       $5.00      11/11/2004     44,023     111,562

(1) Incentive stock options granted on November 11, 1994 under the Company's 1994 Stock Compensation Plan. Each option becomes exercisable in annual installments over five years from the date of grant.

(2) The compounding assumes a 10-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation required by the rules of the Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock. The amounts reflected in this table may not necessarily be achieved.

     No Named Officers exercised any stock options during the fiscal year ended September 30, 1995. The following table sets forth information concerning all option holdings for the fiscal year ended September 30, 1995, with respect to the Named Officers.

                         FISCAL YEAR-END OPTION VALUES

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                             OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                                                         SEPTEMBER 30, 1995            SEPTEMBER 30, 1995 (1)
NAME                                                                EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
William F. Penwell...............................................       7,250          34,750         $23,250         $76,250
Paul A. Nash.....................................................       1,000          14,000         $   500         $ 7,000

(1) Calculated on the basis of $5.50 per share, the price at which the Company last privately sold shares of its Common Stock in fiscal 1995, less the exercise price payable for such shares, multiplied by the number of shares underlying the option.

     STOCK COMPENSATION PLANS. The Company has a 1994 Stock Compensation Plan that provides for the issuance of shares of Common Stock to key employees, consultants and directors pursuant to stock options that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (incentive stock options), options that do not meet such requirements (nonqualified stock options) and stock bonuses. All options under the plan must be granted at an exercise price not less than fair market value. Stock bonuses may be in the form of grants of restricted stock. The aggregate number of shares of Common Stock that may be issued pursuant to the plan may not exceed 430,000 shares, subject to adjustment upon occurence of certain events affecting the Company's capitalization. An aggregate of 130,900 shares remain available for future grants under the 1994 Stock Compensation Plan.

     The Company also has a 1996 Nonqualified Stock Option Plan that provides for the issuance of shares of Common Stock to key employees, consultants and directors pursuant to nonqualified stock options. All options must be granted at an exercise price not less than $5.50 per share. The aggregate number of shares of Common Stock that may be issued pursuant to the plan may not exceed 500,000 shares of Common Stock, subject to adjustment upon occurence of certain events affecting the Company's capitalization. This plan is subject to shareholder approval. An aggregate of 29,000 shares remain available for future grants under the 1996 Nonqualified Stock Option Plan.

     The foregoing plans are administered by the Compensation and Stock Option Committee of the Board of Directors, which is authorized, subject to the provisions of the Plan, to determine to whom and at what time options and bonuses may be granted and the other terms and conditions of the grant.

     For additional information regarding stock options granted under the foregoing plans in 1994 and 1995, see Note 8 of the Company's unaudited Consolidated Financial Statements and Note 9 of the Company's audited Consolidated Financial Statements. The following table summarizes all options granted in 1996:

                       OPTIONS GRANTED IN FISCAL 1996(1)

                                                                           NUMBER OF SHARES            EXERCISE
                                                                       UNDERLYING OPTION GRANTED         PRICE      EXPIRATION
NAME                                                                EXERCISABLE    UNEXERCISABLE(2)    PER SHARE       DATE
Stephen R. Leeolou...............................................          --           192,600          $5.50       6/13/2006
Aretas E. Stearns................................................       5,000            20,000           5.50       1/29/2006
                                                                                         25,000           5.50       6/13/2006
William F. Penwell...............................................          --            20,000           5.50       1/29/2006
                                                                           --             4,000           5.50       6/13/2006
Paul A. Nash.....................................................          --            14,000           5.50       6/13/2006
Timothy J. W. Simmons............................................          --            10,000           5.50       6/13/2006
Richard A. Vinchesi..............................................          --            48,000           7.50       9/16/2006
All Nonemployee Directors as a Group.............................          --            85,400           5.50       6/13/2006
All Employees and Consultants (other than Executive
  Officers and Directors)........................................          --            20,000           5.50      10/12/2005
                                                                           --           140,000           5.50       6/13/2006
                                                                           --            10,000           5.50        9/2/2006
                                                                           --            10,000           5.50        9/8/2006

(1) All options expiring on and after June 13, 2006 were granted under the 1996 Nonqualified Stock Option Plan, subject to shareholder approval of the Plan. The remaining options were granted under the 1994 Stock Compensation Plan and are incentive stock options except for the options of Mr. Stearns which are nonqualified. None of the options granted in fiscal 1996 have been exercised.

(2) Options will become immediately exercisable with respect to an aggregate of 167,000 shares upon shareholder approval of the 1996 Nonqualified Stock Option Plan consisting of the following: Mr. Leeolou, 42,600 shares; Mr. Penwell, 4,000 shares; Mr. Nash, 4,000 shares; all nonemployee directors as a group, 85,400 shares; and all employees and consultants (other than executive officers and directors), 31,000 shares. Options will become exercisable with respect to the remaining 432,000 aggregate shares in annual installments over five years from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Haynes G. Griffin, L. Richardson Preyer, Jr. and Stuart S. Richardson, members of the Company's Compensation and Stock Option Committee, are each directors and executive officers of Vanguard. Stephen R. Leeolou, Chief Executive Officer of the Company, also is a director and executive officer of Vanguard. Each of the foregoing persons and Vanguard, as well as William P. Emerson, Jr., who is also a member of the Compensation and Stock Option Committee, have provided capital to the Company and engaged in related transactions. In addition, Vanguard has provided and continues to provide certain services to the Company pursuant to consulting and management services agreements entered into in 1995 and 1996. See "Certain Transactions."

INDEMNIFICATION MATTERS

     The North Carolina Business Corporation Act (the "Business Corporation Act") provides for mandatory indemnification against reasonable expenses for a director or officer who is wholly successful in the defense of any proceeding to which he is a party because he is or was a director or officer of a corporation. Additionally, as permitted by the Business Corporation Act, the Company's Bylaws provide for indemnification of the Company's directors and Indemnified Officers (executive officers who are also directors and any other officer who is designated by the Board as an Indemnified Officer) against any and all liability and expenses in any proceeding, including reasonable attorneys' fees, arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities that at the time taken were not in good faith or were known or reasonably should have been known by such director or officer or employee to be clearly in conflict with the best interests of the Company or that such director or officer had reason to believe were unlawful.

     At present, there is no pending litigation or proceeding involving any director or officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the ownership of the Company's Common Stock by each person known by the Company to be the owner of 5% or more of the Common Stock, by each person who is a director or named officer of the Company and by all directors and executive officers of the Company as a group.


                                                                                                       BENEFICIAL OWNERSHIP
                                             NAME                                                 SHARES (1)(2)    PERCENT (1)(2)
Vanguard Cellular Systems, Inc.................................................................     2,764,659(3)        32.26%
Piedmont Acorn Investors Limited Partnership...................................................       786,286(4)        10.25%
Clearing Systems, Inc..........................................................................       816,902(5)        10.65%
Toronto Dominion Investments, Inc..............................................................       363,636            4.74%
Stephen R. Leeolou.............................................................................       351,562(6)         4.58%
Aretas E. Stearns..............................................................................         5,000(7)            *
William F. Penwell.............................................................................        33,952(8)            *
Paul A. Nash...................................................................................       820,702(9)        10.70%
Timothy J.W. Simmons...........................................................................         4,000(10)           *
Richard A. Vinchesi............................................................................        10,000               *
Richard P. Ludington...........................................................................       102,567(11)        1.34%
Robert M. DeMichele............................................................................        60,000(12)           *
William P. Emerson, Jr.........................................................................       338,237(13)        4.40%
Haynes G. Griffin..............................................................................       437,264(14)        5.70%
L. Richardson Preyer, Jr.......................................................................       351,562(15)        4.58%
Stuart S. Richardson...........................................................................       100,000(16)           *
Brian A. Rich..................................................................................            --(17)      --
Robert A. Silverberg...........................................................................        20,000               *
All Directors and Officers as a group (14 persons).............................................     2,584,846(18)       33.36%


 * Owns less than 1% of the total outstanding Common Stock.

 (1) The descendants of Lunsford Richardson, Sr., their spouses, trusts, and corporations in which they have interests and charitable organizations established by such descendants (collectively referred to as the "Richardson Family") beneficially own approximately 1,237,848 shares or 16.14% of the Company's Common Stock as of June 19, 1996. Such number of shares includes 786,286 shares owned by Piedmont Acorn Investors Limited Partnership, 50,000 shares held by the Smith Richardson Foundation, Inc., 50,000 shares held by Piedmont Harbor-Piedmont Associates Limited Partnership, 342,162 shares held directly by L. Richardson Preyer, Jr. and 9,400 shares which he has the right to acquire under presently exercisable options granted to him under the Company's 1994 Stock Compensation Plan. The individuals and institutions constituting the Richardson Family have differing interests and may not necessarily vote their shares in the same manner. Furthermore, trustees and directors have fiduciary obligations (either individually or jointly with other fiduciaries) under which they must act on the basis of fiduciary requirements which may dictate positions that differ from their personal interests.

 (2) Unless otherwise indicated, all share ownership is given as of September 10, 1996 and all shares are owned of record by the persons named and beneficial ownership consists of sole voting power and sole investment power.

 (3) Includes 900,113 shares that Vanguard has the right to acquire under a warrant at $23.50 per share. See "Certain Transactions." Excludes 132,027 shares (or 169,741 shares in the event that a Qualifying Initial Public Offering has not been consummated by September 30, 1997) that Vanguard will have the right to purchase under the Warrants acquired by Vanguard in this Offering, which shares can be purchased at an exercise price of $0.01 per share, subject to certain adjustments. These shares may also be deemed beneficially owned by Messrs. Leeolou, Griffin, Preyer and Richardson, each of whom is a director and executive officer of Vanguard.



 (4) These shares are owned of record by Piedmont Acorn Investors Limited Partnership. Lunsford Richardson, Jr. is the general partner of Piedmont Acorn Investors Limited Partnership and may also be deemed to beneficially own such shares.



 (5) These shares are owned of record by Clearing Systems, Inc. ("CSI"), Paul A. Nash, a director and executive officer of the Company, and Michael R. Jones, a former director of the Company, are principal shareholders of CSI and may also be deemed to beneficially own such shares.



 (6) Includes 9,400 shares that Mr. Leeolou has the right to acquire under presently exercisable stock options granted to him under the Company's 1994 Stock Compensation Plan. Does not include shares owned by Vanguard, for which Mr. Leeolou serves as a director and executive officer. Mr. Leeolou disclaims beneficial ownership of such shares.



 (7) Includes 5,000 shares that Mr. Stearns has the right to acquire under presently exercisable stock options granted to him under the Company's 1994 Stock Compensation Plan.



 (8) Includes 10,450 shares that Mr. Penwell has the right to acquire under presently exercisable stock options granted to him under the Company's 1994 Stock Compensation Plan.



 (9) Includes 3,800 shares that Mr. Nash has the right to acquire under presently exercisable stock options granted to him under the Company's 1994 Stock Compensation Plan. Also includes 816,902 shares owned of record by CSI that may be deemed beneficially owned by Mr. Nash.



(10) Includes 4,000 shares that Mr. Simmons has the right to acquire under presently exercisable stock options granted to him under the Company's 1994 Stock Compensation Plan.



(11) Includes 7,000 shares that Mr. Ludington has the right to acquire under presently exercisable stock options granted to him under the Company's 1994 Stock Compensation Plan and 17,113 shares held by a trust for the benefit of his children.



(12) Includes 50,000 shares held by the Smith Richardson Foundation, of which Mr. DeMichele serves as one of eight trustees. The shares held by the Smith Richardson Foundation are also reported as beneficially owned by Stuart S. Richardson. Mr. DeMichele disclaims beneficial ownership of the shares held by such foundation.



(13) Includes 20,200 shares that Mr. Emerson has the right to acquire under presently exercisable options granted to him under the Company's 1994 Stock Compensation Plan and 50,000 shares held by a partnership of which one of the general partners is an entity controlled by Mr. Emerson.



(14) Includes 9,400 shares that Mr. Griffin has the right to acquire under presently exercisable options granted to him under the Company's 1994 Stock Compensation Plan and 85,702 shares owned by a partnership of which his brother is general partner. Does not include shares owned by Vanguard, for which Mr. Griffin serves as a director and executive officer. Mr. Griffin disclaims beneficial ownership of such shares.



(15) Includes 9,400 shares that Mr. Preyer has the right to acquire under presently exercisable options granted to him under the Company's 1994 Stock Compensation Plan. Does not include shares owned by Vanguard, for which Mr. Preyer serves as a director and executive officer. Mr. Preyer disclaims beneficial ownership of such shares.



(16) Represents 50,000 shares held by the Smith Richardson Foundation, of which Mr. Richardson serves as one of eight trustees and 50,000 shares held by Piedmont Harbor-Piedmont Associates Limited Partnership, of which Mr. Richardson is a general partner. The shares held by the Smith Richardson Foundation are also reported as beneficially owned by Robert M. DeMichele. Mr. Richardson disclaims beneficial ownership of the shares held by such foundation and partnership. Does not include shares owned by Vanguard, for which Mr. Richardson serves as a director and executive officer. Mr. Richardson disclaims beneficial ownership of such shares.



(17) Does not include the shares shown as beneficially owned by Toronto Dominion Investments, Inc., an affiliate of Mr. Rich's employer, Toronto Dominion Bank.



(18) Includes 78,650 shares that may be purchased under presently exercisable options granted to directors and officers under the Company's 1994 Stock Compensation Plan.

                              CERTAIN TRANSACTIONS


     The Company was incorporated in 1993 and in April of that year purchased certain technology and other assets, including software and trademarks and service marks under which the IPN was developed, and assumed certain liabilities, including $610,000 in indebtedness and trade payables of approximately $150,000 of Clearing Systems, Inc. ("CSI") in exchange for 816,902 shares of the Company's authorized Common Stock. CSI is a Delaware corporation founded in 1992 whose principal shareholders are Paul A. Nash, a director of the Company, and Michael R. Jones, a former director of the Company. CSI was the shell corporation under which certain of the Company's technology was first developed and has had no business operations.


     From time to time after such purchase, the Company has obtained capital for its business by issuing shares of its Common Stock in private transactions and directors, officers, and principal shareholders of the Company and members of their immediate families and certain related entities have purchased shares. The first of these transactions was consummated on April 16, 1993, whereby the Company issued 1,999,998 shares of its Common Stock at a purchase price of approximately $1.02 per share to certain individual investors including the following: Mr. Preyer, 233,434 shares; Mr. Griffin, 233,434 shares; Mr. Leeolou, 233,434 shares; Mr. Emerson, 210,090 shares; and Mr. Ludington, 77,811 shares.

     On June 15, 1993, Mr. Jones assigned to the Company his rights as licensee of certain patent rights, including the patent presently used in the Company's business. See "Business -- Patents, Proprietary Information and Trademarks." Pursuant to such assignment, Mr. Jones received royalty payments of $20,000, $61,000 and $114,000 in fiscal 1993, 1994 and 1995, respectively, and currently receives a royalty payment in the amount of $10,000 per month, such payment to continue until the Common Stock of the Company attains a value of $32 per share.

     In June 1994, the Board of Directors authorized a partial refund of the purchase price paid for shares of common stock purchased on April 16, 1993 by certain investors who were North Carolina residents and purchased such shares in reliance on the Company's then existing plan to relocate its headquarters to North Carolina which would make available to such investors a North Carolina investment tax credit with respect to their investment. The refund was made in the form of a promissory note in principal amount equal to the investment tax credit each eligible investor would have received and was issued in consideration of the release by such investor from any claim relating to the failure of the Company to maintain the qualification for the investment tax credit. Recipients of such promissory notes and their respective note principal amounts included the following: Mr. Emerson, $53,378; Mr. Griffin, $59,309; Mr. Leeolou, $59,309; Mr. Preyer, $59,309; and Mr. Ludington, $19,770. Principal and accrued interest on such notes (at the rate of prime plus 2% per annum) would have been payable in eight equal quarterly installments beginning on July 1, 1997. Effective May 31, 1996, these notes, including accrued interest, were exchanged for shares of the corporation's common stock at the rate of $5.50 per share. Shares issued to exchanging noteholders pursuant to such exchange included the following: Mr. Emerson, 11,169 shares; Mr. Griffin, 12,410 shares; Mr. Leeolou, 12,410 shares; Mr. Preyer, 12,410 shares; and Mr. Ludington, 4,136 shares.

     In connection with their April 1993 purchases of Common Stock, the initial investors agreed to lend the Company an aggregate of $1.6 million. These loans were made to the Company in 1994 and included loans made by the following investors in the amounts indicated: Mr. Preyer, $196,722; Mr. Griffin, $196,722; Mr. Leeolou, $196,722; Mr. Emerson, $177,050; and Mr. Ludington, $65,574. Also included were loans made by Alonzo Family Partners, Ltd., a limited partnership owned by the brother of Haynes G. Griffin and certain members of the brother's immediate family ($35,886) and Mr. Penwell, who each purchased part of an initial investor's interest and agreed to fulfill a portion his loan commitment. The promissory notes issued for such loans, bearing interest with rates from prime plus 2% to 15%, were exchanged for 8.5% convertible notes in 1995 in the same principal amount and with a conversion price of $5.00 per share. Effective February 1, 1996, the holders of the convertible notes converted the principal thereof into shares of common stock at the conversion price of $5.00 per share and accepted common stock in lieu of one-half of the accrued interest thereon at the rate of $5.50 per share. Shares issued to converting noteholders pursuant to this conversion and interest payment included the following: Mr. Preyer, 40,864 shares; Mr. Griffin, 40,864 shares; Mr. Leeolou, 40,864 shares; Mr. Emerson, 36,778 shares; Mr. Ludington, 13,620 shares; Mr. Penwell, 3,500 shares; and Alonzo Family Partners, Ltd., 7,350 shares.

     In 1994 and 1995, the Company issued additional shares of its Common Stock in a series of private offerings at a purchase price of $5.00 per share. Purchasers in these offerings included the following: Mr. Preyer, 10,000 shares; Mr. Griffin, 10,000 shares; Mr. Leeolou, 10,000 shares; and Mr. Emerson, 10,000 shares. In addition, entities affiliated with Piedmont Acorn Investors Limited Partnership, a principal shareholder of the Company, purchased shares in these offerings, including Smith Richardson Foundation, Inc., 50,000 shares, and Piedmont Harbor-Piedmont Associates Limited Partnership, 50,000 shares.

     In May 1995, Vanguard, through a subsidiary, purchased 400,000 shares of Common Stock of the Company at a purchase price of $5.00 per share. In connection with such investment, Vanguard received a warrant to purchase up to an additional 10.27% of the Common Stock of the Company at an exercise price equal to the fair market value of the Common Stock at the time of the exercise (the "Vanguard Warrant"). The Vanguard Warrant was exercisable at any time prior to the earlier of an underwritten initial public offering or May 5, 2005. The Vanguard Warrant was restructured immediately prior to consummation of the Private Placement to provide that Vanguard has the right to buy 900,113 shares at any time before May 5, 2005 at $23.50 per share. The restructured Vanguard Warrant also provides that Vanguard may pay the exercise price either in cash or, if the fair market value of the Common Stock at the time of exercise is greater than the exercise price, by surrendering any unexercised portion of the Vanguard Warrant and receiving the number of shares equal to (i) the excess of fair market value per share at the time of exercise over the exercise price per share multiplied by (ii) the number of shares surrendered. Stephen R. Leeolou, a director and Chief Executive Officer of the Company, and Haynes G. Griffin and
L. Richardson Preyer, Jr., directors of the Company, are each directors, executive officers and shareholders of Vanguard. In addition, Stuart S. Richardson is Chairman of the Board and a shareholder of Vanguard and Robert M. DeMichele and Robert A. Silverberg are directors and shareholders of Vanguard.

     On October 13, 1995, the Board of Directors approved a private offering of Common Stock at a purchase price of $5.50 per share, pursuant to which $18.1 million of Common Stock was sold. Purchasers of Common Stock in this offering included directors Preyer (45,454 shares), Griffin (45,454 shares), Leeolou (45,454 shares) and DeMichele (10,000 shares), and Alonzo Family Partners, Ltd. (36,363 shares) and Shipyard Associates, a general partnership of which Mr. Emerson's mother and an entity affiliated with Mr. Emerson are general partners. Other purchasers in the offering included Vanguard (1,454,546 shares), Toronto Dominion Investments, Inc. ("TDI") (363,636 shares), and Piedmont Acorn Investors Limited Partnership (786,286 shares). In connection with this offering, purchasers of $250,000 or more of Common Stock received warrants to purchase a number of shares of Common Stock equal to 5% of the shares purchased in the offering and purchasers of $1,000,000 or more of Common Stock received warrants to purchase a number of shares of Common Stock equal to 10% of the shares purchased in the offering. Also in connection with this offering, purchasers of Common Stock in the 1994 and earlier 1995 offerings (excluding Vanguard) were offered warrants (at a purchase price of $.01 per warrant share). The exercise price of all warrants issued or sold in connection with this offering will equal the sales price of the next $2 million of Common Stock sold in a separate offering. Recipients or purchasers of warrants in this offering included Mr. Preyer (2,773 shares), Mr. Griffin (2,773 shares), Mr. Leeolou (2,773 shares), Mr. DeMichele (1,000 shares), Vanguard (45,455 shares), Piedmont Acorn Investors Limited Partnership (78,629 shares) and TDI (36,364 shares). Also included were Shipyard Associates (13,750 shares), Smith Richardson Foundation, Inc. (2,500 shares) and Piedmont Harbor-Piedmont Associates Limited Partnership (2,500 shares). These warrants expire on December 31, 2000.


     On December 28, 1995, the Company issued to CSI a $375,000 note, convertible into shares of Common Stock at the rate of $5.50 per share and bearing interest at the rate of 8.5% per annum, in satisfaction of certain obligations of the Company to CSI for consulting services rendered. These obligations initially arose under a consulting agreement entered into in April 1993 pursuant to which CSI agreed to consult on matters pertaining to the Company's technology, vendor relations, customer contacts and strategic planning and be paid a fee when and if the Company installed 50 IPN terminals or achieved $1,000,000 in revenues. In view of the Company's anticipated cash situation, the parties amended the consulting agreement to provide that CSI would receive the convertible note on the due date for the payment of the consulting fee. In January 1996, at CSI's request, the convertible note was partitioned and distributed to certain creditors of CSI, including Mr. Nash ($90,000) and Mr. Jones ($216,000). In connection with Mr. Nash's agreement to assign his interest in a terminal design to the Company, Mr. Nash's note was prepaid by the Company in January 1996.


     Stock options have been granted under the Company's 1994 Stock Compensation Plan and 1996 Nonqualified Stock Option Plan to its directors and officers. Included within such grants were nonqualified stock options granted in fiscal 1994 and fiscal 1995 to certain nonemployee directors in payment for services rendered to the Company each at an exercise price of $5.00 per share and fully vested (Mr. Ludington, 7,000 shares; Mr. Preyer, 9,400 shares; Mr. Nash, 1,000 shares; Mr. Penwell, 1,000 shares; Mr. Leeolou, 9,400 shares; Mr. Emerson, 20,200 shares; and Mr. Griffin, 9,400 shares) and incentive stock options vesting over five years granted to certain employees who are directors (Mr. Penwell, 25,000 shares at an exercise price of $1.86 per share and 16,000 shares at an exercise price of $5.00 per share; Mr. Nash, 14,000 shares at an exercise price of $5.00 per share; and Mr. Simmons, 20,000 shares at an exercise price of $5.50 per share). See "Management -- Executive Compensation."

     As of January 30, 1996, the Company entered into a consulting agreement with Vanguard pursuant to which Mr. Stearns, an employee of Vanguard, began to serve as Chief Operating Officer of the Company and Vanguard provided other consulting services requested by the Company. Pursuant to the agreement, the Company reimbursed Vanguard for its costs of providing such services and expects to pay Vanguard approximately $75,000 during 1996. The consulting agreement was terminated and replaced by a management services agreement (the "Management Services Agreement") as of June 17, 1996. The Management Services Agreement, which has a term of two years, provides that Vanguard will provide services to the Company from time to time during the term of the agreement in assisting the Company in developing accounting, human resources, information management, legal compliance, sales training, research and development, business development and operation procedures, systems and programs. For such services the Company will issue Vanguard 10,000 shares of Common Stock per year and will reimburse Vanguard for its out-of-pocket expenses incurred in rendering such services.

     In connection with their respective investments, Vanguard and TDI each entered into agreements providing certain rights to have their shares of the Company's Common Stock registered under the Securities Act. If the Company proposes to make a registered public offering of any of its securities under the Securities Act, other than certain specified types of offerings, the Company will be obligated to give written notice of the proposed registration to Vanguard and TDI. Upon receipt of such written notice of the proposed registration, Vanguard and TDI will be entitled to request that all or a portion of their Common Stock be included in such registration offering (a "Piggyback Registration") except in certain specified circumstances. The agreements also provide that, at any time after six months from the date the first registration statement filed under the Securities Act by the Company becomes effective, the shareholder is entitled to request registration for sale under the Securities Act of all or portion of its Common Stock (a "Demand Registration"), provided that the shareholder shall not be entitled to request any Demand Registration within the 12-month period immediately following the date of any previous request for a Demand Registration. These rights to Piggyback and Demand Registrations expire at such time as the recipient's shares may be sold pursuant to Rule 144(k) of the Securities Act.

     Vanguard purchased 18,000 of the Units sold in the Private Placement.

                            DESCRIPTION OF NEW NOTES

     The Old Notes were, and the New Notes will be, issued under an indenture dated as of August 1, 1996 (the "Indenture"), between the Company and Fleet National Bank, as Trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to the provisions of the New Notes and the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to herein, such Sections or defined terms are incorporated by reference herein. For purposes of this Description of New Notes, references to the "Company" shall mean Inter(Bullet)Act Systems, Incorporated, excluding its subsidiaries. Certain terms used in this Description of New Notes are defined under " -- Certain Definitions."

GENERAL

     The New Notes will mature on August 1, 2003, and will be limited to an aggregate principal amount at maturity of $142,000,000. Although for Federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accrues, no interest will be payable on the New Notes prior to February 1, 2000. From and after August 1, 1999, cash interest will accrue at the rate set forth on the cover page of this Prospectus or from the most recent interest payment date to which interest has been paid, payable semiannually on February 1 and August 1 of each year, beginning on February 1, 2000, to the persons who are registered holders of the New Notes (or any predecessor Notes) at the close of business on the preceding January 15 or July 15, as the case may be.

     Principal of, premium, if any, and interest on the New Notes will be payable in immediately available funds, and the New Notes will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in The City of New York (which initially will be the corporate trust office of the Trustee) or such other office or agency permitted under the Indenture; provided, however, that payment of interest may be made at the option of the Company by check mailed to the person entitled thereto as shown on the Security Register. The New Notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of New Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

     All payments of principal to the Depositary will be made by the Company in immediately available funds. The Global Notes are expected to trade in The Depository Trust Company's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Global Notes will therefore settle in immediately available funds on trading activity in the New Notes.

RANKING


     The New Notes will be senior unsecured obligations of the Company, will rank PARI PASSU in right of payment with all existing and future senior indebtedness of the Company and will be senior in right of payment to all future subordinated indebtedness of the Company. As of June 29, 1996, on an as adjusted basis after giving effect to the Private Placement, the total consolidated indebtedness of the Company would have been $70.5 million, including $322,747 of subordinated indebtedness owed to shareholders of the Company.


     In addition, all indebtedness and other liabilities of present and future Subsidiaries of the Company will be effectively senior in right of payment to the New Notes. At the Issue Date, the Company had one Subsidiary. Although the Indenture contains limitations on the amount of additional Indebtedness which the Company and its Restricted Subsidiaries may Incur, the amounts of such Indebtedness could be substantial and, in any case, all of such Indebtedness of Subsidiaries will be effectively senior in right of payment to the Notes. See
" -- Certain Covenants" below. Moreover, claims of creditors of the Company's Subsidiaries, including trade creditors, and holders of Preferred Stock of the Company's Subsidiaries (if any), will generally have a priority as to the assets of such Subsidiaries over the claims of the Company.

OPTIONAL REDEMPTION

     The New Notes are not redeemable prior to August 1, 2000. At any time on or after August 1, 2000, the New Notes are redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of Accreted Value), plus accrued and unpaid interest (if any) to the date of redemption:

     If redeemed during the 12-month period commencing August 1 of the year indicated:

                                                                                           REDEMPTION
YEAR                                                                                         PRICE
2000....................................................................................       107.0 %
2001....................................................................................       103.5 %
2002 and thereafter.....................................................................       100.0 %

     Notwithstanding the foregoing, at any time and from time to time prior to August 1, 1999, the Company may redeem in the aggregate up to $30 million of the principal amount at maturity of the Old and/or New Notes with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of Accreted Value) of 114%; PROVIDED, HOWEVER, that at least $112 million aggregate principal amount at maturity of Notes must remain outstanding after each such redemption.

     In the event of redemption of fewer than all the Notes, the Trustee shall select by lot or in such manner as it shall deem fair and equitable the Notes to be redeemed. On and after any redemption date, interest will cease to accrete or accrue on the Notes or portions thereof called for redemption unless the Company shall fail to redeem any such Notes.

SINKING FUND

     There will be no mandatory sinking fund payments for the New Notes.

PURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of New Notes shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of Accreted Value thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (the "Change of Control Payment").

     Within 30 days following any Change of Control, the Company shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and
(ii) mail a notice to each holder of New Notes stating: (1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Purchase at the Option of Holders Upon a Change of Control" and that all New Notes timely tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any New Note (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrete or accrue interest after the Change of Control Payment Date; (4) that any New Notes (or portions thereof) not tendered will continue to accrete or accrue interest; (5) a description of the transaction or transactions constituting the Change of Control; and (6) the procedures that holders of New Notes must follow in order to tender their New Notes (or portions thereof) for payment and the procedures that holders of New Notes must follow in order to withdraw an election to tender New Notes (or portions thereof) for payment.

     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of New Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     Except as described above with respect to a Change of Control, the Indenture does not contain any provisions that permit the holders of the New Notes to require that the Company purchase or redeem the New Notes in the event of a takeover, recapitalization or similar restructuring.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. There can be no assurance that the Company will have the financial resources necessary to purchase the New Notes upon a Change of Control. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under " -- Certain Covenants -- Limitation on Indebtedness" and " -- Certain
Covenants -- Limitation on Liens." Such restrictions can only be waived with the consent of the registered holders of a majority in principal amount of the New and Old Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the New Notes protection in the event of a highly leveraged transaction.

CERTAIN COVENANTS

     LIMITATION ON INDEBTEDNESS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness, except that the Company may Incur Indebtedness if, either (a) after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Leverage Ratio of the Company and its Restricted Subsidiaries would not exceed (i) 7.0 to 1.0 from the Issue Date until August 1, 1999, and (ii) 5.0 to 1.0 after August 1, 1999, or (b) such Indebtedness is Permitted Indebtedness.

     Permitted Indebtedness is defined to include any and all of the following:
(i) Indebtedness Incurred for working capital purposes pursuant to a revolving credit facility in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause
(i) and then outstanding, does not exceed $10 million; (ii) Indebtedness Incurred to finance the purchase and installation (including all associated capitalized costs) of IPN Terminals, PROVIDED, HOWEVER, that (x) the aggregate principal amount of such Indebtedness does not exceed 100% of the Fair Market Value (on the date of such Incurrence) of the IPN Terminals acquired and (y) the Company had already budgeted as of August 2, 1996 in writing to expend the proceeds from the Private Placement in the manner described under "Use of Proceeds;" (iii) Indebtedness of the Company evidenced by the Notes; (iv) Indebtedness of the Company owing to and held by a Wholly Owned Subsidiary and Indebtedness of a Wholly Owned Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; (v) Indebtedness (other than Indebtedness permitted by the immediately preceding paragraph or elsewhere in this paragraph) in an aggregate principal amount which does not exceed at any one time outstanding $10 million; (vi) Indebtedness under Interest Rate Agreements entered into for the purpose of limiting interest rate risks; PROVIDED, HOWEVER, that the obligations under such agreements are related to payment obligations of the Company in respect of Indebtedness otherwise permitted by the terms of the covenant described hereunder; (vii) Indebtedness in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit; (viii) Indebtedness Incurred by the Company and owing to either Vanguard Cellular Systems, Inc., or any Strategic Equity Investor; PROVIDED, HOWEVER, that the aggregate principal amount of Indebtedness at any time outstanding pursuant to this clause (viii) shall not exceed $10 million; PROVIDED FURTHER, HOWEVER, that such Indebtedness shall (x) not by its terms provide for the payment of any cash interest thereon or for any payments of principal thereof (whether pursuant to sinking fund or otherwise) at any time prior to the first anniversary of the Stated Maturity of the Notes; (y) be expressly subordinated in right of payment to the Notes; and (z) not have in the documentation evidencing such Indebtedness any term, covenant, provision or default or event of default which is materially more favorable to the holder thereof than the terms, covenants, provisions or defaults or events of default set forth in the Notes (or in the documentation relating thereto) as in effect on the Issue Date (it being expressly understood that any such Indebtedness Incurred under this clause (viii) may have an interest rate and interest terms different from the Notes); (ix) Indebtedness outstanding on the Issue Date not otherwise described in clauses (i) through (viii) above; and (x) Permitted Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to clause (a) of the immediately preceding paragraph and clauses (ii), (iii) and
(ix) above.

     LIMITATION ON INDEBTEDNESS AND PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Company shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness or issue any Preferred Stock, except that a Restricted Subsidiary may Incur the following Indebtedness:

          (i) Indebtedness owing to the Company or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Wholly Owned Subsidiary) shall be deemed to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (ii) Indebtedness outstanding on the Issue Date;

          (iii) Indebtedness Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in anticipation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that either (a) such Indebtedness does not exceed at any one time outstanding $5 million or (b) the Company would be permitted to Incur $1.00 of Indebtedness pursuant to clause (a) of the first paragraph of " -- Limitation on Indebtedness";

          (iv) Indebtedness under Interest Rate Agreements entered into for the purpose of limiting interest rate risks, provided that the obligations under such agreements are related to payment obligations of such Restricted Subsidiary in respect of Indebtedness otherwise permitted by the terms of the covenant described hereunder;

          (v) Indebtedness in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit; and

          (vi) Permitted Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to clauses (ii) and (iii) above.

     LIMITATION ON RESTRICTED PAYMENTS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment, (a) a Default or Event of Default shall have occurred and be continuing, (b) the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of " -- Limitation on Indebtedness" or (c) the aggregate amount of such Restricted Payment and all other Restricted Payments made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of (i) the excess of (A) Cumulative EBITDA over (B) the product of 1.5 and Cumulative Interest Expense,
(ii) Capital Stock Sale Proceeds, (iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the balance sheet of the Company upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Redeemable Stock) of the Company (less the amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon conversion or exchange) and
(iv) an amount equal to the net reduction in Investments made by the Company and its Restricted Subsidiaries subsequent to the Issue Date in any Person resulting from (A) dividends, repayment of loans or advances, or other transfers or distributions of Property (but only to the extent the Company excludes such transfers or distributions from the calculation of Cumulative EBITDA for purposes of clause (c) (i) above), in each case to the Company or any Restricted Subsidiary from any Person or (B) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed, in the case of (A) or (B), the amount of such Investments previously made by the Company and its Restricted Subsidiaries in such Person which were treated as Restricted Payments.

     Notwithstanding the foregoing limitation, the Company may (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the Indenture, (b) redeem, repurchase, defease, acquire or retire for value, any Indebtedness subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes with the proceeds of any Permitted Refinancing Indebtedness, (c) acquire, redeem or retire Capital Stock of the Company or Indebtedness subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any Subsidiary), and (d) make Investments in Persons the primary businesses of which are Related Businesses (other than Investments in the Capital Stock of the Company) in an amount at any time outstanding not to exceed $10 million in the aggregate.

     Any payments made pursuant to clauses (b) and (c) of the immediately preceding paragraph shall be excluded from the calculation of the aggregate amount of Restricted Payments made after the Issue Date; PROVIDED, HOWEVER, that the proceeds from the issuance of Capital Stock pursuant to clause (c) of the immediately preceding paragraph shall not constitute Capital Stock Sale Proceeds for purposes of clause (c) (ii) of the first paragraph of the covenant described hereunder.

     LIMITATION ON LIENS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property, whether now owned or hereafter acquired, including any Lien on any interest in, or any income or profits from, its Property, unless effective provision has been or will be made whereby the Notes will be secured equally and ratably with (or prior to) such obligation; PROVIDED, HOWEVER, that no Lien may be granted with respect to Indebtedness of the Company that is subordinated to the Notes.

     LIMITATION ON ASSET SALES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale after the Issue Date unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale and
(ii) at least 80% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents.

     The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects, (A) to prepay, repay or purchase Indebtedness of a Restricted Subsidiary (excluding Indebtedness owed to the Company or an Affiliate of the Company); or (B) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).

     Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 270 days from the date of such Asset Sale or the receipt of such Net Available Cash shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million (taking into account income earned on such Excess Proceeds), the Company will be required to make an offer to purchase (the "Prepayment Offer") the Notes, on a pro rata basis according to principal amount at maturity, at a purchase price equal to 100% of the Accreted Value thereof plus accrued and unpaid interest thereon (if any) to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate Accreted Value of Notes surrendered for purchase by holders thereof exceeds the amount of Excess Proceeds, then the Trustee shall select the Notes to be purchased pro rata according to Accreted Value or by lot with such adjustments as may be deemed appropriate by the Company so that only Notes having a principal amount at maturity of $1,000, or integral multiples thereof, shall be purchased. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase as described in the following paragraph in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for general corporate purposes and the amount of Excess Proceeds will be reset to zero.

     Within five Business Days after the Excess Proceeds exceeds $10 million, the Company shall send a written notice, by first-class mail, to the holders of the Notes (the "Prepayment Offer Notice"), accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders of the Notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things, (a) that the Company is offering to purchase Notes pursuant to the provisions of the Indenture described herein under " -- Limitation on Asset Sales," (b) that any Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrete original issue discount or accrue interest after the Purchase Date, (c) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days from the date the Prepayment Offer Notice is mailed (the "Purchase Date"), (d) the aggregate Accreted Value of Notes (or portions thereof) to be purchased and (e) a description of the procedure which holders of Notes must follow in order to tender their Notes (or portions thereof) and the procedures that holders of Notes must follow in order to withdraw an election to tender their Notes (or portions thereof) for payment.

     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary, (b) make any loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its Property to the Company or any other Restricted Subsidiary. Such limitation will not apply (1) with respect to clauses (a), (b) and (c), to encumbrances and restrictions (i) in existence under or by reason of any agreements in effect on the Issue Date,
(ii) relating to Indebtedness of a Restricted Subsidiary and existing at such Restricted Subsidiary at the time it became a Restricted Subsidiary if such encumbrance or restriction was not created in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, or (iii) which result from the renewal, refinancing, extension or amendment of an agreement referred to in the immediately preceding clauses (1)
(i) and (ii) above and in clauses (2) (i) and (ii) below, provided, such encumbrance or restriction is no more restrictive to such Restricted Subsidiary than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced, and (2) with respect to clause (c) only, to (i) any encumbrance or restriction relating to Indebtedness that is permitted to be Incurred and secured pursuant to the provisions under " -- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" and " -- Limitation on Liens" that limits the right of the debtor to dispose of the assets or Property securing such Indebtedness, (ii) any encumbrance or restriction in connection with an acquisition of Property, so long as such encumbrance or restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (iii) customary provisions restricting subletting or assignment of leases and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (iv) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless (a) the terms of such Affiliate Transaction are (i) set forth in writing, (ii) in the best interest of the Company or such Restricted Subsidiary, as the case may be, and
(iii) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company or such Restricted Subsidiary, (b) with respect to an Affiliate Transaction involving aggregate payments or value in excess of $1 million, the Board of Directors of the Company (including a majority of the disinterested members of the Board of Directors of the Company) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses
(a) (ii) and (iii) of this paragraph as evidenced by a Board Resolution and (c) with respect to an Affiliate Transaction involving aggregate payments or value in excess of $10 million, the Company obtains a written opinion from an independent appraisal firm to the effect that such Affiliate Transaction is fair from a financial point of view.

     Notwithstanding the foregoing limitation, the Company may enter into or suffer to exist the following: (i) any transaction pursuant to any contract in existence on the Issue Date; (ii) any transaction or series of transactions between the Company and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries; (iii) any Restricted Payment permitted to be made pursuant to " -- Limitation on Restricted Payments;" (iv) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Restricted Subsidiaries, so long as the Board of Directors of the Company in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor;

(v) loans and advances to employees made in the ordinary course of business and consistent with past practice of the Company or such Restricted Subsidiary, as the case may be, provided, that such loans and advances do not exceed $5 million at any one time outstanding; (vi) employment arrangements entered into in the ordinary course of business with officers of the Company approved by a majority of the disinterested members of the Board of Directors of the Company; and (vii) the Management Services Agreement.

     LIMITATION ON LINES OF BUSINESS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any business other than a Related Business.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Company will not merge or consolidate with or into any other entity (other than a merger of a Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions unless: (a) the entity formed by or surviving any such consolidation or merger (if the Company is not the surviving entity) or the Person to which such sale, transfer, assignment, lease or conveyance is made (the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company; (b) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Company's Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (c) immediately before and after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness under clause (a) of the first paragraph of " -- Certain
Covenants -- Limitation on Indebtedness."

     In connection with any consolidation, merger or transfer contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

SEC REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of the Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

EVENTS OF DEFAULT

     Events of Default in respect of the New Notes as set forth in the Indenture include: (i) failure to make the payment of any principal of, or premium, if any, on any of the Notes when the same becomes due and payable at maturity, upon acceleration, redemption, optional redemption, required purchase or otherwise;
(ii) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;
(iii) failure to comply with any other covenant in the Notes or in the Indenture and such failure continues for 30 days after written notice from the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding; (iv) a default under any Indebtedness for borrowed money by the Company or any Restricted Subsidiary which results in acceleration of the maturity of such Indebtedness, or failure to pay principal on any such Indebtedness, in an amount greater than $5 million (the "cross acceleration provisions"); (v) any judgment or judgments for the payment of money in an uninsured aggregate amount in excess of $5 million shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); and (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary (the "bankruptcy provisions"). The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

     The Indenture provides that if an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Restricted Subsidiary) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration; PROVIDED, HOWEVER, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Notes then outstanding, may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest on the Notes, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company or a Restricted Subsidiary shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

     The registered holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing Default with respect to the Notes or compliance with any provision of the Indenture and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

     No holder of the Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the registered holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

AMENDMENTS AND WAIVERS

     The Indenture may be amended with the consent of the registered holders of a majority in principal amount of the Notes to be affected then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the registered holders of a majority in principal amount of the Notes to be affected then outstanding. However, without the consent of each holder of an outstanding Note to be affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) make any Note payable in money other than that stated in the Note,
(v) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vi) subordinate in right of payment, or otherwise subordinate, the Notes to any other obligation of the Company, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or (viii) reduce the premium payable upon the redemption of any Note or change the time at which any Note may or shall be redeemed as described under " -- Optional Redemption."

     Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or in a manner such that the uncertificated

Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to registered holders of the Notes affected a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under " -- Certain Covenants" (but not the covenant described under " -- Merger, Consolidation and Sale of Assets"), the operation of the cross acceleration provisions, the bankruptcy provisions with respect to Restricted Subsidiaries and the judgment default provisions described under " -- Events of Default" above and the limitation contained in clause (d) under " -- Merger, Consolidation and Sale of Assets" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iii) (with respect to the covenants described under " -- Certain Covenants," but not the covenant described under " -- Merger, Consolidation and Sale of Assets" above), (iv), (v) or (vi) (with respect only to Restricted Subsidiaries) under " -- Events of Default" above or because of the failure of the Company to comply with clause (d) under " -- Merger, Consolidation and Sale of Assets" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to maturity or an earlier redemption in accordance with the terms of the Indenture and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

EXCHANGE OFFER; REGISTRATION RIGHTS

     The Company and the Initial Purchasers entered into the Exchange and Registration Rights Agreement prior to the Private Placement. Pursuant to the Exchange and Registration Rights Agreement, the Company agreed to (i) file with the Commission on or prior to 45 days after the Issue Date a registration statement on Form S-1 or Form S-4 (the "Exchange Offer Registration Statement") relating to a registered exchange offer for the Old Notes under the Securities Act and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act by no later than 120 days after the original issuance of the Old Notes. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Company agreed to offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for an issue of a second series of notes (the "New Notes"), identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions), that would be registered under the Securities Act. The Company agreed to keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes.

     The Company has filed this Registration Statement and will commence the Exchange Offer pursuant to the Exchange and Registration Rights Agreement. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or do not permit any holder of the Old Notes (including the Initial Purchasers) to participate in the Exchange Offer and receive freely transferable New Notes and under certain other circumstances, the Company agreed to file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to, among other things, the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Transfer Restricted Security has been exchanged by a person other than a broker-dealer for a freely transferable New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Transfer Restricted Security for an New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Transfer Restricted Security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Transfer Restricted Security is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

     The Company agreed to use its best efforts to have the Exchange Offer Registration Statement and, if applicable, a Shelf Registration Statement (each a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission, the Company agreed to commence the Exchange Offer and use its best efforts to consummate the Exchange Offer as promptly as practicable, but in any event within 150 days of the original issuance of the Old Notes. If applicable, the Company agreed to use its best efforts to keep the Shelf Registration Statement effective for a period of three years after the Issue Date. If (i) the applicable Registration Statement had not been filed with the Commission on or prior to 45 days after the Issue Date, (ii) unless the Exchange Offer would not have been permitted by a policy of the Commission, the Registration Statement had not been declared effective within 120 days of the Issue Date, (iii) neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective within 150 days of the Issue Date, or (iv) after a Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Transfer Restricted Securities during the periods specified in the Exchange and Registration Rights Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default"), additional cash interest will accrue on the Notes at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured, calculated on the Accreted Value of the Notes, as the case may be, as of the Specified Date on which such interest is payable. Such interest is payable in addition to any other interest payable on each February 1 and August 1, commencing February 1, 1997.

     The Exchange and Registration Rights Agreement also provides that the Company (i) shall make available for a period of 90 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such New Notes and (ii) shall pay all expenses incident to the Exchange Offer and the Shelf Registration Statement (including the expenses of one counsel to the holders of the Notes) and will indemnify certain holders of the New Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of Old Notes who wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     Holders of the Old Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Old Notes included in the Shelf Registration Statement. A holder who sells Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations).

     For so long as the Notes are outstanding, the Company will continue to provide to holders of the Notes and to prospective purchasers of the Notes the information required by Rule 144A(d)(4) under the Securities Act.

     The foregoing description of the Exchange and Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement.

BOOK-ENTRY SYSTEM; DELIVERY AND FORM

     Each of the Old Notes offered and sold to "qualified institutional buyers" ("QIBs") in reliance on Rule 144A under the Securities Act were issued in the form of one or more Notes in global form ("Rule 144A Global Notes") and each of the Notes or Warrants sold to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) were delivered in certificated fully registered form only and bear a legend containing restrictions on transfers. All New Notes issued in the Exchange Offer for Old Notes represented by Rule 144A Global Notes will be represented by one or more Notes in global form (the "Global Notes"), which will be deposited with the Trustee as custodian for the Depositary, and registered in the name of the Depositary or of a nominee of the Depositary.

     Upon issuance of the Global Notes, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the number of New Notes represented by such Global Notes to the accounts of institutions that have accounts with the Depositary or its nominee ("participants"). Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to participants' interests) for such Global Notes, or by participants or persons that hold interests through participants (with respect to interests of persons other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Notes.

     So long as DTC is the registered holder of any Global Notes, DTC will be considered the sole owner and holder of such Notes represented by such Global Notes for all purposes under the Indenture and the New Notes. No beneficial owners of an interest in any Global Notes will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein).

     Except in the limited circumstances referred to below, owners of beneficial interests in Global Notes will not be entitled to have such Global Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities in exchange therefor and will not be considered to be the owners or holders of such Global Notes represented thereby for any purpose under the New Notes or the Indenture.

     Upon transfer of Certificated Notes to a QIB, such Certificated Notes may be transferred to the corresponding Global Notes. Global Notes shall be exchangeable for corresponding Certificated Notes registered in the name of persons other than the Depositary or its nominee only if (A) the Depositary (i) notifies the Company that it is unwilling or unable to continue as Depositary for any of the Global Notes or (ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default

(as defined in the Indenture) with respect to the Notes, or (C) and the Company executes and delivers to the Trustee an order that the Global Notes shall be so exchangeable. Any Certificated Notes will be issued only in fully registered form and shall be issued without coupons in denominations of $1,000 and integral multiples thereof. Any Certificated Notes so issued will be registered in such names and in such denominations as DTC shall request.

     Any payment of principal or interest due on the New Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes representing such New Notes in accordance with existing arrangements between the Trustee and the Depositary. The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. None of the Company, the Trustee, or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Unless and until exchanged in whole or in part for New Notes in definitive form in accordance with the terms of the New Notes, the Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary of any such nominee to a successor of the Depositary or a nominee of each successor.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry exchanges in accounts of the participants, thereby eliminating the need for physical movements of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Indirect access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depositary agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

     Investors electing to hold their New Notes through DTC will follow settlement practices applicable to United States corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

     All payments of principal and interest on the New Notes will be made by the Company in same-day funds. The Global Notes will trade in the Same-Day Funds Settlement System of the Depositary until maturity. Secondary market trading of the Notes between DTC participants (other than the depositories) will be settled in same-day funds using the procedures applicable to United States corporate debt obligations.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "ACCRETED VALUE" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes:

     (i) if the Specified Date occurs on one of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

SEMI-ANNUAL ACCRUAL DATE                                                                ACCRETED VALUE
February 1, 1997.....................................................................     $   712.98
August 1, 1997.......................................................................     $   762.89
February 1, 1998.....................................................................     $   816.29
August 1, 1998.......................................................................     $   873.44
February 1, 1999.....................................................................     $   934.58
August 1, 1999.......................................................................     $ 1,000.00

     (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) the original issue price and
(b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less the original issue price MULTIPLIED BY (2) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of 12 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of 12 30-day months;

     (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of 12 30-day months, and the denominator of which is 180; or

     (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     "ADDITIONAL ASSETS" means (i) any Property (other than cash, cash equivalents or securities) to be owned by the Company or a Restricted Subsidiary and used in a Related Business, (ii) the costs of improving or developing any Property owned by the Company or a Restricted Subsidiary which is used in a Related Business and (iii) Investments in any other Person engaged primarily in a Related Business (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Wholly Owned Subsidiary or is merged or consolidated with or into the Company or any Wholly Owned Subsidiary.

     "AFFILIATE" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or executive officer (a) of such specified Person, (b) of any Subsidiary of such specified Person or (c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "ASSET SALE" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger or a Sale and Leaseback Transaction) by such Person or any of its Restricted Subsidiaries in any single transaction or series of transactions of (a) shares of Capital Stock or other ownership interests in another Person (including, with respect to the Company and its Restricted Subsidiaries, Capital Stock of Unrestricted Subsidiaries) or (b) any other Property of such Person or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that the term "Asset Sale" shall not include: (i) the sale or transfer of Temporary Cash Investments, inventory, accounts receivable or other Property in the ordinary course of business; (ii) the liquidation of Property received in settlement of debts owing to such Person or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person or any of its Restricted Subsidiaries in the ordinary course of business; (iii) when used with respect to the Company, any asset disposition permitted pursuant to " -- Merger, Consolidation and Sale of Assets" which constitutes a disposition of all or substantially all of the Company's Property; (iv) the sale or transfer of any Property by such Person or any of its Restricted Subsidiaries to such Person or any of its Wholly Owned

Subsidiaries; (v) a disposition in the form of a Restricted Payment permitted to be made pursuant to " -- Certain Covenants Limitation on Restricted Payments;"
(vi) the sale of the manufacturing facility for IPN Terminals to Coleman Resources; or (vii) a disposition with a Fair Market Value and a sale price of less than $500,000.

     "ATTRIBUTABLE INDEBTEDNESS" means Indebtedness deemed to be incurred in respect of a Sale and Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "BOARD RESOLUTION" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the Trustee.

     "CAPITAL LEASE OBLIGATIONS" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP. For purposes of
" -- Certain Covenants -- Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the property being leased.

     "CAPITAL STOCK" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrant, option or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

     "CAPITAL STOCK SALE PROCEEDS" means the aggregate Net Cash Proceeds received by the Company from the issue or sale (other than to a Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary) by the Company of any class of its Capital Stock (other than Redeemable Stock) after the Issue Date.

     "CHANGE OF CONTROL" means the occurrence of any of the following events:
(i) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) other than one or more of the Permitted Holders is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company, (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office, (iii) the Company consolidates or merges with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) consolidates or merges with or into the Company, in either case, other than (a) a consolidation or merger with a Wholly Owned Subsidiary in which all of the Voting Stock of the Company outstanding immediately prior to the effectiveness thereof is changed into or exchanged for substantially the same consideration or (b) pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other Property with the effect that the "beneficial owners" (as such term is used in Section 13(d) of the Exchange Act) of the outstanding Voting Stock of the Company immediately prior to such transaction, beneficially own, directly or indirectly, more than 50% of the total voting power of the fully diluted Voting Stock of the surviving corporation immediately following such transaction in substantially the same proportions as owned prior to such transaction or (iv) the Company sells, conveys, transfers or leases, directly or indirectly, all or substantially all of its assets (other than a transfer of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary or one or more Permitted Holders).

     "CONSOLIDATED INTEREST EXPENSE" means, for any Person (or in the case of the Company, the Company and its Restricted Subsidiaries), for any period, the amount of interest in respect of Indebtedness (excluding amortization of original issue discount resulting from the allocation of a portion of the Indebtedness from the Offering attributable to the Warrants, but including amortization of original issue discount in all other instances and fees payable in connection with financings, including commitment, availability and similar fees, and amortization of debt issuance costs, noncash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under, and the net costs associated with, any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of Redeemable Dividends, the amount of Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of such Person held other than by such Person or a Subsidiary of such Person, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, and the interest component of rentals in respect of any Capital Lease Obligation or Sale and Leaseback Transaction paid, accrued or scheduled to be paid or accrued by such Person during such period, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a Capital Lease Obligation or a Sale and Leaseback Transaction shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation or Sale and Leaseback Transaction in accordance with GAAP consistently applied.

     "CONSOLIDATED LEVERAGE RATIO" is defined as the ratio of (i) the outstanding Indebtedness of a Person and its Subsidiaries (or in the case of the Company, its Restricted Subsidiaries) divided by (ii) the Pro Forma EBITDA of such Person.

     "CONSOLIDATED NET INCOME" of a Person means for any period, the net income
(loss) of such Person and its Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income (i) with respect to the Company, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (a) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (b) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (ii) any net income (loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) with respect to the Company, any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (a) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (b) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain (but not loss) realized upon the sale or other disposition of any Property of such Person or its consolidated Subsid-iaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business, (v) any extraordinary gain or loss and (vi) the cumulative effect of a change in accounting principles.

     "CUMULATIVE EBITDA" means at any date of determination the cumulative EBITDA of the Company from and after the last day of the fiscal quarter of the Company immediately preceding the Issue Date to the end of the fiscal quarter immediately preceding the date of determination or, if such cumulative EBITDA for such period is negative, the amount (expressed as a negative number) by which such cumulative EBITDA is less than zero.

     "CUMULATIVE INTEREST EXPENSE" means at any date of determination the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries from the last day of the fiscal quarter of the Company immediately preceding the Issue Date to the end of the fiscal quarter immediately preceding the date of determination.

     "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "EBITDA" means, for any Person, for any period, an amount equal to (A) the sum of (i) Consolidated Net Income for such period, plus, to the extent deducted in the calculation of Consolidated Net Income, (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non cash items reducing Consolidated Net Income for such period, minus (B) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP consistently applied, except that with respect to the Company each of the foregoing items shall be determined on a consolidated basis with respect to the Company and its Restricted Subsidiaries only.

     "EVENT OF DEFAULT" has the meaning set forth under " -- Events of Default."

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "FAIR MARKET VALUE" means with respect to any Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (i) if such property or asset has a Fair Market Value of less than $5 million, by any Officer of the Company or (ii) if such property or asset has a Fair Market Value in excess of $5 million, by a majority of the Board of Directors of the Company and evidenced by a Board Resolution, dated within 30 days of the relevant transaction.

     "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, unless stated otherwise.

     "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "HEDGING OBLIGATION" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, foreign exchange contract, currency swap agreement, currency option or any other similar agreement or arrangement.

     "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; PROVIDED FURTHER, HOWEVER, that solely for purposes of determining compliance with " -- Certain
Covenants -- Limitation on Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness; PROVIDED that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at Stated Maturity.

     "INDEBTEDNESS" means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute customer advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capital Lease Obligations,
(ii) Indebtedness of other Persons secured by a Lien to which the Property owned or held by such first Person is subject, whether or not the obligation or obligation secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such property or assets or the amount of the Indebtedness so secured), (iii) Guarantees of Indebtedness of other Persons, (iv) the maximum fixed repurchase price of any Redeemable Stock (PROVIDED, HOWEVER, that Redeemable Stock of the Company shall not constitute Indebtedness if such Redeemable Stock may not be redeemed prior to the first anniversary of the Stated Maturity of the Notes), (v) any Attributable Indebtedness, (vi) all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions issued for the account of such Person, (vii) in the case of the Company, the maximum fixed repurchase price of Preferred Stock of its Restricted Subsidiaries and (viii) to the extent not otherwise included in clauses (i) through (vii) of this paragraph, any payment obligations of any such Person at the time of determination under any Hedging Obligation. For purposes of this definition, the maximum fixed repurchase price of any Redeemable Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock or Preferred Stock as if such Redeemable Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; PROVIDED, HOWEVER, that if such Redeemable Stock or Preferred Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock or Preferred Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any contingent obligations in respect thereof at such date. For purposes of this definition, the amount of the payment obligation with respect to any Hedging Obligation shall be an amount equal to (i) zero, if such obligation is an Interest Rate Obligation permitted pursuant to clause (vi) of the second paragraph of " -- Certain Covenants -- Limitation on Indebtedness" or (ii) the notional amount of such Hedging Obligation, if such Hedging Obligation is not an Interest Rate Agreement so permitted.

     "INTEREST RATE AGREEMENT" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement.

     "INVESTMENT" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

     "INVESTMENT GRADE RATING" means both a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Service, Inc. (or any successor to the rating agency business thereof) and a rating equal to or higher than BBB- (or the equivalent) by Standard & Poor's Ratings Group (or any successor to the rating agency business thereof).

     "IPN TERMINALS" means the interactive terminals through which the Company's Inter(Bullet)Act Promotion Network can be accessed in supermarkets and the supporting network equipment and computer servers for such terminals along with the component parts thereof.

     "ISSUE DATE" means the date on which the Old Notes were initially issued.

     "LIEN" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

     "MANAGEMENT SERVICES AGREEMENT" means the management services agreement between the Company and Vanguard dated as of June 17, 1996, the material terms of which are summarized under "Certain Transactions."

     "NET AVAILABLE CASH" from an Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such Properties or assets or received in any other noncash form) in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, and in each case net of all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale, and net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale.

     "NET CASH PROCEEDS" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "OFFICER" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer of the Company.

     "OFFICERS' CERTIFICATE" means a certificate signed by the Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

     "OPINION OF COUNSEL" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be counsel to the Company or the Trustee.

     "PERMITTED HOLDERS" means (i) the descendants of Lunsford Richardson, Sr, their spouses, trusts, and corporations in which they have interests and charitable organizations established by such descendants, (ii) Vanguard Cellular Operating Corp. and its controlling Affiliates, and (iii) Stephen R. Leeolou and Aretas E. Stearns, their estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing and the trustee of any bona fide trust of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) voting securities representing at least 66-2/3% of the total voting power of all classes of Capital Stock of such Person (exclusive of any matters as to which class voting rights exist).

     "PERMITTED INVESTMENT" means an Investment by the Company or any Restricted Subsidiary in (i) a Wholly Owned Subsidiary or a Person which will, upon the making of such Investment, become a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans and advances to employees made in the ordinary course of business consistent with past practice of the Company or such Restricted Subsidiary, as the case may be; PROVIDED, HOWEVER, that such loans and advances do not exceed $5 million at any one time outstanding; and (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments.

     "PERMITTED LIENS" means (i) Liens on the Property of the Company or any Restricted Subsidiary existing on the Issue Date; (ii) Liens on inventory, accounts receivable and any IPN Terminals owned, or cash held (other than cash raised in the Offering), on the Issue Date to secure Indebtedness permitted to be Incurred under clause (i) of the second paragraph of " -- Certain
Covenants -- Limitation on Indebtedness;" (iii) Liens on IPN Terminals acquired with the proceeds of Indebtedness permitted to be Incurred under clause (ii) of the second paragraph of

" -- Certain Covenants -- Limitation on Indebtedness" to secure such Indebtedness; (iv) Liens on the Property of the Company or any Restricted Subsidiary to secure any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (i), (ii), (iii), (viii) or (xi); PROVIDED, HOWEVER, that any such Lien will be limited to all or part of the same Property that secured the original Lien (plus improvements on such Property) and the aggregate principal amount of Indebtedness that is secured by such Lien will not be increased to an amount greater than the sum of (A) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness secured by Liens described under clauses (i), (ii), (iii), (viii) or (xi) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any premiums, fees and other expenses incurred by the Company in connection with such refinancing, refunding, extension, renewal or replacement; (v) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (vi) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations which are not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (vii) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice; (viii) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that such Lien shall not have been Incurred in anticipation of or in connection with such transaction or series of related transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary; (ix) other Liens on the Property of the Company or any Restricted Subsidiary incidental to the conduct of their respective businesses or the ownership of their respective Properties which were not created in connection with the Incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their respective Properties or materially impair the use thereof in the operation of their respective businesses; (x) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business; (xi) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary which is not a direct Subsidiary of such Person; PROVIDED FURTHER, HOWEVER, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary; (xii) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character; or (xiii) Liens to secure Interest Rate Agreements permitted to be incurred under clause (vi) of the second paragraph of " -- Certain Covenants -- Limitation on Indebtedness."

     "PERMITTED REFINANCING INDEBTEDNESS" means any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings or replacements so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement (other than to finance fees and expenses associated with such refinancing, including any premium and defeasance costs), (ii) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being refinanced, (iii) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being refinanced and (iv) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced; PROVIDED, HOWEVER, that Permitted Refinancing Indebtedness shall not include (a) Indebtedness of a Subsidiary that refinances Indebtedness of the Company or (b) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

     "PERSON" means any individual, corporation, company (including any limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "PREFERRED STOCK" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

     "PRO FORMA EBITDA" means, for any Person at any date of determination, the EBITDA of such Person for the four most recent full fiscal quarters preceding such date for which financial statements are available as determined on a consolidated basis in accordance with GAAP consistently applied after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any disposition of any Person or business, Pro Forma EBITDA of such Person and its Subsidiaries shall be computed so as to give pro forma effect to such disposition and (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business; PROVIDED, HOWEVER, that, with respect to the Company, all the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to the "Restricted Subsidiaries" of the Company.

     "PROPERTY" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in, and other securities of, any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

     "PUBLIC EQUITY OFFERING" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "REDEEMABLE DIVIDEND" means, for any dividend with regard to Redeemable Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

     "REDEEMABLE STOCK" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchasable at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable for Indebtedness.

     "RELATED BUSINESS" means any business related to the consumer product promotion business (including any interactive, multi-media and telecommunications aspects thereof).

     "RESTRICTED PAYMENT" means (i) any dividend or distribution (whether made in cash, Property or securities) declared or paid on or with respect to any shares of Capital Stock of the Company or Capital Stock of any Restricted Subsidiary except for any dividend or distribution which is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis) or dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) of the Company; (ii) a payment made by the Company or any Restricted Subsidiary to purchase, redeem, acquire or retire any Capital Stock of the Company or Capital Stock of any Affiliate of the Company (other than a Restricted Subsidiary) or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock; (iii) a payment made by the Company or any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the purchase, repurchase, or other acquisition of any Indebtedness subordinate in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), Indebtedness of the Company which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes; or (iv) an Investment (other than Permitted Investments) in any Person.

     "RESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company after the Issue Date unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the definition of "Unrestricted Subsidiary" and (ii) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to the definition of "Unrestricted Subsidiary."

     "SALE AND LEASEBACK TRANSACTION" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

     "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemp-tion provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "STRATEGIC EQUITY INVESTOR" means (i) any Person engaged principally in the consumer products manufacturing business which has an Investment Grade Rating and (ii) any Person which is wholly owned and controlled by any Person or Persons referred to in clause (i) of this definition.

     "SUBSIDIARY" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which at least 50% of the total voting power of the Voting Stock is held by such first-named Person or any of its Subsidiaries and such first-named Person or any of its Subsidiaries has the power to direct the management, policies and affairs thereof; or (ii) in the case of a partnership, joint venture, association, or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with generally accepted accounting principles such entity is consolidated with the first-named Person for financial statement purposes.

     "TEMPORARY CASH INVESTMENTS" means any of the following: (i) Investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rate "A-3" or "A-" or higher according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), (iii) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) entered into with a bank meeting the qualifications described in clause (ii) above, and (iv) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)).

     "UNRESTRICTED SUBSIDIARY" means (a) any Subsidiary of the Company in existence on the Issue Date that is not a Restricted Subsidiary and (b) any Subsidiary of an Unrestricted Subsidiary. The Company's Board of Directors may designate any Subsidiary of the Company or any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) the Subsidiary to be so designated does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (ii) the Subsidiary to be so designated is not obligated under any Indebtedness or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary and
(iii) either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) such designation is effective immediately upon such entity becoming a Subsidiary of the Company or any Restricted Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or of any Restricted Subsidiary will be classified as a Restricted Subsidiary; PROVIDED, HOWEVER, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if the Company would be unable to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of " -- Certain Covenants -- Limitation on Indebtedness." Except as provided in the second sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. The Company's Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of " -- Certain Covenants -- Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom. Any such designation by the Company's Board of Directors will be evidenced to the Trustee by filing with the Trustee a copy of the Board

Resolution giving effect to such designation and an Officers' Certificate certifying (i) that such designation complies with the foregoing provisions and
(ii) giving the effective date of such designation, such filing with the Trustee to occur within 75 days after the end of the fiscal quarter of the Company in which such designation is made (or in the case of a designation made during the last fiscal quarter of the Company's fiscal year, within 120 days after the end of such fiscal year).

     "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "VOTING STOCK" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

NOTICES

     Notices to holders of Notes will be given by mail to the addresses of such holders as they may appear in the Security Register.

GOVERNING LAW

     The Indenture and the Notes are governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of law.

THE TRUSTEE

     Fleet National Bank is the Trustee under the Indenture.

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL


     The following summary represents the opinion of Schell Bray Aycock Abel & Livingston P.L.L.C., counsel to the Company, as to certain material Federal income tax consequences to holders ("Holders") of Old Notes of the exchange of Old Notes for New Notes pursuant to the Exchange Offer and of the ownership and disposition of New Notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder (including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations")), published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time (possibly with retroactive effect) and to different interpretations.



     This summary applies only to those persons who are holders of the Old Notes and who hold Old Notes as "Capital Assets" within the meaning of Section 1221 of the Code. As used herein, the term "U.S. Person" means (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state or political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. As used herein, the term "Foreign Person" means a person other than a U.S. Person.



     This summary does not purport to deal with all aspects of Federal income taxation that may be relevant to Holders and does not address the tax consequences to Holders who are subject to special rules (such as financial institutions, tax-exempt organizations, dealers in securities and insurance companies) or aspects of Federal income taxation that may be relevant to a Holder's particular tax situation. Holders should note that an opinion represents only counsel's best legal judgment and neither the opinion nor this summary is binding on the Internal Revenue Service (the "Service"). There can be no assurance that the Service will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested from the Service on any tax matters relating to the Old Notes or New Notes.



     ALL HOLDERS (IN PARTICULAR, THOSE WHO ARE NOT U.S. PERSONS) ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES, AND OWNERSHIP AND DISPOSITION OF NEW NOTES AS WELL AS THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.



THE EXCHANGE OFFER



     The exchange of Old Notes for New Notes pursuant to the Exchange Offer does not constitute a material modification of the terms of the Old Notes and, therefore, such exchange should not constitute an "exchange" for Federal income tax purposes. Accordingly, each New Note should be viewed as a continuation of the corresponding Old Note, a Holder exchanging an Old Note, a New Note should not recognize any gain or loss as a result of the exchange pursuant to the Exchange Offer and the Federal income tax consequences to a Holder should be the same for the New Notes as for the Old Notes.



TAX CONSEQUENCES TO U.S. PERSONS OF OWNERSHIP AND DISPOSITION OF NEW NOTES



     THE UNITS. The Old Notes were sold as part of a unit (the "Units") that also included warrants (the "Warrants") to purchase common stock. Consequently, the issue price of a Unit was allocated between the Old Notes and the Warrants based on their relative fair market values. Under the OID Regulations, the portion of the issue price of the Units allocated to the Old Notes was the issue price of the Old Notes. The Company treated each Old Note as having been issued with an original issue price of $494.31 per $1,000 principal amount (which will be treated as the issue price of the New Note), based upon each Warrant having a fair market value of $172.28. No assurance can be given, however, that the Service will not challenge the Company's determination of the issue price of the Old Notes and the fair market value of the Warrants.



     Under the OID Regulations, the Company's allocation of the issue price of the Units will be binding on a Holder, unless the Holder discloses the use of a different allocation on the applicable form attached to the Holder's Federal income tax return for the year of acquisition of such Unit. If a Holder uses an allocation different from that of the Company, or a Holder acquires a Unit at a price different from that on which the Company's allocation is based, the Holder will be treated as having acquired the New Note for a greater or lesser amount than the New

Note's issue price, thereby resulting in "acquisition premium" or "market discount," as defined below. Holders intending to use an issue price allocation different from that used by the Company should consult their tax advisors as to the consequences to them of their particular allocation of the issue price of the Unit.


     ORIGINAL ISSUE DISCOUNT. Because the Old Notes were issued at a discount from their "stated redemption price at maturity," the OID on the Old Notes for Federal income tax purposes will be carried over to the New Notes. For Federal income tax purposes, OID on a New Note will be the excess of the stated redemption price at maturity of the New Note over the issue price of the Old Note (determined as described above under " -- The Units," which will be treated as the issue price of the New Note). The stated redemption price at maturity of a New Note will be the sum of all payments to be made on such New Note, regardless of whether denominated as interest or principal. As a result, each New Note will bear OID in an amount equal to the excess of (i) the sum of its principal amount and all stated interest payments over (ii) its issue price.


     A Holder generally will be required to include OID in income periodically over the term of a New Note and before receipt of the cash attributable to such income. In general, a Holder must include in gross income for Federal income tax purposes the sum of the daily portions of OID with respect to the New Note for each day during the taxable year or portion of a taxable year on which such Holder holds the New Note ("Accrued OID"). The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the adjusted issue price of the New Note at the beginning of the accrual period multiplied by the yield to maturity of the New Note. For purposes of computing OID, the Company will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the New Notes and the date six months prior to such maturity date, with the exception of an initial short accrual period. The adjusted issue price of a New Note at the beginning of any accrual period is the issue price of the New
Note increased by the Accrued OID for all prior accrual periods and decreased by any cash payments on the New Notes. Each payment made under a New Note will be treated first as a payment of OID (which was previously includable in income) to the extent of OID that has accrued as of the date of payment and has not been allocated to prior payments and second as a payment of principal.

     IN GENERAL, U.S. PERSONS WHO HOLD NEW NOTES WILL HAVE TO INCLUDE IN INCOME INCREASINGLY GREATER AMOUNTS OF OID OVER THE LIFE OF THE NEW NOTES.


     A Change in Control of the Company may cause additional interest to be paid on the New Notes in the manner described in this Prospectus. Under the OID Regulations, the possibility of such additional interest will not affect the accrual of OID or the yield to maturity on the New Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that such a payment will occur. The Company does not intend to treat the possibility of additional interest as affecting the computation of OID or the yield to maturity.


     Under the OID Regulations, a Holder may make an election to include in gross income all interest that accrues on a New Note (including stated interest, acquisition discount, OID, DE MINIMIS OID, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method calculated by treating the New Note as being issued on the Holder's acquisition date at an issue price equal to the Holder's adjusted basis in the New Note immediately after its acquisition.


     MARKET DISCOUNT. A Holder who purchases a New Note for an amount that is less than its adjusted issue price will be treated as having purchased the New Note at a "market discount" for Federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules, a Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a New Note as ordinary income to the extent of the market discount that accrued on such New Note (but was not previously included in income) at the time of such payment or disposition. Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the New Note, unless the Holder makes an irrevocable election to accrue on a constant yield method. If such New Note is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Section 1276(c) of the Code), accrued market discount will be includible as ordinary income to the Holder as if such holder had sold the New Note at its fair market value. In addition, the Holder may be required to defer, until the maturity of the New Note or its earlier disposition (including a nontaxable transaction other than a transaction described in Section 1276(c) of the Code), the deduction of all or a portion of the interest expense of any indebtedness incurred or continued to purchase or carry such New Note.

     A Holder of a New Note may elect to include market discount in income currently, as it accrues (on either a straight-line or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.



     ACQUISITION PREMIUM. A Holder who purchases a New Note for an amount that is greater than its adjusted issue price but equal to or less than the stated redemption price at maturity will be considered to have purchased such New Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such Holder must include in its gross income with respect to such New Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.



     DISPOSITION OF THE NOTES. Generally, any sale or redemption of New Notes will result in taxable gain or loss equal to the difference between the amount of cash or fair market value of other property received and the Holder's adjusted tax basis in the New Note. A Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a New Note will initially equal the cost of the New Note to such Holder and will be increased by any Accrued OID (as reduced by amortized acquisition premium) and market discount previously included in such Holder's gross income and decreased by the amount of any cash payments received by such Holder, regardless of whether such payments are denominated as principal or interest. For these purposes, the amount realized does not include any amount attributable to accrued stated interest on the New Note. Except as described above under " -- Market Discount," any gain or loss upon a sale or other disposition of a New Note generally will be capital gain or loss, and will be long-term capital gain or loss if the New Note will have been held by the Holder for more than one year at the time of such sale or other disposition (including any period during which a Holder held the Old Note).



     CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND TO CORPORATE HOLDERS. The New Notes constitute applicable high yield discount obligations (AHYDOs). As a result, a portion of the tax deductions that otherwise would be available to the Company in respect of the New Notes will be deferred and potentially disallowed, which, in turn, may reduce the after-tax cash flows of the Company. The New Notes constitute AHYDOs because (i) the yield to maturity of the Old Notes is equal to or greater than the sum of the relevant mid-term applicable federal rate (the AFR) in the month of issue of the Old Notes (which is 6.63% compounded semi-annually for July 1996, assuming a weighted average maturity of the Old Notes in excess of seven years), plus five percentage points, and (ii) the Old Notes were issued with significant OID. A debt instrument is issued with significant OID if the aggregate amount includable in income of a Holder in respect of such instrument before the close of any accrual period ending after the fifth anniversary of its issuance exceeds the sum of (a) the aggregate amount of interest to be paid under the instrument before such date and (b) the product of the issue price of the such instrument and its yield to maturity.



     Under the AHYDO rules, the Company will not be entitled to deduct OID that accrues with respect to the New Notes until amounts attributable to OID are paid in cash or property (other than stock or debt instruments of the Company or of a related party). In addition, since the yield to maturity of the New Notes exceeds the sum of the relevant AFR plus six percentage points (the Excess Yield), the disqualified portion of the OID accruing on the New Notes will be permanently nondeductible. In general, the Disqualified portion of OID for any accrual period will be equal to the product of (i) a percentage determined by dividing the Excess Yield by the yield to maturity and (ii) the OID for the accrual period. Subject to otherwise applicable limitations, a corporate Holder generally will be entitled to a 70% dividends received deduction with respect to the disqualified portion of the accrued OID if the Company has sufficient current or accumulated earnings and profits. To the extent that the Company's earnings and profits are insufficient, any portion of the OID that otherwise would have been recharacterized as a dividend for purposes of the dividends received deduction will continue to be taxed as ordinary OID income in accordance with the rules described above under " -- Original Issue Discount." Treatment of the New Notes as AHYDOs will not disqualify interest or OID with respect to the New Notes from the portfolio interest exception described below under " -- Tax Consequences to Foreign Persons of Ownership and Disposition of New Notes," provided the applicable requirements for the exception are otherwise satisfied.



TAX CONSEQUENCES TO FOREIGN PERSONS OF OWNERSHIP AND DISPOSITION OF NEW NOTES


     The following discussion is a summary of certain United States Federal income tax consequences to a Foreign Person that holds a New Note. If the income or gain on the New Note is effectively connected with the conduct of a trade or business within the United States then, unless a different result is provided under an applicable tax treaty between the United States and the country of which the Foreign Person is a resident, the Foreign Person will be subject to tax on such income or gain in essentially the same manner as a U.S. person, as discussed above, and in the case of a foreign corporation, may also be subject to the branch profits tax. The balance of this discussion assumes that Foreign Persons holding New Notes are not engaged in a trade or business in the United States with which income or gain derived from the New Notes would be effectively connected.

     Under the portfolio interest exception to the general rules for the withholding of tax on payment of interest (including OID) to a Foreign Person, a Foreign Person will not be subject to United States tax (or to withholding) on interest or OID on a New Note, provided that (i) the Foreign Person does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation that is related to the Company through stock ownership and is not a bank receiving certain types of interest, and (ii) the Company, its paying agent or the person who would otherwise be required to withhold tax receives either (A) a statement (an "Owner's Statement") signed under penalties of perjury by the beneficial owner of the New Note in which the owner certifies that the owner is a Foreign Person and which provides the owner's name and address or (B) a statement signed under penalties of perjury by the financial institution holding the New Note on behalf of the beneficial owner that it has received such Owner's Statement, together with a copy of the Owner's Statement. As used herein, the term "financial institution" means a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds a New Note on behalf of the owner of the New Note. A Foreign Person who does not qualify for the portfolio interest exception generally would be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate) on interest payments and payments (including redemption proceeds) attributable to OID on the New Notes.

     In general, gain recognized by a Foreign Person upon the redemption, sale or exchange of a New Note will not be subject to United States Federal income tax unless such Foreign Person is an individual present in the United States for 183 days or more during the taxable year in which the New Note is redeemed, sold or exchanged, and certain other requirements are met.

     A New Note held by an individual who is a Foreign Person at the time of his death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such New Notes would not have been effectively connected to the conduct by such individual of a trade or business in the U.S.

BACKUP WITHHOLDING


     A Holder may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to payments received with respect to the New Notes and the proceeds from the sale or redemption thereof. This withholding generally applies only if the Holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN,
(iii) is notified by the IRS that he or she has failed to report properly payments of interest and dividends and the IRS has notified the Company that he or she is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a Holder under the backup withholding rules is allowable as a credit against such Holder's Federal income tax liability, provided that the required information is furnished to the IRS. Certain Holders (including, among others, corporations and foreign individuals who comply with certain certification requirements described under " -- Tax Consequences to Foreign Persons of Ownership and Disposition of New Notes") are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.


     THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES, AND OWNERSHIP AND DISPOSITION OF NEW NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date, and ending on the close of business 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for
use in connection with any such resale. In addition, until             , 199 ,
all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker -dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

     Certain legal matters regarding the New Notes will be passed upon for the Company by Schell Bray Aycock Abel & Livingston L.L.P., Greensboro, North Carolina. As of September 10, 1996, certain partners of Schell Bray Aycock Abel & Livingston L.L.P., beneficially owned an aggregate of 20,000 Shares of the Company's Common Stock.

                              INDEPENDENT AUDITORS


     The unaudited and audited financial statements included in this Prospectus have been reviewed and audited, respectively, by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), the review report of Arthur Andersen LLP is not considered a part of this registration statement prepared or certified by that firm or a report prepared or certified by that firm within the meaning of Sections 7 and 11 of the Act.

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                   Page
INTERIM FINANCIAL STATEMENTS:
  Report of Independent Public Accountants......................................................................   F-2
  Consolidated Balance Sheet as of June 29, 1996 (unaudited)....................................................   F-3
  Consolidated Statements of Operations for the nine-month periods ended June 29, 1996 and July 1, 1995 and for
     the period from February 25, 1993 (Date of Inception) to June 29, 1996 (unaudited).........................   F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for the period from February 25, 1993 (Date of
     Inception) to June 29, 1996 (unaudited)....................................................................   F-5
  Consolidated Statements of Cash Flows for the nine-month periods ended June 29, 1996 and July 1, 1995 and for
     the period from February 25, 1993 (Date of Inception) to June 29, 1996 (unaudited).........................   F-6
  Notes to Consolidated Financial Statements....................................................................   F-7-F-14
ANNUAL FINANCIAL STATEMENTS:
  Report of Independent Public Accountants......................................................................   F-15
  Consolidated Balance Sheets as of September 30, 1995 and 1994.................................................   F-16
  Consolidated Statements of Operations for the years ended September 30, 1995 and 1994, for the period from
     February 25, 1993 (Date of Inception) to September 30, 1993 and for the period from February 25, 1993 (Date
     of Inception) to September 30, 1995........................................................................   F-17
  Consolidated Statements of Stockholders' Equity (Deficit) for the period from February 25, 1993 (Date of
     Inception) to September 30, 1995...........................................................................   F-18
  Consolidated Statements of Cash Flows for the years ended September 30, 1995 and 1994, for the period from
     February 25, 1993 (Date of Inception) to September 30, 1993 and for the period from February 25, 1993 (Date
     of Inception) to September 30, 1995........................................................................   F-19
  Notes to Consolidated Financial Statements....................................................................   F-20-F-27

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
TO THE BOARD OF DIRECTORS OF
  INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY:
     We have reviewed the accompanying consolidated balance sheet of Inter(Bullet)Act Systems, Incorporated and Subsidiary (a North Carolina corporation in the development stage) as of June 29, 1996, and the related consolidated statements of operations and cash flows for the nine-month periods ended June 29, 1996 and July 1, 1995 and for the period from February 25, 1993 (Date of Inception) to June 29, 1996 and the related consolidated statements of stockholders' equity (deficit) for the period from February 25, 1993 (Date of Inception) to June 29, 1996. These financial statements are the responsibility of the company's management.
     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
     Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.
                                         ARTHUR ANDERSEN LLP
Melville, New York
September 11, 1996
                                      F-2

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEET
                                  (unaudited)

                                                                                                                  June 29,
                                                                                                                    1996
Assets
CURRENT ASSETS:
  Cash and cash equivalents..................................................................................   $  7,416,893
  Accounts receivable, net of allowance for doubtful accounts of $3,535......................................         76,471
  Prepaid expenses and other.................................................................................        336,518
       Total current assets..................................................................................      7,829,882
PROPERTY AND EQUIPMENT:
  Product equipment..........................................................................................      5,487,961
  Less: Accumulated depreciation.............................................................................       (442,795)
         Product equipment, net..............................................................................      5,045,166
  Office and computer equipment and leasehold improvements...................................................        995,543
  Less: Accumulated depreciation and amortization............................................................       (172,485)
         Office and computer equipment and leasehold improvements, net.......................................        823,058
  Product equipment in process of manufacturing..............................................................      2,765,961
       Total property and equipment, net.....................................................................      8,634,185
OTHER ASSETS:
  Deposits...................................................................................................         35,000
  Organization costs (net of accumulated amortization of $26,193)............................................         13,097
  Patents, licenses and trademarks (net of accumulated amortization of $8,448)...............................         82,737
  Prepaid debt issuance costs (Note 11)......................................................................        158,021
  Other intangibles (net of accumulated amortization of $4,027)..............................................         30,486
       Total other assets, net...............................................................................        319,341
       Total assets..........................................................................................   $ 16,783,408
Liabilities and Stockholders' Equity
CURRENT LIABILITIES:
  Accounts payable...........................................................................................   $  1,682,495
  Accrued expenses...........................................................................................        792,425
  Notes payable to stockholders -- current portion...........................................................         66,997
       Total current liabilities.............................................................................      2,541,917
NOTES PAYABLE TO STOCKHOLDERS................................................................................        255,750
OTHER LONG-TERM LIABILITIES..................................................................................         83,343
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 20,000,000 shares authorized; 7,668,555 shares issued and outstanding..........     27,651,071
  Deficit accumulated during the development stage...........................................................    (13,748,673)
       Total stockholders' equity............................................................................     13,902,398
       Total liabilities and stockholders' equity............................................................   $ 16,783,408

The accompanying notes are an integral part of this consolidated balance sheet.
                                      F-3

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                                       For the              For the         For the Period from
                                                                  Nine-Month Period    Nine-Month Period     February 25, 1993
                                                                        Ended                Ended          (Date of Inception)
                                                                    June 29, 1996        July 1, 1995        to June 29, 1996
Gross sales....................................................      $   231,102          $   172,625          $     502,989
Less: Retailer reimbursements..................................         (126,827)             (99,482)              (275,114)
      Net sales................................................          104,275               73,143                227,875
Direct operating expenses......................................        1,287,560              597,295              2,395,323
Gross deficit..................................................       (1,183,285)            (524,152)            (2,167,448)
Selling, general and administrative expenses...................        4,020,926            2,349,080             10,795,752
Depreciation and amortization..................................          433,895              141,647                663,788
Loss from operations...........................................       (5,638,106)          (3,014,879)           (13,626,988)
Interest expense...............................................          111,377              120,405                386,434
Other income, net..............................................          165,094               62,955                264,749
       Net loss................................................      $(5,584,389)         $(3,072,329)         $ (13,748,673)
PER SHARE INFORMATION:
       Net loss per share (Note 2).............................      $     (1.02)         $     (1.04)
       Weighted average common shares
          outstanding..........................................        5,492,577            2,942,197

 The accompanying notes are an integral part of these consolidated statements.
                                      F-4

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
          From February 25, 1993 (Date of Inception) To June 29, 1996
                                  (unaudited)

                                                                                             Deficit
                                                                                           Accumulated
                                                                                              During            Total
                                                                     Common Stock          Development      Stockholders'
                                                                Shares        Amount          Stage        Equity (Deficit)
April 1993, the Company issued 816,902 shares of common
  stock to Clearing Systems, Inc. for certain technological
  information and processes. Consideration for the shares,
  after assumption of certain liabilities, was approximately
  $.012 per share (Note 6)..................................     816,902    $    10,000    $         --      $     10,000
April 1993, the Company issued 1,898,592 shares to various
  stockholders in exchange for cash and notes payable to the
  Company valued at approximately $1.016 per share..........   1,898,592      1,929,526              --         1,929,526
April 1993, the Company issued 101,406 shares to three
  stockholders in consideration for investment services and
  notes payable to the Company valued at approximately
  $1.016 per share..........................................     101,406        103,059              --           103,059
Net loss for the period.....................................          --             --      (1,295,052)       (1,295,052)
BALANCE AT SEPTEMBER 30, 1993...............................   2,816,900      2,042,585      (1,295,052)          747,533
  August 1994, return of capital to stockholders............          --       (371,130)             --          (371,130)
  Issuance of common stock..................................     100,000        500,000              --           500,000
  Forfeiture of common stock (Note 11)......................     (10,000)            --              --                --
  Issuance of previously forfeited common stock (Note 11)...      10,000         50,000              --            50,000
  Net loss for the year.....................................          --             --      (2,343,510)       (2,343,510)
BALANCE AT SEPTEMBER 30, 1994...............................   2,916,900      2,221,455      (3,638,562)       (1,417,107)
  Issuance of common stock..................................     632,000      3,172,510              --         3,172,510
  Forfeiture of common stock (Note 11)......................     (18,000)      (140,000)             --          (140,000)
  Issuance of common stock (Note 9).........................     400,000      2,000,000              --         2,000,000
  Net loss for the year.....................................          --             --      (4,525,722)       (4,525,722)
BALANCE AT SEPTEMBER 30, 1995...............................   3,930,900      7,253,965      (8,164,284)         (910,319)
  Issuance of common stock..................................   3,319,338     18,256,359              --        18,256,359
  Conversion of $1.6 million of debt to common stock (Note
     4).....................................................     319,993      1,599,965              --         1,599,965
  Conversion of accrued interest to common stock (Note 4)...      12,356         67,958              --            67,958
  Conversion of notes payable to stockholders and related
     accrued interest to common stock (Note 4)..............      75,968        417,824              --           417,824
  Issuance of common stock in payment of consulting fees
     (Note 9)...............................................      10,000         55,000              --            55,000
  Net loss for the nine-month period........................          --             --      (5,584,389)       (5,584,389)
BALANCE AT JUNE 29, 1996....................................   7,668,555    $27,651,071    $(13,748,673)     $ 13,902,398

 The accompanying notes are an integral part of these consolidated statements.
                                      F-5

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                                       For the              For the         For the Period from
                                                                  Nine-Month Period    Nine-Month Period     February 25, 1993
                                                                        Ended                Ended          (Date of Inception)
                                                                    June 29, 1996        July 1, 1995        to June 29, 1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................    $(5,584,389)         $(3,072,329)         $ (13,748,673)
  Adjustments to reconcile net loss to net cash used in operating activities --
    Issuance of convertible note payable to related party in
      payment of royalties (Note 9)..............................        375,000                   --                375,000
    Depreciation and amortization................................        433,895              141,647                663,788
    Loss on asset disposal.......................................         11,155                   --                 21,618
    Acquired research and development expenses...................             --                   --                611,471
    Expiration of acquired prepaid expenses......................             --                   --                 30,000
    Stock issued in payment of investment services fees..........             --                   --                 32,582
    (Increase) in accounts receivable and accrued interest
      receivable.................................................         (1,185)            (110,560)               (76,471)
    (Increase) in prepaid expenses and other.....................       (197,960)             (43,615)              (280,779)
    (Increase) in other assets...................................       (123,075)            (101,686)              (182,863)
    Increase in accounts payable.................................      1,273,710              176,540              1,682,494
    Increase in accrued expenses.................................        449,222              245,008                816,873
    Increase in other long-term liabilities......................             --                   --                 70,247
      Net cash used in operating activities......................     (3,363,627)          (2,764,995)            (9,984,713)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Organization costs incurred....................................             --                   --                (39,290)
  Patents and licensing agreements...............................             --                   --                (18,700)
  Purchases of property and equipment............................       (492,975)            (300,194)            (1,111,845)
  Increase in product equipment in process of
    manufacturing................................................     (2,314,191)            (444,847)            (2,765,961)
  Cost of manufacturing of product and test equipment............     (4,482,061)            (752,910)            (5,395,056)
      Net cash used in investing activities......................     (7,289,227)          (1,497,951)            (9,330,852)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of convertible notes not converted to equity.........            (35)                  --                    (35)
  Payment of notes payable.......................................             --                   --                 (4,575)
  Repayment of notes payable to related party....................       (200,000)                  --               (200,000)
  Proceeds from notes payable to related party...................             --                   --                200,000
  Proceeds from notes payable to stockholders....................             --              148,351              1,060,474
  Repayment of convertible note payable to related parties.......       (119,250)                  --               (119,250)
  Repayment of notes payable to stockholders.....................         (3,477)                  --                 (3,477)
  Payment of assumed liabilities.................................             --                   --                (40,000)
  Proceeds from common stock issuance, net of
    forfeitures..................................................     18,256,359            4,895,010             24,717,287
  Repayment of notes receivable by stockholders..................         70,474                   --                 70,474
  Repayment of accounts receivable from stockholders.............             --                   --              1,051,560
      Net cash provided by financing activities..................     18,004,071            5,043,361             26,732,458
NET INCREASE IN CASH AND CASH EQUIVALENTS........................      7,351,217              780,415              7,416,893
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.................         65,676              206,165                     --
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......................    $ 7,416,893          $   986,580          $   7,416,893
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
  Conversion of debt to common stock (Note 4)....................    $ 1,599,965          $        --          $   1,599,965
  Conversion of accrued interest to common stock
    (Note 4).....................................................    $    67,958          $        --          $      67,958
  Conversion of notes payable to stockholders and related accrued
    interest to common stock (Note 4)............................    $   417,824          $        --          $     417,824
  Issuance of common stock in payment of consulting fees (Note
    9)...........................................................    $    55,000          $        --          $      55,000

 The accompanying notes are an integral part of these consolidated statements.
                                      F-6

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 29, 1996
                                  (unaudited)
1. ORGANIZATION
     Inter(Bullet)Act Systems, Incorporated (the "Company") develops, owns and operates proprietary electronic marketing systems that are designed to give consumer products manufacturers (the "Manufacturers") and retailers the ability to influence the purchasing behavior of consumers moments before shopping begins and to track and analyze individual consumer purchasing behavior on an ongoing basis. The Company's current commercial product offering utilizes interactive "touch-screen" terminals inside the entrance of retail supermarkets that issue individually targeted, and immediately usable, coupons and other promotional incentives based on each consumer's cumulative purchasing history. This automated process saves consumers time and money while providing Manufacturers and retailers substantially more control, efficiency and cost effectiveness than traditional mass advertising and promotion media. The Company receives recurring revenue from transaction fees paid by Manufacturers for each electronic redemption of their coupons and other incentives. Since its formation in 1993, the Company has focused its system development and commercialization efforts primarily in the retail supermarket industry.
     The Company was incorporated on February 25, 1993, and the Company issued stock to shareholders of CSI (Note 5) on April 14, 1993 and to fifteen additional stockholders on April 16, 1993. Activities from the date of inception to June 29, 1996 have been directed primarily to raising capital, developing the software and cabinetry for placement of interactive terminals and network equipment in stores, test marketing the service, advertising and promoting the services offered and performing administrative functions.
     From inception through June 29, 1996, the Company has had minimal revenues and there is no assurance that the product which has been developed will achieve success in the marketplace. The success of future operations will be dependent primarily upon the acceptance of the Company's flagship product and its ability to gain additional financing until such time. Furthermore, if the product gains market acceptance, there is no assurance that the Company will generate sufficient revenues to recognize a profit or that other products will not be developed by other companies that will render the Company's product obsolete.
     Since inception, the Company has incurred recurring losses and experienced negative operating cash flow, and has relied primarily on equity financing to fund its operations. As of June 29, 1996, the Company had cash and cash equivalents of $7,416,893. In October 1995, the Company approved an offering of its common stock at $5.50 per share. In connection with this offering, the Company issued warrants to the investors in the offering to purchase an aggregate of 323,217 additional common shares. Investors in this offering have purchased common shares for net proceeds in the amount of approximately $18.1 million. Holders of convertible notes in the principal amount of approximately $1,600,000 converted both principal and one-half of accrued interest ($67,958) to shares of the Company's common stock and the Company has revised the payment terms of certain commitments (Note 9) and exchanged notes payable to stockholders (Note 4) and accrued interest thereon for equity in the amount of $417,824. Subsequent to June 29, 1996, the Company raised an additional $94.6 million in net proceeds from the issuance of notes payable and warrants in a private placement transaction (Note 11). In the opinion of the Company's management, the impact of the equity and debt raised and the debt and commitments restructured will provide the Company with the liquidity and capital resources to fund its operations through the end of fiscal 1997.
2. SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
     The financial statements include the consolidated accounts of the Company and its wholly-owned subsidiary, Network Licensing, Inc. ("NLI"). All significant intercompany accounts and transactions have been eliminated.
                                      F-7

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
2. SIGNIFICANT ACCOUNTING POLICIES -- Continued
Revenue Recognition
     The Company recognizes revenue as coupons are redeemed at terminals. Brand manufacturers pay a fee to the Company for each redemption. The fee is composed of 1) a retailer processing fee, 2) a redemption fee and 3) the face value of the coupon. The Company in turn passes through both the retailer processing fee, which is included in direct operating expenses, and the face value of the coupon to the retailer, while retaining the redemption fee. The Company records as net revenue the redemption fee and the retailer processing fee paid by the manufacturers. Certain manufacturers pay the Company in advance for a portion of anticipated redemptions, and these amounts are recorded as deferred revenue until earned through redemptions. Deferred revenue as of June 29, 1996 was approximately $229,000, and is included in accrued expenses in the accompanying consolidated balance sheet.
Cash and Cash Equivalents
     Cash equivalents are stated at cost, which approximates market value. Highly liquid investments with maturities of three months or less are considered cash equivalents for purposes of the balance sheet and statements of cash flows. Accounts Receivable -- Allowance Method
     The Company uses the allowance method to account for uncollectable accounts receivable. The accounts receivable of the Company at June 29, 1996 consist of receivables accumulated during the test marketing stage of the enterprise. Product Equipment in Process of Manufacturing

     The Company's product equipment in process of manufacturing consists of components and spare parts used in the manufacturing of interactive terminals and network equipment, and the assembly of store servers. Upon installation of interactive terminals and network equipment, and store servers, accumulated incurred costs (consisting of direct materials, direct labor and overhead directly attributable to the manufacturing of these items) are capitalized as product equipment and depreciated accordingly. Spare parts are expensed to repairs and maintenance as they are used. Subsequent to the sale of the Company's product equipment manufacturing function (Note 11), the Company will purchase finished product equipment from an unrelated third party. The Company will continue to own certain components and spare parts for use in repairs and maintenance.

Property and Equipment
     Property and equipment is recorded at cost. Depreciation and amortization are determined using the straight-line method and are based on the estimated useful lives of assets and improvements of five to ten years for both book and income tax purposes. Depreciation and amortization expense for the nine-month periods ended June 29, 1996 and July 1, 1995 was $422,526 and $135,313,
respectively.
Research and Development Costs
     Research and development costs incurred by the Company are included in selling, general and administrative expenses. Such costs for the nine-month periods ended June 29, 1996 and July 1, 1995 were $537,728 and $438,945, respectively.
Organization Costs
     Organization costs, principally legal fees, have been deferred and are being amortized over five years using the straight-line method. Amortization for the nine-month periods ended June 29, 1996 and July 1, 1995 was $5,893 and $5,393, respectively.
                                      F-8

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
2. SIGNIFICANT ACCOUNTING POLICIES -- Continued
Patents, Licenses and Trademarks
     Legal fees incurred for the improvement and protection of the Company's patents, licenses and trademarks have been deferred and are being amortized over fifteen years using the straight-line method. Amortization for the nine-month periods ended June 29, 1996 and July 1, 1995 was $5,476 and $941 respectively. Net Loss Per Share
     Net loss per share was computed by dividing net loss by the weighted average number of common shares outstanding during the respective periods. Fully diluted net loss per common share has not been presented since the inclusion of the impact of stock options and warrants outstanding (Notes 1, 7, 8 and 11) would be antidilutive.
Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Recently Issued Accounting Standards
     During March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective for financial statements for fiscal years beginning after December 15, 1995, although earlier application is encouraged. It is the Company's policy to account for these assets at the lower of amortized cost or fair value. As part of an ongoing review of the valuation and amortization of such assets, management assesses the carrying value of such assets on a continuing basis. If this review indicates that the assets will not be recoverable as determined by a nondiscounted cash flow analysis over the remaining amortization period, the carrying value of these assets would be reduced to their estimated fair market values. The Company does not expect the impact of the adoption of this pronouncement to be material.
     During October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages entities to adopt a fair value based method of accounting for stock compensation plans. However, SFAS No. 123 also permits the Company to continue to measure compensation costs under pre-existing accounting pronouncements. If the fair value based method of accounting is not adopted, SFAS No. 123 requires pro forma disclosures of net income (loss) and net income (loss) per common share in the notes to consolidated financial statements. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted on issuance. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which SFAS No. 123 is initially adopted for recognizing compensation cost. The Company has not yet quantified the expected impact of the adoption of this pronouncement. Reclassifications
     Certain prior year financial statement amounts have been reclassified to conform with the current period's presentation.
                                      F-9

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
3. PROPERTY AND EQUIPMENT, NET
     Property and equipment consists of the following at June 29, 1996:

PRODUCT EQUIPMENT:
  Store interactive terminals and network equipment....................................   $3,993,901
  Store interactive terminals and network equipment components.........................    1,494,060
                                                                                           5,487,961
  Less: Accumulated depreciation.......................................................     (442,795)
                                                                                          $5,045,166
OFFICE AND COMPUTER EQUIPMENT AND LEASEHOLD IMPROVEMENTS:
  Office equipment.....................................................................   $   62,333
  Computer equipment...................................................................      774,430
  Furniture and fixtures...............................................................      148,691
  Leasehold improvements...............................................................       10,089
                                                                                             995,543
  Less: Accumulated depreciation and amortization......................................     (172,485)
                                                                                          $  823,058

4. NOTES PAYABLE TO STOCKHOLDERS

Notes payable to stockholders consists of the following at June 29, 1996:
  Notes payable to stockholders bearing interest at 4.5%, both principal and interest due
     on July 15, 1996 (a)................................................................   $ 66,997
  Note payable to related parties relating to Agreement with Clearing Systems, Inc. (Note
     9)..................................................................................    255,750
                                                                                             322,747
  Less: Current portion..................................................................     66,997
                                                                                            $255,750

     Effective February 1, 1995, the Company executed revised and amended convertible notes payable to stockholders of $1,600,000 which extended the terms of notes payable which were due on February 1, 1995 and May 1, 1995, respectively, to February 1, 1998, with interest at 8.5% to be paid annually beginning on February 1, 1996. In February 1996, the Company secured agreements for holders of the convertible notes in the aggregate principal amount of $1,600,000 (less cash paid in the amount of $35 for notes not converted to common stock due to fractional shares) to convert their principal balances to shares of the Company's common stock at $5.00 per share, to convert fifty percent of the accrued interest thereon ($67,958) to shares of the Company's common stock at $5.50 per share and to receive the remaining fifty percent of the accrued interest thereon in cash.
     Effective May 31, 1996, notes payable to stockholders with a principal amount of $371,130 and related accrued interest of $46,694 were exchanged for 75,968 shares of the Company's common stock at $5.50 per share.
(a) These notes were payable to certain stockholders of the Company for amounts advanced to the Company on behalf of three other stockholders in order for them to purchase common stock. These notes were repaid in full in July 1996.
                                      F-10

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
5. ACQUISITION
     On April 14, 1993, Interactive Networks Incorporated ("INI") entered into an agreement with Clearing Systems, Inc. ("CSI"), a Delaware corporation, whereby 816,902 shares of INI stock were exchanged for certain assets and assumption of certain liabilities of CSI. The assets acquired by INI included the following:

  Cash...................................................................................   $    449
  Deposit on cabinetry for interactive terminals and network equipment...................     14,500
  Prepayment of lease on facilities......................................................     30,000
  Communication equipment................................................................      8,060
  Accounts receivable....................................................................         95
  Purchased technology, research and development.........................................    611,471
                                                                                             664,575
Liabilities of CSI that were assumed by INI are as follows:
  Demand note payable to members of the Investors Group..................................    610,000
  Accounts payable.......................................................................     40,000
  Note payable -- communication equipment................................................      4,575
                                                                                             654,575
Consideration for the 816,902 shares of common stock issued..............................   $ 10,000

     The market value of the acquired technology, research and development of $611,471 was expensed during the period ending September 30, 1993. The Company has incurred additional research and development costs redesigning and refining the technology and systems acquired from CSI, as indicated in Note 2.
6. INCOME TAXES
     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the use of the "asset and liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences relating to utilization of net operating loss ("NOL") carryforwards of approximately $13.6 million resulted in a deferred tax asset of approximately $4.6 million. The deferred tax asset has been reduced by an equal, offsetting valuation allowance of approximately $4.6 million due to both the uncertainty of future income and limitations on the use of the NOL carryforwards due to change in control resulting from equity transactions. Accordingly, no net deferred tax asset is recorded at June 29, 1996. The net operating loss carryforwards, as well as research and development credits, which can be applied against future taxable income and income taxes, expire in years through 2011.
7. 1994 STOCK COMPENSATION PLAN
     In April 1994, the Company adopted the ]1994 Stock Compensation Plan (the "Plan"), which authorizes a committee named by the Board of Directors to grant options to purchase up to 200,000 shares of the Company's common stock to officers, founders, key employees and directors of the Company at exercise prices not less than the fair market value of the stock at the date of grant. During fiscal 1995, the number of shares eligible to be granted was increased to 430,000. Options granted may be either qualified incentive stock options under the Internal Revenue Code of 1986, as amended, or nonqualified stock options. The Plan will expire on April 19, 2004. An aggregate of 125,900 shares remain available for future grant under this plan.
     In April 1994, the Company granted qualified options to purchase 25,000 shares of the Company's common stock at an exercise price of $1.86 per share (which, in the opinion of management, represented the fair market value of such stock at the date of grant) to an officer of the Company. These options vest over a five year period
                                      F-11

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
7. 1994 STOCK COMPENSATION PLAN -- Continued beginning with the end of this officer's second year of employment with the Company (August 1995). At June 29, 1996, none of these options were exercised and 6,250 were exercisable.
     In August 1994, the Company granted nonqualified stock options to purchase a total of 18,000 shares of common stock at $5.00 per share. Of these options, 16,000 were granted to nonemployee directors of the Company and 2,000 were granted to employee directors of the Company. At June 29, 1996, none of these options were exercised and all were exercisable.
     During the year ended September 30, 1995, the Company granted qualified options to purchase a total of 45,000 shares of common stock, of which options to purchase 15,000 shares were canceled in February 1996 concurrent with the issuance of 7,500 nonqualified stock options, at $5.00 per share. These options were granted to certain officers of the Company. At June 29, 1996, none of the remaining options were exercised and 6,000 were exercisable.
     Additionally, during the year ended September 30, 1995, the Company granted qualified options to purchase a total of 96,000 shares of common stock, of which options to purchase 28,000 shares were canceled. The exercise price for these options (net of the 28,000 options canceled) is $5.00 for 33,000 options and $5.50 for 35,000 options. These options were granted to certain key employees of the Company. At June 29, 1996, none of these options were exercised and 6,600 were exercisable.
     In March 1995, the Company granted nonqualified stock options to purchase a total of 60,600 shares of common stock at $5.00 per share to certain nonemployee directors of the Company. At June 29, 1996, none of these options were exercised and all were exercisable.
     In April 1995, the Company granted nonqualified stock options to purchase a total of 30,000 shares of common stock at $5.00 per share. These options were granted to certain consultants of the Company. At June 29, 1996, none of these options were exercised and all were exercisable.
     During the nine-month period ended June 29, 1996, the Company granted qualified options to purchase a total of 65,000 shares of common stock at $5.50 per share. These options were granted to certain employees of the Company, as well as an employee of Vanguard. At June 29, 1996, none of these options were exercisable.
1996 Nonqualified Stock Option Plan
     On June 14, 1996, the Company adopted the 1996 Nonqualified Stock Option Plan, which provides for the issuance of shares of common stock to key employees, consultants and directors pursuant to nonqualified stock options. All options must be granted at an exercise price not less than $5.50 per share. The aggregate number of shares of common stock that may be issued pursuant to the plan may not exceed 500,000 shares of common stock, subject to adjustment on the occurrence of certain events affecting the Company's capitalization. As of June 29, 1996, 471,000 options had been granted at an exercise price of $5.50 per share. These options vest annually over five years from the date of grant with the exception of 107,000 options, which became immediately exercisable.
8. ISSUANCE OF WARRANTS WITH SHARES
     In May 1995, the Company issued 400,000 shares of common stock to an investor at $5 per share. In addition, with the issuance of these shares, the Company also issued to the same investor a warrant to purchase up to an additional 400,000 shares of the Company's common stock at the agreed-upon fair market value of such stock at the time of exercise (the "Vanguard Warrant"). This warrant agreement contains an anti-dilution clause which provides for adjustments to the number of shares eligible to be purchased to maintain the number of shares at approximately 10.3% of the Company's outstanding common stock. The warrant was to expire on the earlier of (i) May 5, 2005 or (ii) the consummation of an initial public offering by the Company. The terms of the Vanguard Warrant
                                      F-12

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
8. ISSUANCE OF WARRANTS WITH SHARES -- Continued were restructured immediately prior to the consummation of the private placement transaction described in Note 11.
     The Company has also entered into registration rights agreements with two significant investors providing for certain registration rights in the event of a public offering of the Company's securities.
9. COMMITMENTS AND CONTINGENCIES
Agreement with CSI
     Pursuant to an agreement with CSI, the Company was required to pay a consulting fee to CSI of $375,000 in the form of an 8.5% convertible note payable. Of this amount, the Company has paid $119,250, and $255,750, which is convertible to common stock at $5.50 per share, is due in installments on June 30, 1996 ($19,250) and December 28, 1998 ($236,500). The June 30, 1996
installment was paid on July 23, 1996. The $375,000 consulting fee is included in selling, general and administrative expenses for the nine-month period ended June 29, 1996.
Consulting and Management Services Agreements with Vanguard Cellular Systems, Inc. ("Vanguard")
     The Company entered into a consulting agreement with Vanguard pursuant to which an employee of Vanguard began to serve as Chief Operating Officer of the Company and Vanguard provided other consulting services requested by the Company. Pursuant to the agreement, the Company was to reimburse Vanguard for its costs of providing such services and had recognized expense of approximately $52,000 during fiscal 1996 until the consulting agreement was terminated and replaced by a management services agreement as of June 17, 1996. The management services agreement, which has a term expiring on June 17, 1998, provides that Vanguard will be entitled to receive 10,000 shares of common stock annually during the term of the agreement in return for its other consulting services to the Company. During the nine-month period ended June 29, 1996, 10,000 shares were issued to Vanguard pursuant to this agreement and were recorded as a prepaid expense at the fair market value of $5.50 per share at the date of issuance.
Commitments for Technology
     The Company has commitments for use of technology for which it has agreed to pay aggregate minimum fees of $23,000 per month as of June 29, 1996. Future commitments are expected to be paid at least through November 2003 and are subject to increases based upon the amount of revenue generated from this technology. Aggregate technology commitments charged to operations in the nine-month periods ended June 29, 1996 and July 1, 1995 were $207,000 and $206,465, respectively, and are included in selling, general and administrative expenses.
Lease Commitments
     The Company is also obligated under noncancelable operating leases expiring through fiscal year 2000, covering premises and equipment with minimum rentals of:

1996.....................................................................................   $249,256
1997.....................................................................................    264,644
1998.....................................................................................    274,669
1999.....................................................................................    278,396
2000.....................................................................................     69,401

     Rent expense of $180,941 and $137,816 was recognized for the nine-month periods ended June 29, 1996 and July 1, 1995, respectively, and is included in selling, general and administrative expenses.
                                      F-13

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
10. FORFEITURE OF SHARES
     In September 1994, a stockholder agreed to forfeit 10,000 shares of the Company's common stock for failure to fulfill an obligation to invest additional capital in the Company. The forfeiture did not reduce the amount of the stockholder's financial investment in the Company at that time, but did reduce the number of shares issued to this individual. These shares were subsequently reissued to two other individuals at $5.00 per share. In December 1994, the same stockholder agreed to forfeit an additional 18,000 shares of the Company's common stock for failure to fulfill an obligation to invest additional capital in the Company. Upon this forfeiture, the investor's equity in the Company was reduced in the total amount of $140,000, representing the value of 28,000 shares of common stock at $5.00 per share.
11. SUBSEQUENT EVENTS
Litigation
     The Company has settled a lawsuit which was commenced in July 1996. This settlement requires the Company to pay an aggregate of $400,000 by January 1997, $350,000 of which was paid on August 7, 1996. The cost of the settlement will be charged to operations in the three-month period ending September 30, 1996. Private Placement

     Subsequent to June 29, 1996, the Company issued 142,000 units, each consisting of a 14% senior discount note due 2003 with a principal amount at maturity of $1,000 and one warrant to purchase 7.334 shares of common stock of the Company at $.01 per share. However, if the Company has not completed an initial public offering by September 30, 1997, each warrant that has not been exercised will entitle the respective holder to purchase 9.429 shares of the Company's common stock at $.01 per share. No cash interest will be payable on the notes prior to February 1, 2000. The notes will accrue cash interest at a rate of 14% per annum, commencing on August 1, 1999, payable semi-annually on February 1 and August 1 of each year commencing on February 1, 2000. Interest expense on the notes, including accretion of debt discount, will be recognized at a constant rate of interest over the life of the notes.

     The proceeds of $94.6 million (before deducting expenses and discounts of the offering of approximately $3.8 million) generated in this transaction have been allocated by the Company to the value of the warrants (approximately $24.4 million) and to the discounted notes (approximately $70.2 million). Restructuring of the Vanguard Warrant
     The Vanguard Warrant was restructured immediately prior to consummation of the private placement described above to provide that Vanguard has the right to buy 900,113 shares at any time before May 5, 2005 at $23.50 per share. The restructured Vanguard Warrant also provides that Vanguard may pay the exercise price either in cash or, if the fair market value of the Common Stock at the time of exercise is greater than the exercise price, by surrendering any unexercised portion of the Vanguard Warrant and receiving the number of shares equal to (i) the excess of fair market value per share at the time of exercise over the exercise price per share multiplied by (ii) the number of shares surrendered.
Sale and Outsourcing of Manufacturing Function
     On September 9, 1996, the Company sold its manufacturing operations to Coleman Resources Corporation ("Coleman Resources") for approximately $2.6 million and entered into a supply agreement whereby Coleman Resources is to fulfill the Company's anticipated requirements for terminals for the next three years with fixed pricing for the first 5,000 terminals. No material gain or loss was realized in this transaction.
                                      F-14

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
TO THE BOARD OF DIRECTORS OF
  INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY:
     We have audited the accompanying consolidated balance sheets of Inter(Bullet)Act Systems, Incorporated (a North Carolina corporation in the development stage) and Subsidiary as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, for the period from inception (February 25, 1993) to September 30, 1993 and for the period from inception (February 25,
1993) to September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inter(Bullet)Act Systems, Incorporated and Subsidiary as of September 30, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, for the period from inception (February 25, 1993) to September 30, 1993 and for the period from inception (February 25, 1993) to September 30, 1995, in conformity with generally accepted accounting principles.
                                         ARTHUR ANDERSEN LLP
Melville, New York
April 15, 1996 (except with respect to
the matters discussed in Note 13,
as to which the date is July 25, 1996)
                                      F-15

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
                          CONSOLIDATED BALANCE SHEETS

                                                                                                       September 30,
                                                                                                    1995           1994
Assets
CURRENT ASSETS:
  Cash and cash equivalents...................................................................   $    65,676    $   206,165
  Accounts receivable, net of allowance for doubtful accounts of $3,550 and $0,
     respectively.............................................................................        62,302          9,907
  Prepaid expenses and other..................................................................        82,914          8,071
  Notes receivable from stockholders..........................................................        70,474             --
  Accrued interest receivable.................................................................        12,984          6,161
       Total current assets...................................................................       294,350        230,304
PROPERTY AND EQUIPMENT:
  Product equipment...........................................................................     1,005,898        129,642
  Less: Accumulated depreciation..............................................................      (123,795)       (11,258)
         Product equipment, net...............................................................       882,103        118,384
  Office and computer equipment and leasehold improvements....................................       520,282        159,920
  Less: Accumulated depreciation and amortization.............................................       (77,243)       (13,887)
         Office and computer equipment and leasehold improvements, net........................       443,039        146,033
  Product equipment in process of manufacturing...............................................       451,770             --
       Total property and equipment, net......................................................     1,776,912        264,417
OTHER ASSETS:
  Deposits....................................................................................        37,275             --
  Notes receivable from stockholders..........................................................            --         70,474
  Organization costs (net of accumulated amortization of $20,300 and $12,442,
     respectively)............................................................................        18,990         26,848
  Patents, licenses and trademarks (net of accumulated amortization of $2,972 and $1,558,
     respectively)............................................................................        18,228         17,142
  Other intangibles (net of accumulated amortization of $2,301 and $0, respectively)..........        32,212         34,513
       Total other assets, net................................................................       106,705        148,977
       Total assets...........................................................................   $ 2,177,967    $   643,698
Liabilities and Stockholders' Equity (Deficit)
CURRENT LIABILITIES:
  Accounts payable............................................................................   $   408,784    $    38,540
  Accrued expenses............................................................................       367,651        129,023
  Notes payable to related party..............................................................       200,000             --
  Notes payable to stockholders -- current portion............................................        70,474             --
       Total current liabilities..............................................................     1,046,909        167,563
NOTES PAYABLE TO STOCKHOLDERS.................................................................     1,971,130      1,893,242
OTHER LONG-TERM LIABILITIES...................................................................        70,247             --
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, no par value; 10,000,000 shares authorized; 3,930,900 and 2,916,900 shares
     issued and outstanding, respectively.....................................................     7,253,965      2,221,455
  Deficit accumulated during the development stage............................................    (8,164,284)    (3,638,562)
       Total stockholders' equity (deficit)...................................................      (910,319)    (1,417,107)
       Total liabilities and stockholders' equity (deficit)...................................   $ 2,177,967    $   643,698

   The accompanying notes are an integral part of these consolidated balance sheets.
                                      F-16

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           For the Period       For the Period
                                                                                                from                 from
                                                                                         February 25, 1993    February 25, 1993
                                                                                              (Date of             (Date of
                                                    For the              For the             Inception)           Inception)
                                                   Year Ended           Year Ended               to                   to
                                               September 30, 1995   September 30, 1994   September 30, 1993   September 30, 1995
Gross sales..................................     $    254,714         $      6,573         $     10,600         $    271,887
Less: Retailer reimbursements................         (144,475)              (3,812)                  --             (148,287)
       Net sales.............................          110,239                2,761               10,600              123,600
Direct operating expenses....................          842,025              262,389                3,349            1,107,763
Gross profit (deficit).......................         (731,786)            (259,628)               7,251             (984,163)
Selling, general and administrative
  expenses...................................        3,504,751            1,975,313            1,294,762            6,774,826
Depreciation and amortization................          190,748               31,604                7,541              229,893
Loss from operations.........................       (4,427,285)          (2,266,545)          (1,295,052)          (7,988,882)
Interest expense.............................          187,249               87,808                   --              275,057
Other income, net............................           88,812               10,843                   --               99,655
       Net loss..............................     $ (4,525,722)        $ (2,343,510)        $ (1,295,052)        $ (8,164,284)
PER SHARE INFORMATON:
  Net loss per shares (Note 2)...............     $      (1.27)        $      (0.83)        $      (0.46)
  Weighted average common shares
     outstanding.............................        3,555,904            2,830,307            2,793,231

 The accompanying notes are an integral part of these consolidated statements.
                                      F-17

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
        FROM FEBRUARY 25, 1993 (DATE OF INCEPTION) TO SEPTEMBER 30, 1995

                                                                                               Deficit
                                                                                             Accumulated
                                                                                               During            Total
                                                                       Common Stock          Development     Stockholders'
                                                                   Shares        Amount         Stage       Equity (Deficit)
April 1993, the Company issued 816,902 shares of common stock to Clearing Systems, Inc. for certain technological
  information and processes. Consideration for the shares,
  after assumption of certain liabilities, was approximately
  $.012 per share (Note 7).....................................     816,902    $   10,000    $        --      $       10,000
April 1993, the Company issued 1,898,592 shares to various
  stockholders in exchange for cash and notes payable to the
  Company valued at approximately $1.016 per share.............   1,898,592     1,929,526             --           1,929,526
April 1993, the Company issued 101,406 shares to three
  stockholders in consideration for investment services and
  notes payable to the Company valued at approximately $1.016
  per share....................................................     101,406       103,059             --             103,059
Net loss for the period........................................          --            --     (1,295,052)         (1,295,052)
BALANCE AT SEPTEMBER 30, 1993..................................   2,816,900     2,042,585     (1,295,052)            747,533
  August 1994, return of capital to stockholders (Note 6(c))...          --      (371,130)            --            (371,130)
  Issuance of common stock.....................................     100,000       500,000             --             500,000
  Forfeiture of common stock (Note 12).........................     (10,000)           --             --                  --
  Issuance of previously forfeited common stock (Note 12)......      10,000        50,000             --              50,000
  Net loss for the year........................................          --            --     (2,343,510)         (2,343,510)
BALANCE AT SEPTEMBER 30, 1994..................................   2,916,900     2,221,455     (3,638,562)         (1,417,107)
  Issuance of common stock.....................................     632,000     3,172,510             --           3,172,510
  Forfeiture of common stock (Note 12).........................     (18,000)     (140,000)            --            (140,000)
  Issuance of common stock (Note 10)...........................     400,000     2,000,000             --           2,000,000
  Net loss for the year........................................          --            --     (4,525,722)         (4,525,722)
BALANCE AT SEPTEMBER 30, 1995..................................   3,930,900    $7,253,965    $(8,164,284)     $     (910,319)

 The accompanying notes are an integral part of these consolidated statements.
                                      F-18

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           For the Period from   For the Period from
                                                              For the         For the       February 25, 1993     February 25, 1993
                                                            Year Ended      Year Ended     (Date of Inception)   (Date of Inception)
                                                           September 30,   September 30,           to                    to
                                                               1995            1994        September 30, 1993    September 30, 1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................   $(4,525,722)    $(2,343,510)       $(1,295,052)          $(8,164,284)
  Adjustments to reconcile net loss to net cash used in
     operating activities-
     Depreciation and amortization.......................       190,748          31,604              7,541               229,893
     Loss on asset disposal..............................        10,463              --                 --                10,463
     Acquired research and development
       expenses..........................................            --              --            611,471               611,471
     Expiration of acquired prepaid expenses.............            --              --             30,000                30,000
     Stock issued in payment of investment
       services fees.....................................            --              --             32,582                32,582
     (Increase) in accounts receivable and interest
       receivable........................................       (59,218)         (7,468)            (8,600)              (75,286)
     (Increase) decrease in prepaid expenses and other...       (74,843)         32,649            (40,625)              (82,819)
     (Increase) in other assets..........................       (39,775)         (6,886)           (13,127)              (59,788)
     Increase (decrease) in accounts payable.............       370,244         (51,584)            90,124               408,784
     Increase in accrued expenses........................       238,628          78,216             50,807               367,651
     Increase in other long-term liabilities.............        70,247              --                 --                70,247
       Net cash used in operating activities.............    (3,819,228)     (2,266,979)          (534,879)           (6,621,086)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Organization costs incurred............................            --              --            (39,290)              (39,290)
  Patents and licensing agreements.......................            --              --            (18,700)              (18,700)
  Purchases of property and equipment....................      (337,368)       (266,893)           (14,609)             (618,870)
  Increase in product equipment in process of
     manufacturing.......................................      (451,770)             --                 --              (451,770)
  Cost of manufacturing of product and test equipment....      (912,995)             --                 --              (912,995)
       Net cash used in investing activities.............    (1,702,133)       (266,893)           (72,599)           (2,041,625)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of notes payable...............................            --          (3,368)            (1,207)               (4,575)
  Proceeds from notes payable to related
     party...............................................       200,000              --                 --               200,000
  Proceeds from notes payable to
     stockholders........................................       148,362         912,112                 --             1,060,474
  Payment of assumed liabilities.........................            --              --            (40,000)              (40,000)
  Proceeds from common stock issuance, net of
     forfeitures.........................................     5,032,510         550,000            878,418             6,460,928
  Repayment of accounts receivable from stockholders.....            --       1,051,560                 --             1,051,560
       Net cash provided by financing
          activities.....................................     5,380,872       2,510,304            837,211             8,728,387
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.....      (140,489)        (23,568)           229,733                65,676
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD.................................................       206,165         229,733                 --                    --
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD.................................................   $    65,676     $   206,165        $   229,733           $    65,676

 The accompanying notes are an integral part of these consolidated statements.
                                      F-19

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1995 AND 1994
1. ORGANIZATION
     Inter(Bullet)Act Systems, Incorporated (the "Company") develops, owns and operates proprietary electronic marketing systems that are designed to give consumer products manufacturers (the "Manufacturers") and retailers the ability to influence the purchasing behavior of consumers moments before shopping begins and to track and analyze individual consumer purchasing behavior on an ongoing basis. The Company's current commercial product offering utilizes interactive "touch-screen" terminals inside the entrance of retail supermarkets that issue individually targeted, and immediately usable, coupons and other promotional incentives based on each consumer's cumulative purchasing history. This automated process saves consumers time and money while providing Manufacturers and retailers substantially more control, efficiency and cost effectiveness than traditional mass advertising and promotion media. The Company receives recurring revenue from transaction fees paid by Manufacturers for each electronic redemption of their coupons and other incentives. Since its formation in 1993, the Company has focused its system development and commercialization efforts primarily in the retail supermarket industry.
     The Company was incorporated on February 25, 1993, and the Company issued stock to shareholders of CSI (Note 7) on April 14, 1993 and to fifteen additional stockholders on April 16, 1993. Activities from the date of inception to September 30, 1995 have been directed primarily to raising capital, developing the software and cabinetry for placement of interactive terminals and network equipment in stores, test marketing the service, advertising and promoting the services offered and performing administrative functions.
     From inception through September 30, 1995, the Company has had minimal revenues and there is no assurance that the product which has been developed will achieve success in the marketplace. The success of future operations will be dependent primarily upon the acceptance of the Company's flagship product and its ability to gain additional financing until such time. Furthermore, if the product gains market acceptance, there is no assurance that the Company will generate sufficient revenues to recognize a profit or that other products will not be developed by other companies that will render the Company's product obsolete.
     Since inception, the Company has incurred recurring losses and experienced negative operating cash flow, and has relied primarily on equity financing to fund its operations. As of September 30, 1995 the Company had cash and cash equivalents of $65,676. Subsequent to September 30, 1995 and prior to April 15, 1996 (Note 13), the Company raised an additional $16,200,000 in equity. Furthermore, as described in Note 6(a), the Company has, since September 30, 1995, secured agreements from holders of convertible notes in the principal amount of $1,600,000 to convert both principal and one-half of accrued interest ($67,958) to shares of the Company's common stock, and has revised the payment terms of certain commitments (Note 11). In the opinion of the Company's management, the impact of the equity raised and the debt and commitments restructured will provide the Company with the liquidity and capital resources to fund its operations through September 30, 1996.
2. SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
     The financial statements include the consolidated accounts of the Company and its wholly-owned subsidiary, Network Licensing, Inc. ("NLI"). All significant intercompany accounts and transactions have been eliminated.
Revenue Recognition
     The Company recognizes revenue as coupons are redeemed at terminals. Brand manufacturers pay a fee to the Company for each redemption. The fee is composed of 1) a retailer processing fee, 2) a redemption fee and 3) the face value of the coupon. The Company in turn passes through both the retailer processing fee, which is included in direct operating expenses, and the face value of the coupon to the retailer, while retaining the redemption fee. The Company records as net revenue the redemption fee and the retailer processing fee paid by the manufacturers. Certain manufacturers pay the Company in advance for a portion of anticipated redemptions, and
                                      F-20

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
2. SIGNIFICANT ACCOUNTING POLICIES -- Continued these amounts are recorded as deferred revenue until earned through redemptions. Deferred revenue as of September 30, 1995 and 1994 was approximately $22,000 and $0, respectively, and is included in accrued liabilities in the accompanying consolidated balance sheet.
Cash and Cash Equivalents
     Cash equivalents are stated at cost, which approximates market value. Highly liquid investments with maturities of three months or less are considered cash equivalents for purposes of the balance sheets and statements of cash flows.
Accounts Receivable -- Allowance Method
     The Company uses the allowance method to account for uncollectable accounts receivable. The accounts receivable of the Company at September 30, 1995 and 1994 consists of receivables accumulated during the test marketing stage of the enterprise.
Product Equipment in Process of Manufacturing

     The Company's product equipment in process of manufacturing consists of components and spare parts used in the manufacturing of interactive terminals and network equipment, and the assembly of store servers. Upon installation of interactive terminals and network equipment, and store servers, accumulated incurred costs (consisting of direct materials, direct labor and overhead directly attributable to the manufacturing of these items) are capitalized as product equipment and depreciated accordingly. Spare parts are expensed to repairs and maintenance as they are used.

Property and Equipment
     Property and equipment is recorded at cost. Depreciation and amortization are determined using the straight-line method and are based on estimated useful lives of assets and improvements of five to ten years for both book and income tax purposes. Depreciation and amortization expense for fiscal years 1995 and 1994 and for the period from February 25, 1993 (Date of Inception) to September 30, 1993 was $179,175, $22,500 and $2,645, respectively.
Research and Development Costs
     Research and development costs incurred by the Company are included in selling, general and administrative expenses. Such costs for fiscal 1995 and 1994 and for the period from February 25, 1993 (Date of Inception) to September 30, 1993 were $622,862, $350,130 and $611,471 (Note 7), respectively.
Organization Costs
     Organization costs, principally legal fees, have been deferred and are being amortized over five years using the straight-line method. Amortization for fiscal 1995 and 1994 and for the period from February 25, 1993 (Date of Inception) to September 30, 1993 was $7,858, $7,858 and $4,584, respectively. Patents, Licenses and Trademarks
     Legal fees incurred for the improvement and protection of the Company's patents, licenses and trademarks have been deferred and are being amortized over fifteen years using the straight-line method. Amortization for fiscal 1995 and 1994 and for the period from February 25, 1993 (Date of Inception) to September 30, 1993 was $1,414, $1,246 and $312, respectively.
                                      F-21

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
2. SIGNIFICANT ACCOUNTING POLICIES -- Continued
Net Loss Per Share
     Net loss per share was computed by dividing net loss by the weighted average number of common shares outstanding during the respective years. Fully diluted net loss per common share has not been presented since the inclusion of the impact of stock options and warrants outstanding (Notes 9 and 10) would be antidilutive.
Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reclassifications
     Certain prior year financial statement amounts have been reclassified to conform with the current year's presentation.
3. PROPERTY AND EQUIPMENT, NET
     Property and equipment consists of the following:

                                                                                                         September 30,
                                                                                                        1995         1994
PRODUCT EQUIPMENT:
  Store interactive terminals and network equipment...............................................   $  652,032    $112,342
  Store interactive terminals and network equipment components....................................      353,866      17,300
                                                                                                      1,005,898     129,642
  Less: Accumulated depreciation..................................................................     (123,795)    (11,258)
                                                                                                     $  882,103    $118,384
OFFICE AND COMPUTER EQUIPMENT AND LEASEHOLD IMPROVEMENTS:
  Office equipment................................................................................   $   42,432    $ 56,124
  Computer equipment..............................................................................      352,225     103,796
  Furniture and fixtures..........................................................................      115,536          --
  Leasehold improvements..........................................................................       10,089          --
                                                                                                        520,282     159,920
  Less: Accumulated depreciation and amortization.................................................      (77,243)    (13,887)
                                                                                                     $  443,039    $146,033

4. NOTES RECEIVABLE FROM STOCKHOLDERS
     The Company has notes receivable from three stockholders in the amount of $70,474 which bear interest at 4.5%. Both principal and interest are due in full on July 15, 1996 and, accordingly, are classified as current assets in the accompanying consolidated balance sheet at September 30, 1995.
5. NOTES PAYABLE TO RELATED PARTY
     The Company had two notes payable to a company which is significantly owned by stockholders of the Company, each in the amount of $100,000 and bearing interest at 15%. Both principal and interest were due in full on October 16, 1995 and October 27, 1995, respectively. The first note was paid when due and the second note was
                                      F-22

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
5. NOTES PAYABLE TO RELATED PARTY -- Continued verbally extended until the Company received a significant portion of the equity offering described in Note 13, at which time both principal and interest were paid in full.
6. NOTES PAYABLE TO STOCKHOLDERS
     Notes payable to stockholders consists of the following:

                                                                                                       September 30,
                                                                                                     1995          1994
Notes payable to stockholders bearing interest at 8.5%, convertible to common stock at conversion price of $5.00 per share, interest accruing monthly, maturing on February 1, 1998
  (a)..........................................................................................   $1,600,000    $       --
Notes payable to stockholders bearing interest at prime (7.75% at September 30, 1994) plus 2%, interest accruing monthly, principal due on February 1,
  1995 (a).....................................................................................           --       754,439
Notes payable to stockholders bearing interest at 15%, interest accruing monthly, principal due
  on May 1, 1995 (a)...........................................................................           --       697,199
Notes payable to stockholders bearing interest at 4.5%, both principal and interest due on July
  15, 1996 (b).................................................................................       70,474        70,474
Notes payable to stockholders bearing interest at prime (8.75% at September 30, 1995 and 7.75%
  at September 30, 1994) plus 2%, principal and interest due in 8 equal quarterly installments
  beginning on July 1, 1997 and due in full on March 1, 1999 (c)...............................      371,130       371,130
                                                                                                   2,041,604     1,893,242
Less: Current portion..........................................................................       70,474            --
                                                                                                  $1,971,130    $1,893,242

(a) Effective February 1, 1995, the Company executed revised and amended convertible notes payable to stockholders which extended the terms of the notes payable which were due on February 1, 1995 and May 1, 1995, respectively, to February 1, 1998, with interest at 8.5% to be paid annually beginning on February 1, 1996. Accordingly, these notes payable to stockholders have been reflected as a non-current liability in the Company's consolidated balance sheets as of September 30, 1995 and 1994. The revised and amended convertible notes payable may be converted at the option of the holder into shares of the Company's common stock at a conversion price of $5 per share.
    In February 1996, the Company secured agreements for holders of these convertible notes in the aggregate principal amount of approximately $1,600,000 to convert their principal balances to shares of the Company's common stock at $5.00 per share, to convert fifty percent of the accrued interest thereon ($67,958) to shares of the Company's common stock at $5.50 per share and to receive the remaining fifty percent of the accrued interest thereon in cash.
(b) These notes are payable to certain stockholders of the Company for amounts advanced to the Company on behalf of three other stockholders in order for them to purchase common stock. Related to this transaction are the notes receivable from the same three stockholders for these amounts advanced on their behalf to the Company by other stockholders. The terms of the notes receivable are described in Note 4.
(c) These notes reflect a return of capital to certain stockholders of the Company for the portion of their investment which was predicated on an anticipated investment tax credit which the stockholders were not able to utilize. These stockholders made their initial investment into the Company with the expectation of utilizing this investment tax credit. When the investment tax credit was not available, the Company agreed to return to these stockholders an amount that would approximate the expected investment tax credit. This return of capital was in the form of notes payable to stockholders described above.
7. ACQUISITION
     On April 14, 1993, Interactive Networks Incorporated ("INI") entered into an agreement with Clearing Systems, Inc. ("CSI"), a Delaware corporation, whereby 816,902 shares of INI stock were exchanged for certain assets and assumption of certain liabilities of CSI. The assets acquired by INI included the following:
                                      F-23

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
7. ACQUISITION -- Continued

  Cash...................................................................................   $    449
  Deposit on cabinetry for interactive terminals and network equipment...................     14,500
  Prepayment of lease on facilities......................................................     30,000
  Communication equipment................................................................      8,060
  Accounts receivable....................................................................         95
  Purchased technology, research and development.........................................    611,471
                                                                                             664,575
Liabilities of CSI that were assumed by INI are as follows:
  Demand note payable to members of the Investors Group..................................    610,000
  Accounts payable.......................................................................     40,000
  Note payable -- communication equipment................................................      4,575
                                                                                             654,575
Consideration for the 816,902 shares of common stock issued..............................   $ 10,000

     The market value of the acquired technology, research and development of $611,471 was expensed during the period ending September 30, 1993. The Company has incurred additional research and development costs redesigning and refining the technology and systems acquired from CSI, as indicated in Note 2.
8. INCOME TAXES
     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the use of the "asset and liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences relating to utilization of net operating loss ("NOL") carryforwards of approximately $8.3 million resulted in a deferred tax asset of approximately $2.8 million. The deferred tax asset has been reduced by an equal, offsetting valuation allowance of approximately $2.8 million due to both the uncertainty of future income and limitations on the use of the NOL carryforwards due to changes in control resulting from equity transactions. Accordingly, no net deferred tax asset is recorded at September 30, 1995 or 1994. The net operating loss carryforwards, as well as research and development credits, which can be applied against future taxable income and income taxes, expire in years through 2010.
9. 1994 STOCK COMPENSATION PLAN
     In April 1994, the Company adopted the 1994 Stock Compensation Plan (the "Plan"), which authorizes a committee named by the Board of Directors to grant options to purchase up to 200,000 shares of the Company's common stock to officers, founders, key employees and directors of the Company at exercise prices not less than the fair market value of the stock at the date of grant. During fiscal 1995, the number of shares eligible to be granted was increased to 430,000. Options granted may be either qualified incentive stock options under the Internal Revenue Code of 1986, as amended, or nonqualified stock options. The Plan will expire on April 19, 2004.
     In April 1994, the Company granted qualified options to purchase 25,000 shares of the Company's common stock at an exercise price of $1.86 per share (which, in the opinion of management, represented the fair market value of such stock at the date of grant) to an officer of the Company. These options vest over a five year period beginning with the end of this officer's second year of employment with the Company (August 1995). At September 30, 1995, none of these options were exercised and 6,250 were exercisable.
                                      F-24

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
9. 1994 STOCK COMPENSATION PLAN -- Continued
     In August 1994, the Company granted nonqualified stock options to purchase a total of 18,000 shares of common stock at $5.00 per share. Of these options, 16,000 were granted to nonemployee directors of the Company and 2,000 were granted to employee directors of the Company. At September 30, 1995 none of these options were exercised and all were exercisable.
     During the year ended September 30, 1995, the Company granted qualified options to purchase a total of 45,000 shares of common stock, of which options to purchase 15,000 shares were canceled in February 1996 concurrent with the issuance of 7,500 nonqualified stock options, at $5.00 per share. These options were granted to certain officers of the Company. At September 30, 1995, none of the remaining options were exercisable.
     Additionally, during the year ended September 30, 1995, the Company granted qualified options to purchase a total of 96,000 shares of common stock, of which options to purchase 8,000 shares were canceled. The exercise price for these options (net of the 8,000 options canceled) is $5.00 for 53,000 options and $5.50 for 35,000 options. These options were granted to certain key employees of the Company. At September 30, 1995, none of these options were exercisable.
     In March 1995, the Company granted nonqualified stock options to purchase a total of 60,000 shares of common stock at $5.00 per share to certain nonemployee directors of the Company. At September 30, 1995 none of these options were exercised and all were exercisable.
     In April 1995, the Company granted nonqualified stock options to purchase a total of 30,000 shares of common stock at $5.00 per share. These options were granted to certain consultants of the Company. At September 30, 1995, none of these options were exercised and all were exercisable.
     Subsequent to September 30, 1995 and prior to April 15, 1996, the Company granted qualified options to purchase a total of 65,000 shares of common stock at $5.50 per share. These options were granted to certain employees of the Company, as well as an employee of Vanguard.
10. ISSUANCE OF WARRANTS WITH SHARES
     In May 1995, the Company issued 400,000 shares of common stock to an investor at $5 per share. In addition, with the issuance of these shares, the Company also issued to the same investor a warrant to purchase up to an additional 400,000 shares of the Company's common stock at the agreed-upon fair market value of such stock at the time of exercise. This warrant agreement contains an anti-dilution clause which provides for adjustments to the number of shares eligible to be purchased to maintain the number of shares at approximately 10.3% of the Company's outstanding common stock. The warrant expires on the earlier of (i) May 5, 2005 or (ii) the consummation of an initial public offering by the Company.
     On May 8, 1995, the Company entered into a registration rights agreement with the same investor. This agreement provides certain registration rights to the investor in the event of a public offering of the Company's securities.
11. COMMITMENTS AND CONTINGENCIES
Agreement with CSI
     Pursuant to an agreement with CSI, the Company was required, subsequent to September 30, 1995, to pay a consulting fee to CSI of $375,000 in the form of an 8.5% convertible note payable. Of this amount, subsequent to September 30, 1995, the Company has paid $109,250, and $265,750, which is convertible to common stock at $5.50 per share, is due in installments on June 30, 1996 ($19,250) and December 28, 1998 ($246,500).
                                      F-25

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
11. COMMITMENTS AND CONTINGENCIES -- Continued
Consulting Agreement with Vanguard Cellular Systems, Inc. ("Vanguard")
     The Company entered into a consulting agreement with Vanguard pursuant to which an employee of Vanguard began to serve as Chief Operating Officer of the Company and Vanguard provided other consulting services requested by the Company. Pursuant to the agreement, the Company will reimburse Vanguard for its costs of providing such services in the amount of approximately $13,000 per month.
Commitments for Technology
     The Company has commitments for use of technology for which it has agreed to pay minimum fees of $20,000 and $16,000 per month as of September 30, 1995 and 1994, respectively. Future commitments are expected to be paid at least through November 2003 and are subject to increases based upon the amount of revenue generated from this technology. Aggregate technology commitments charged to operations for these agreements in the years ended September 30, 1995 and 1994 and for the period from February 25, 1993 (Date of Inception) to September 30, 1993 were $265,465, $200,000 and $100,000, respectively, and are included in selling, general and administrative expenses.
Lease Commitments
     The Company is also obligated under noncancelable operating leases expiring through fiscal year 2000, covering premises and equipment with minimum rentals of:

1996.........................................................................   $249,256
1997.........................................................................    264,644
1998.........................................................................    274,669
1999.........................................................................    278,396
2000.........................................................................     69,401

     Rent expense of $218,243, $93,817 and $40,289 was recognized for the years ended September 30, 1995 and September 30, 1994 and for the period from February 25, 1993 (Date of Inception) to September 30, 1993, respectively, and is included in selling, general and administrative expenses.
12. FORFEITURE OF SHARES
     In September 1994, a stockholder agreed to forfeit 10,000 shares of the Company's common stock for failure to fulfill an obligation to invest additional capital in the Company. The forfeiture did not reduce the amount of the stockholder's financial investment in the Company at that time, but did reduce the number of shares issued to this individual. These shares were subsequently reissued to two other individuals at $5.00 per share. In December 1994, the same stockholder agreed to forfeit an additional 18,000 shares of the Company's common stock for failure to fulfill an obligation to invest additional capital in the Company. Upon this forfeiture, the investor's equity in the Company was reduced in the total amount of $140,000, representing the value of 28,000 shares of common stock at $5.00 per share.
13. SUBSEQUENT EVENTS
Private Placement
     In October 1995, the Company approved an offering of up to $15,000,000 of its common stock at $5.50 per share, with agreements for up to $8,000,000 to be invested by one investor as part of a concurrent offering of up to $7,000,000 to other accredited investors at the same price per share. In connection with this offering, the Company will issue warrants to purchase additional common shares equal to up to 10% of the shares purchased by investors who make certain minimum investments. The Company's board of directors has since increased the amount of common stock proposed to be offered to a range from $17 million to $20 million. Since the effective date of this
                                      F-26

             INTER(Bullet)ACT SYSTEMS, INCORPORATED AND SUBSIDIARY
                         (A Development Stage Company)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
13. SUBSEQUENT EVENTS -- Continued
agreement, investors have purchased common shares for net proceeds in the amount of approximately $18,100,000. Furthermore, the Company has entered into registration rights agreements with two significant investors providing for certain registration rights in the event of a public offering of the Company's securities.
  Litigation
     The Company has settled a lawsuit which was commenced in July 1996. This settlement requires the Company to pay an aggregate of $400,000 by January 1997, $350,000 of which is expected to be paid in fiscal 1996.
                                      F-27

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INTER(BULLET)ACT OR ANY OF THE INITIAL PURCHASERS. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INTER(BULLET)ACT SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                               TABLE OF CONTENTS


                                                        PAGE
Risk Factors..........................................    9
The Exchange Offer....................................   15
Use of Proceeds.......................................   20
Capitalization........................................   20
Selected Consolidated Financial Data..................   21
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.................   22
Business..............................................   26
Management............................................   41
Principal Shareholders................................   46
Certain Transactions..................................   48
Description of New Notes..............................   51
Certain Federal Income Tax Considerations.............   73
Plan of Distribution..................................   77
Legal Opinions........................................   77
Independent Auditors..................................   77
Index to Financial Statements.........................  F-1


INTER(BULLET)ACT SYSTEMS, INCORPORATED
OFFER TO EXCHANGE ITS 14% SENIOR DISCOUNT NOTES DUE 2003 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL 14% SENIOR DISCOUNT NOTES DUE 2003

                   (Inter(Bullet)Act logo appears here)


PROSPECTUS
                        , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VIII of the Company's Bylaws provides:

                                 "ARTICLE VIII

                                INDEMNIFICATION

     1. EXTENT. In addition to the indemnification otherwise provided by law, the corporation shall indemnify and hold harmless its directors and Indemnified Officers (as hereinafter defined) against liability and expenses in any proceeding, including reasonable attorneys' fees, arising out of their status as directors or officers or their activities in any of such capacities or in any capacity in which any of them is or was serving, at the corporation's request, in another corporation, partnership, joint venture, trust or other enterprise, and the corporation shall indemnify and hold harmless those directors and officers who are deemed to be fiduciaries of the corporation's present and future employee pension and welfare benefit plans as defined under the Employee Retirement Income Security Act of 1974, as amended ("ERISA fiduciaries"), against liability and expenses in any proceeding including reasonable attorneys' fees, arising out of their status or activities as ERISA fiduciaries; provided, however, that the corporation shall not indemnify a director or Indemnified Officer against liability or litigation expense that he may incur on account of his activities that at the time taken were not in good faith, were known or reasonably should have been known by him to be clearly in conflict with the best interests of the corporation, or that he had reason to believe was unlawful, and the corporation shall not indemnify an ERISA fiduciary against any liability or litigation expense that he may incur on account of his activities that at the time taken were known or reasonably should have been known by him to be clearly in conflict with the best interests of the employee benefit plan to which the activities relate. The corporation shall also indemnify the director, Indemnified Officer or ERISA fiduciary for reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted herein, if it is determined in accordance with Section 2 of this Article that the director, officer or ERISA fiduciary is entitled to indemnification hereunder.

     2. DETERMINATION. Any indemnification under Section 1 of this Article shall be paid by the corporation in any specific case only after a determination that the director, Indemnified Officer or ERISA fiduciary did not act in a manner, at the time the activities were taken, that was known or reasonably should have been known by him to be clearly in conflict with the best interests of the corporation, or the employee benefit plan to which the activities relate, as the case may be. Such determination shall be made (a) by the affirmative vote of a majority (but not less than two) of directors who are or were not parties to such action, suit or proceeding or against whom any such claim is asserted ("disinterested directors") even though less than a quorum, or (b) if a majority (but not less than two) of disinterested directors so direct, by independent legal counsel in a written opinion, or (c) by the vote of the shares representing a majority of the outstanding votes entitled to be cast other than those owned or controlled by directors or officers who were parties to such action, suit or proceeding or against whom such claim is asserted, or by a unanimous vote of all the votes entitled to be cast, or (d) by a court of competent jurisdiction.

     3. ADVANCED EXPENSES. Expenses incurred by a director, Indemnified Officer or ERISA fiduciary in defending a civil or criminal claim, action, suit or proceeding may, upon approval of a majority (but not less than two) of the disinterested directors, even though less than a quorum, or, if there are less than two disinterested directors, upon unanimous approval of the Board of Directors, be paid by the corporation in advance of the final disposition of such claim, action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, Indemnified Officer or ERISA fiduciary to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified against such expenses by the corporation.

     4. CORPORATION. For purposes of this Article, references to directors of the "corporation" shall be deemed to include directors, officers and ERISA fiduciaries of Inter(Bullet)Act Systems, Incorporated, its subsidiaries, and all constituent corporations absorbed into Inter(Bullet)Act Systems, Incorporated or any of its subsidiaries by a consolidation or merger.

     5. INDEMNIFIED OFFICER. For purposes of the Article, "Indemnified Officer" shall mean all executive officers of the corporation who are also directors of the corporation, the Treasurer of the corporation and any other officer who is designated by the Board of Directors as an Indemnified Officer.

     6. RELIANCE AND CONSIDERATION. Any director, Indemnified Officer, or ERISA fiduciary who at any time after the adoption of this Bylaw serves or has served in any of the aforesaid capacities for or on behalf of the corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Such right shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from the provision of this Bylaw. No amendment, modification or repeal of this
Article VIII shall adversely affect the right of any director, Indemnified Officer or ERISA fiduciary to indemnification hereunder with respect to any activities occurring prior to the time of such amendment, modification or repeal.

     7. INSURANCE. The corporation may purchase and maintain insurance on behalf of its directors, officers, employees and agents and those persons who were serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of, or in some other capacity in, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article or otherwise. Any full or partial payment made by an insurance company under any insurance policy covering any director, officer, employee or agent made to or on behalf of a person entitled to indemnification under this Article shall relieve the corporation of its liability for indemnification provided for in this Article or otherwise to the extent of such payment, and no insurer shall have a right of subrogation against the corporation with respect to such payment."

     The North Carolina General Statutes contain provisions prescribing the extent to which directors and officers shall or may be indemnified. These statutory provisions are set forth below:

                      CH. 55 N.C. BUSINESS CORPORATION ACT

                            PART 5. INDEMNIFICATION.

  (SECTION MARK) 55-8-50. POLICY STATEMENT AND DEFINITIONS.

     (a) It is the public policy of this State to enable corporations organized under this Chapter to attract and maintain responsible, qualified directors, officers, employees and agents, and, to that end, to permit corporations organized under this Chapter to allocate the risk of personal liability of directors, officers, employees and agents through indemnification and insurance as authorized in this Part.

     (b) Definitions in this Part:

          (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

          (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

          (3) "Expenses" means expenses of every kind incurred in defending a proceeding, including counsel fees.

          (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

          (5) "Official capacity" means: (i) when used with respect to a director, the office of director in a corporation; and (ii) when used with respect to an individual other than a director, as contemplated in G.S. 55-8-56, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for an other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

          (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

          (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

  (SECTION MARK) 55-8-51. AUTHORITY TO INDEMNIFY.

     (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

          (1) He conducted himself in good faith; and

          (2) He reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and

          (3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

     (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (d) A corporation may not indemnify a director under this section:

          (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

          (2) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding.

     (f) The authorization, approval or favorable recommendation by the board of directors of a corporation of indemnification, as permitted by this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such indemnification shall be void or voidable on such ground.

  (SECTION MARK) 55-8-52. MANDATORY INDEMNIFICATION.

     Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

  (SECTION MARK) 55-8-53. ADVANCE FOR EXPENSES.

     Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of the director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses.

  (SECTION MARK) 55-8-54. COURT-ORDERED INDEMNIFICATION.

     Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

     (1) The director is entitled to mandatory indemnification under G.S. 55-8-52, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

     (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in G.S. 55-8-51 or was adjudged liable as described in G.S. 55-8-51(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

  (SECTION MARK) 55-8-55. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

     (a) A corporation may not indemnify a director under G.S. 55-8-51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in G.S. 55-8-51.

     (b) The determination shall be made:

          (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

          (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

          (3) By special legal counsel (i) selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or (ii) if a quorum of the board of directors cannot be obtained under subdivision
     (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

          (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

     (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(b)(3) to select counsel.

  (SECTION MARK) 55-8-56. INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.

     Unless a corporation's articles of incorporation provide otherwise:

     (1) An officer of the corporation is entitled to mandatory indemnification under G.S. 55-8-52, and is entitled to apply for court-ordered indemnification under G.S. 55-8-54, in each case to the same extent as a director.

     (2) The corporation may indemnify and advance expenses under this Part to an officer, employee, or agent of the corporation to the same extent as to a director; and

     (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

  (SECTION MARK) 55-8-57. ADDITIONAL INDEMNIFICATION AND INSURANCE.

     (a) In addition to and separate and apart from the indemnification provided for in G.S. 55-8-51, 55-8-52, 55-8-54, 55-8-55 and 55-8-56, a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Any provision in any articles of incorporation, bylaw, contract, or resolution permitted under this section may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

     (b) The authorization, adoption, approval, or favorable recommendation by the board of directors of a public corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation or bylaw provision or contract or resolution shall be void or voidable on such grounds. The authorization, adoption, approval, or favorable recommendation by the board of directors of a nonpublic corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, which occurred prior to July 1, 1990, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation, bylaw provision, contract or resolution shall be void or voidable on such grounds. Except as permitted in G.S. 55-8-31, no such bylaw, contract, or resolution not adopted, authorized, approved or ratified by shareholders shall be effective as to claims made or liabilities asserted against any director prior to its adoption, authorization, or approval by the board of directors.

     (c) A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under any provision of this Chapter.

  (SECTION MARK) 55-8-58. APPLICATION OF PART.

     (a) If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

     (b) This Part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

     (c) This Part shall not affect rights or liabilities arising out of acts or omissions occurring before July 1, 1990.

ITEM 21. EXHIBITS.

     The following exhibits are filed as part of the Registration Statement:


EXHIBIT NO.   DESCRIPTION
   *1         Purchase Agreement dated July 30, 1996, between the Company and the Initial Purchasers.
   *3(a)      Articles of Incorporation of the Company, with amendments, through June 12, 1996.
   *3(b)      Bylaws of the Company, as amended, through June 12, 1996.
   *4(a)      Specimen Certificate of the Company's Common Stock.
   *4(b)      Indenture dated August 1, 1996, between the Company and Fleet National Bank, as trustee, relating to $142,000,000 in principal amount of 14% Senior Discount Notes due 2003.
    5         Form of Opinion of Schell Bray Aycock Abel & Livingston, P.L.L.C. as to legality of securities.
    8         Form of Tax Opinion of Schell Bray Aycock Abel & Livingston, P.L.L.C.
   *10(a)     Management Services Agreement dated June 17, 1996, between the Company and Vanguard Cellular Systems, Inc.
   *10(b)     Consulting Agreement dated January, 1996, between the Company and Vanguard Cellular Systems, Inc.

EXHIBIT NO.   DESCRIPTION
   *10(c)  Registration Rights Agreement dated May 5, 1995, between the Company and Vanguard Cellular Systems, Inc.

   *10(d)  Amendment No. 1 to Registration Rights Agreement dated October, 1995, between the Company and Vanguard Cellular
           Systems, Inc.
   *10(e)  Registration Rights Agreement dated March, 1996 between the Company and Toronto Dominion Investments, Inc.
   *10(f)  Subscription Agreement dated October, 1995, between the Company and Vanguard Cellular Systems, Inc.
   *10(g)  Company's 1996 Nonqualified Stock Option Plan.
   *10(h)  Form of Nonqualified Stock Option Agreement.
   *10(i)  Company's 1994 Stock Compensation Plan.
   *10(j)  Form of Incentive Stock Option Agreement.
   *10(k)  Amended and Restated Common Stock Purchase Warrant granted to Vanguard Cellular Operating Corp.
   *10(l)  Warrant Agreement dated August 1, 1996, between the Company and Fleet National Bank, as Warrant Agent.
   *10(m)  Shareholders' Agreement dated April 16, 1993, between the Company and its shareholders.
   *10(n)  Amendment No. 1 to Shareholders' Agreement dated June 17, 1994, between the Company and its shareholders.
   *10(o)  Exchange and Registration Rights Agreement dated July 30, 1996, between the Company and the Initial Purchasers.
   *10(p)  Kiosk Agreement dated September 3, 1996 between the Company and Coleman Research Corporation.
   10(q)   Assignment of License Agreement dated June 15, 1993 among Gerald Singer and Arthur Murphy as Licensors, Michael
           R. Jones as Licensee and Network Licensing, Inc. as Assignee.
   10(r)   Security Agreement dated June 16, 1993 between Michael R. Jones and Network Licensing, Inc.
   10(s)   Sublicense dated June 16, 1993 between Network Licensing, Inc. and the Registrant.
   10(t)   Settlement Agreement and Mutual General Release dated as of September 6, 1994 among Gerald R. Singer, Arthur J.
           Murphy, Lenora Singer, Joan Murphy, Network Licensing, Inc. and the Registrant.
   10(u)   Amended and Restated Patent Rights Assignment/Consulting Agreement dated as of March 29, 1995 between Joseph F.
           Stratton and the Registrant.
   10(v)   Agreement Regarding Licensing Matters dated as of January 22, 1996 among Michael R. Jones, Networking Licensing,
           Inc. and the Registrant.
   10(w)   Letter Agreement dated July 22, 1996 between Gerald Singer, Arthur J. Murphy and the Registrant.
   10(x)   Assignment dated as of July 23, 1996 from Networking Licensing, Inc. to the Registrant.
   *12     Calculation of deficiency of earnings available to cover fixed charges.
   15      Letter of Arthur Andersen LLP re Unaudited Interim Financial Information
   *21     List of Subsidiaries of the Company.
   23(a)   Consent of Arthur Andersen LLP.
   23(b)   Consent of Schell Bray Aycock Abel & Livingston P.L.L.C. is contained in its opinion included as Exhibit 5.
   *24     Power of Attorney is contained on the signature page of this registration statement.
   *25     Statement of Eligibility of Trustee.
   *27     Financial Data Schedule.
   *99(a)  Form of Letter of Transmittal.
   *99(b)  Form of Notice of Guaranteed Delivery.
   *99(c)  Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
   *99(d)  Form of Letter to Clients.



* Previously filed.

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in response to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     For purposes of determining any liability under the Securities Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 403A and contained in a form of prospectus filed by the registrant under rule 424(b)(1), or (4) or 497(h) under the Securities Act ((section mark)(section mark)230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

     For purposes of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on October 30, 1996.


                                         INTER(BULLET)ACT SYSTEMS, INCORPORATED

                                         By: /s/      STEPHEN R. LEEOLOU
                                               STEPHEN R. LEEOLOU, CHAIRMAN
                                                 OF THE BOARD OF DIRECTORS
                                                AND CHIEF EXECUTIVE OFFICER


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                      SIGNATURE                                            TITLE                               DATE

          /s/            STEPHEN R. LEEOLOU             Chairman of the Board of Directors, Chief        October 30, 1996
                                                          Executive Officer and Treasurer
                  STEPHEN R. LEEOLOU

          /s/             ARETAS E. STEARNS             President, Chief Operating Officer and           October 30, 1996
                                                          Director
                  ARETAS E. STEARNS

         /s/             RICHARD A. VINCHESI            Vice President and Chief Financial Officer       October 30, 1996
                                                          (principal accounting and principal
                 RICHARD A. VINCHESI                      financial officer)

              /s/                      *                Vice Chairman of the Board of Directors          October 30, 1996
                  WILLIAM F. PENWELL

              /s/                      *                Director                                         October 30, 1996
                     PAUL A. NASH

              /s/                      *                Director                                         October 30, 1996
                 ROBERT M. DEMICHELE

              /s/                      *                Director                                         October 30, 1996
               WILLIAM P. EMERSON, JR.

             /s/                       *                Director                                         October 30, 1996
                  HAYNES G. GRIFFIN

              /s/                      *                Director                                         October 30, 1996
                 RICHARD P. LUDINGTON

              /s/                      *                Director                                         October 30, 1996
              L. RICHARDSON PREYER, JR.

              /s/                      *                Director                                         October 30, 1996
                    BRIAN A. RICH

                      SIGNATURE                                             TITLE                               DATE

              /s/                      *                Director                                          October 30, 1996
                 STUART S. RICHARDSON

              /s/                      *                Director                                          October 30, 1996
                 ROBERT A. SILVERBERG



* Stephen R. Leeolou, by signing his name hereto, does sign this document on behalf of the person indicated above pursuant to a Power of Attorney duly executed by such person and filed with the Securities and Exchange Commission.



         By:/s/            Stephen R. Leeolou
                 STEPHEN R. LEEOLOU,
                   ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


EXHIBIT NO.   DESCRIPTION                                                                                            SEQUENTIAL
   *1         Purchase Agreement dated July 30, 1996, between the Company and the Initial Purchasers.
   *3(a)      Articles of Incorporation of the Company, with amendments, through June 12, 1996.
   *3(b)      Bylaws of the Company, as amended, through June 12, 1996.
   *4(a)      Specimen Certificate of the Company's Common Stock.
   *4(b)      Indenture dated August 1, 1996, between the Company and Fleet National Bank, as trustee, relating to
                $142,000,000 in principal amount of 14% Senior Discount Notes due 2003.
    5         Form of Opinion of Schell Bray Aycock Abel & Livingston, P.L.L.C. as to legality of securities.
    8         Form of Tax Opinion of Schell Bray Aycock Abel & Livingston, P.L.L.C.
   *10(a)     Management Services Agreement dated June 17, 1996, between the Company and Vanguard Cellular
                Systems, Inc.
   *10(b)     Consulting Agreement dated January, 1996, between the Company and Vanguard Cellular Systems, Inc.
   *10(c)     Registration Rights Agreement dated May 5, 1995, between the Company and Vanguard Cellular Systems,
                Inc.
   *10(d)     Amendment No. 1 to Registration Rights Agreement dated October, 1995, between the Company and
                Vanguard Cellular Systems, Inc.
   *10(e)     Registration Rights Agreement dated March, 1996 between the Company and Toronto Dominion
                Investments, Inc.
   *10(f)     Subscription Agreement dated October, 1995, between the Company and Vanguard Cellular Systems, Inc.
   *10(g)     Company's 1996 Nonqualified Stock Option Plan.
   *10(h)     Form of Nonqualified Stock Option Agreement.
   *10(i)     Company's 1994 Stock Compensation Plan.
   *10(j)     Form of Incentive Stock Option Agreement.
   *10(k)     Amended and Restated Common Stock Purchase Warrant granted to Vanguard Cellular Operating Corp.
   *10(l)     Warrant Agreement dated August 1, 1996, between the Company and Fleet National Bank, as Warrant
                Agent.
   *10(m)     Shareholders' Agreement dated April 16, 1993, between the Company and its shareholders.
   *10(n)     Amendment No. 1 to Shareholders' Agreement dated June 17, 1994, between the Company and its shareholders.
   *10(o)     Exchange and Registration Rights Agreement dated July 30, 1996, between the Company and the Initial
                Purchasers.
   *10(p)     Kiosk Agreement dated September 3, 1996 between the Company and Coleman Research Corporation.
   10(q)      Assignment of License Agreement dated June 15, 1993 among Gerald Singer and Arthur Murphy as
                Licensors, Michael R. Jones as Licensee and Network Licensing, Inc. as Assignee.
   10(r)      Security Agreement dated June 16, 1993 between Michael R. Jones and Network Licensing, Inc.
   10(s)      Sublicense dated June 16, 1993 between Network Licensing, Inc. and the Registrant.
   10(t)      Settlement Agreement and Mutual General Release dated as of September 6, 1994 among Gerald R.
                Singer, Arthur J. Murphy, Lenora Singer, Joan Murphy, Network Licensing, Inc. and the Registrant.
   10(u)      Amended and Restated Patent Rights Assignment/Consulting Agreement dated as of March 29, 1995 between Joseph F. Stratton and the Registrant.
   10(v)      Agreement Regarding Licensing Matters dated as of January 22, 1996 among Michael R. Jones,
                Networking Licensing, Inc. and the Registrant.
   10(w)      Letter Agreement dated July 22, 1996 between Gerald Singer, Arthur J. Murphy and the Registrant.
   10(x)      Assignment dated as of July 23, 1996 from Networking Licensing, Inc. to the Registrant.
   *12        Calculation of deficiency of earnings available to cover fixed charges.
   15         Letter of Arthur Andersen LLP re Unaudited Interim Financial Information
   *21        List of Subsidiaries of the Company.
   23(a)      Consent of Arthur Andersen LLP.

EXHIBIT NO.   DESCRIPTION                                                                                            SEQUENTIAL
   23(b)      Consent of Schell Bray Aycock Abel & Livingston P.L.L.C. is contained in its opinion included as
                Exhibit 5.
   *24        Power of Attorney is contained on the signature page of this registration statement.
   *25        Statement of Eligibility of Trustee.
   *27        Financial Data Schedule.
   *99(a)     Form of Letter of Transmittal.
   *99(b)     Form of Notice of Guaranteed Delivery.
   *99(c)     Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
   *99(d)     Form of Letter to Clients.



* Previously filed.